As filed with the Securities and Exchange Commission on August 9, 2024

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CXApp Inc.
(Exact name of registrant as specified in its charter)

Delaware	7370	85-2104918
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Four Palo Alto Square, Suite 200, 3000 El Camino Real Palo Alto, CA 94306 (650) 575-4456
(Address and telephone number of registrant’s principal executive offices and principal place of business)

Khurram P. Sheikh Chairman, Chief Executive Officer CXApp Inc. Four Palo Alto Square, Suite 200, 3000 El Camino Real Palo Alto, CA 94306 (650) 575-4456	Copy to: Michael J. Mies, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Ave, Suite 1400 Palo Alto, CA 94301 (650) 470-4500

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in this Registration Statement on Form S-1 (the “Registration Statement”) is a combined prospectus (the “Combined Prospectus”) relating to the following securities of CXApp Inc. (the “Registrant”) being registered on this Registration Statement and previously registered on the Registrant’s Registration Statement on Form S-1 (File No. 333-271340), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 3, 2023 (as amended, the “Prior Registration Statement”):

(i)	40,000 shares of common stock, par value $0.0001 per share (the “common stock”) being newly registered for resale by certain selling securityholder and the resale by certain selling securityholder of up to 3,009,000 shares of common stock under this Registration Statement, as described in the Combined Prospectus;

(ii)	up to 31,057,776 shares of common stock and 10,280,000 private placement warrants previously registered for resale pursuant to the Prior Registration Statement which were previously issued to certain of the selling securityholders, of which 24,080,000 represents the shares of common stock underlying the private placement warrants and public warrants.

Pursuant to Rule 429 under the Securities Act, this Registration Statement upon effectiveness will serve as a post-effective amendment to the Prior Registration Statement. Such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of, and Rule 429 under, the Securities Act.

CXAPP INC.

RESALE OF UP TO 10,026,776 SHARES OF COMMON STOCK
10,280,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
24,080,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS
BY THE SELLING SECURITYHOLDERS

This prospectus relates to (i) the resale of up to 6,977,776 shares of common stock, par value $0.0001 per share (the “common stock”) previously issued to certain of the selling securityholders named in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”) at a price of approximately $0.004 per share, (ii) the resale of up to 10,280,000 private placement warrants to purchase common stock at an exercise price of $11.50 per share, which were originally issued to our Sponsor (as defined below) and the Direct Anchor Investors (as defined below) in a private placement at a price of $1.00 per private placement warrant, (iii) 24,080,000 shares of common stock reserved for issuance upon the exercise of warrants to purchase common stock, which are comprised of 13,800,000 shares of common stock issuable upon exercise of the public warrants and 10,280,000 shares of common stock issuable upon exercise of the private placement warrants, and (iv) the resale of up to 10,280,000 shares of common stock issuable upon exercise of the private warrants held by KINS Capital LLC (“Sponsor”), its affiliates and certain funds and accounts managed by BlackRock, Inc. (the “Direct Anchor Investors”). The public warrants were initially included in the units issued in connection with the initial public offering of KINS (as defined below), which comprised one share of Class A common stock and one-half of a redeemable warrant.

This prospectus also relates to (i) the resale from time to time of up to 40,000 shares of common stock by Streeterville Capital, LLC (“Streeterville”), or a Selling Securityholder, which were issued pursuant to that certain Securities Purchase Agreement, dated as of May 22, 2024 (the “Securities Purchase Agreement”), by and between CXApp and Streeterville, and (ii) the resale from time to time of up to 3,009,000 shares of common stock by Streeterville, or a Selling Securityholder, that Streeterville may, at their sole discretion, take delivery of in satisfaction of an outstanding balance of a pre-paid purchase according to the terms of the pre-paid purchase, and the Company will issue to Streeterville pursuant to the Securities Purchase Agreement, subject to certain limitations.

On March 14, 2023, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 25, 2022 (the “Merger Agreement”), by and among KINS Technology Group Inc., a Delaware corporation (“KINS”), KINS Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of KINS (“Merger Sub”), CXApp Holding Corp., a Delaware corporation (“Legacy CXApp”) and Inpixon, a Nevada corporation and parent company of Legacy CXApp (“Inpixon”). As contemplated by the Merger Agreement, Merger Sub merged with and into Legacy CXApp, the separate corporate existence of Merger Sub ceased and Legacy CXApp survived as a wholly owned subsidiary of KINS (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). Following the closing of the Merger, KINS changed its name to CXApp Inc. (“CXApp”).

We are registering the resale of shares of common stock and warrants as required by (i) the registration rights agreement, dated as of December 14, 2020 (the “Registration Rights Agreement”), entered into by and among KINS, Sponsor and certain funds and accounts managed by BlackRock, Inc. (the “Direct Anchor Investors”) and (ii) the subscription agreements entered into by and among KINS, Sponsor and Direct Anchor Investors relating to the purchase of shares of common stock in private placements consummated in connection with the Business Combination.

We are also registering the resale of 100,000 shares of common stock held in private placements by BTIG, LLC (“BTIG”). BTIG entered into a letter agreement with KINS on March 14, 2023, to provide strategic and capital markets advisory services to KINS (and following the Business Combination, CXApp) (the “Advisory Agreement”). The services to be provided by BTIG pursuant to the Advisory Agreement include providing market and trading color and feedback, capital markets analysis and strategic advice, institutional shareholder targeting, introduction and feedback and such other advisory services as the parties may from time to time agree upon. The services are to be provided by BTIG over the one-year term of the Advisory Agreement. BTIG agreed to accept 100,000 shares of KINS’ stock as the fee for its services pursuant to the Advisory Agreement. The approximate cash equivalent of BTIG’s fee, and thus the approximate value of BTIG’s services pursuant to the Advisory Agreement, may be implied by reference to the market price of KINS’ stock at the time the Advisory Agreement was entered into. The closing price of KINS’ stock on Nasdaq on the day the Advisory Agreement was entered into was $9.94. Therefore, the implied value of BTIG’s services pursuant to the Advisory Agreement is approximately $994,000. The Advisory Agreement was entered into on the date of the consummation of the Business Combination and on the following day, the first day of trading after the Business Combination, the closing price of the Company’s common stock was $4.10.

We are also registering the resale of 40,000 shares of common stock held in a private placement by Streeterville and the resale from time to time of up to 3,009,000 shares of common stock by Streeterville pursuant to the Securities Purchase Agreement. Under the Securities Purchase Agreement, the Company may issue and sell one or more pre-paid purchases in the form substantially similar to exhibit attached thereto (each, a “Pre-Paid Purchase”), in the aggregate purchase amount of up to $10 million. Upon the terms and subject to the conditions of a Pre-Paid Purchase, Streeterville, at its sole discretion, has the right, but not the obligation, to take delivery of shares from the Company, and Company will issue to Streeterville, shares of common stock in satisfaction of all or a portion of the outstanding balance of a Pre-Paid Purchase, up to 3,009,000 shares of common stock, but not exceeding the outstanding balance (the “Purchase Shares”). Any delivery of the 3,009,000 Purchase Shares registered for resale hereunder will reduce the outstanding balance of any Pre-Paid Purchase at a rate that will depend upon the timing of a delivery request by Streeterville and will fluctuate based on the trading price of our common stock. The number of shares of common stock that may actually be acquired by Streeterville pursuant to the Securities Purchase Agreement is not currently known and is subject to satisfaction of certain conditions and other limitations, including the limitation that the Company shall not effect the issuance of shares that would cause Streeterville to beneficially own a number of common stock exceeding 9.99% of the number of common stock outstanding on such date as set forth in the Securities Purchase Agreement.

Due to the significant number of redemptions of our Class A common stock in connection with our Business Combination, the shares of common stock being registered for issuance or resale are anticipated to constitute a considerable percentage of our public float. Additionally, all the shares of common stock being registered for resale were purchased by the Selling Securityholders for prices considerably below the current market price of our Class A common stock. This discrepancy in purchase prices may have an impact on the market perception of the stock’s value and could contribute to potential downward pressure on the public trading price of our Class A common stock. The registration of these shares for issuance or resale creates the possibility of a significant increase in the supply of our Class A common stock in the market. The increased supply, coupled with the potential disparity in purchase prices, may lead to heightened selling pressure, which could negatively affect the public trading price of our Class A common stock. We will not receive the proceeds from the resale of the shares of common stock by the Selling Securityholders.

The exercise price of the warrants, in certain circumstances, may be higher than the prevailing market price of the underlying securities. The exercise price of the warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying securities is lower than the exercise price. The cash proceeds associated with the exercise of warrants to purchase our common stock are contingent upon our stock price. The value of our common stock may fluctuate and may not align with the exercise price of the warrants at any given time. If the warrants are “out of the money,” meaning the exercise price is higher than the market price of our common stock, there is a high likelihood that warrant holders may choose not to exercise their warrants. As a result, we may not receive any proceeds from the exercise of such warrants.

Furthermore, with regard to the private placement warrants, it is possible that we may not receive cash upon their exercise since these warrants may be exercised on a cashless basis. A cashless exercise allows warrant holders to convert the warrants into shares of our common stock without the need for a cash payment. Instead of receiving cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula or method as further described in “Description of Capital Stock” further below. As a result, the number of shares received through a cashless exercise may be lower than if the warrants were exercised on a cash basis, which could impact the value and dilution of our common stock.

We are not selling any shares of our common under this prospectus, and we will not receive any of the proceeds from the sale of shares of our common stock by the Selling Securityholders. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock and warrants. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of common stock and warrants.

Trading of our common stock and warrants began on The Nasdaq Capital Market (the “Nasdaq”) on March 15, 2023, under the new ticker symbol “CXAI” for the common stock and “CXAIW” for the warrants. Prior to the Merger, KINS’ units, Class A common stock and public warrants are publicly traded on the Nasdaq under the symbols “KINZU,” “KINZ” and “KINZW,” respectively. On August 2, 2024, the closing sale price of our common stock as reported by Nasdaq was $1.89 per share and the closing price of our warrants was $0.17 per warrant.

Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2024.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any applicable prospectus supplement prepared by us or on our behalf. Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders hereunder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the common stock or warrants offered by them described in this prospectus.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section entitled under “Where You Can Find More Information.”

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “CXApp” refer to the consolidated operations of CXApp Inc. and its subsidiaries. References to “KINS” refer to the Company prior to the consummation of the Business Combination and references to “Legacy CXApp” refer to CXApp Holding Corp. prior to the consummation of the Business Combination.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of them by, any other companies.

MARKET AND INDUSTRY DATA

This prospectus includes industry position and industry data, forecasts, market size and growth and other data that we obtained or derived from internal company reports, independent third-party publications, surveys and studies by third parties and other industry data, such as reports by research companies. Some data are also based on good faith estimates, which are derived from internal company research or analyses or review of internal company reports as well as the independent sources referred to above. Although we believe that the information on which the companies have based these estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed, and they have not independently verified any of the data from third-party sources nor have they ascertained the underlying economic assumptions relied upon therein. Information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Each publication, study and report speaks as of its original publication date (and not as of the date of this prospectus). Certain of these publications, studies and reports were published before the COVID-19 pandemic and therefore do not reflect any impact of COVID-19 on any specific market or globally. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. Among other items, certain of the market research included in this prospectus was published prior to the COVID-19 pandemic and did not anticipate the virus or the impact it has caused on our industry. We have utilized this pre-pandemic market research in the absence of updated sources.

In addition, certain information contained in this document represents our management’s estimates. While we believe our internal estimates to be reasonable, and we are not aware of any misstatements regarding the industry data presented herein, they have not been verified by any independent sources. Such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the captions “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

SELECTED DEFINITIONS

When used in this prospectus, unless the context otherwise requires:

●	“Board” refers to the board of directors of CXApp;

●	“Bylaws” refers to the existing bylaws of CXApp currently in effect;

●	“Charter” refers to the existing amended and restated certificate of incorporation of CXApp currently in effect;

●	“Class A common stock” refers to shares of Class A common stock of CXApp, par value $0.0001 per share;

●	“Class C common stock” refers to shares of Class C common stock of CXApp, par value $0.0001 per share;

●	“Closing” refers to the closing of the Merger;

●	“common stock” refers to the Class A common stock and the Class C common stock;

●	“CXApp” refers to CXApp Inc., a Delaware corporation;

●	“Design Reactor” refers to Design Reactor Inc., a California corporation, which was formerly doing business under the name “The CXApp”;

●	“DGCL” refers to the General Corporation Law of the State of Delaware;

●	“Distribution” refers to distribution of the Enterprise Apps Business to the holders of Inpixon stock and other Inpixon securities on a certain record date through the distribution of all of the outstanding shares of Legacy CXApp capital stock to holders of Inpixon stock and other Inpixon securities on a certain record date on a pro rata, one for one basis, as described in the Separation and Distribution Agreement;

●	“Distribution Time” refers to the time at which Distribution occurs, which is deemed to be 12:01 a.m., New York time on March 14, 2023;

●	“Enterprise Apps Business” refers to the business conducted by CXApp and its direct and indirect subsidiaries, including the business related to the (i) software-as-a-service app and mapping platforms which enable corporate enterprise organizations to provide a custom-branded, location-aware employee app focused on enhancing the workplace experience and hosting virtual and hybrid events, (ii) augmented reality (or AR), computer vision, localization, navigation, mapping, and 3D reconstruction technologies, and (iii) on-device “blue dot” indoor location and motion technologies;

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●	“GAAP” refers to accounting principles generally accepted in the United States of America;

●	“Inpixon” refers to Inpixon, a Nevada corporation;

●	“JOBS Act” refers to the Jumpstart Our Business Startups Act of 2012;

●	“KINS” refers to KINS Technology Group Inc., a Delaware corporation;

●	“KINS Initial Public Offering” refers to KINS’ initial public offering that was consummated on December 17, 2020;

●	“Legacy CXApp” refers to CXApp Holding Corp., a Delaware corporation, prior to the Merger;

●	“Merger” refers to the merger of Merger Sub with and into Legacy CXApp, with Legacy CXApp surviving the merger as a wholly owned subsidiary of CXApp and the other transactions contemplated by the Merger Agreement;

●	“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of September 25, 2022, by and among KINS, Merger Sub, Inpixon and Legacy CXApp, as amended and modified from time to time;

●	“Merger Sub” refers to KINS Merger Sub Inc.;

●	“Nasdaq” refers to the Nasdaq Capital Market;

●	“preferred stock” refers to shares of “blank check” preferred stock, each having a par value of $0.0001;

●	“Stockholders” refers to the stockholders of CXApp;

●	“pro forma” refers to giving pro forma effect to the Merger;

●	“Registration Rights Agreement” refers to that certain registration rights agreement, dated as of December 14, 2020, by and among KINS, the Sponsor and certain other securityholders party thereto;

●	“Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002;

●	“SEC” refers to the United States Securities and Exchange Commission;

●	“Securities Act” refers to the Securities Act of 1933, as amended;

●	“Securities Purchase Agreement” refers to the agreement, dated as of May 22, 2024, by and between CXApp and Streeterville Capital, LLC;

●	“Separation” refers to a series of transactions by Inpixon and certain of Inpixon’s subsidiaries as result of which Inpixon’s Enterprise Apps Business is held by Legacy CXApp and its subsidiaries and is separated from the remainder of Inpixon’s businesses, on the terms and subject to the conditions of the Separation and Distribution Agreement;

●	“Separation and Distribution Agreement” refers to the Separation and Distribution Agreement, dated as of September 25, 2022, by and among Inpixon, Design Reactor, CXApp and KINS, as amended and modified from time to time;

●	“Sponsor” refers to KINS Capital, LLC, a Delaware limited liability company;

●	“Subsidiary” refers to, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person; and

●	“warrants” refers to warrants to purchase one share of common stock at an exercise price of $11.50;

Cautionary Statement Regarding Forward-Looking Statements

This prospectus contains forward-looking statements and as such are not historical facts. This includes, without limitation, statements under the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding our financial position, business strategy and the plans and objectives of management for future operations. These statements constitute projections, forecasts, and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “propose,” “schedule,” “seek,” “should,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and its expectations regarding the application of, and the rate and degree of market acceptance of the our technology platform and other technologies, our expectations regarding the addressable markets for our technologies, including the growth rate of the markets in which it operates, and the potential for and timing of receipt of payments under our agreements, are forward- looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

The forward-looking statements contained in this Annual Report on Form 10-K are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

The following summarizes the risks and uncertainties that could materially adversely affect our business, financial condition, results of operation and stock price. You should read this summary together with the more detailed description of each risk factor contained below. Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us,” or “our” refer to the business of CXApp.

●	We have a history of operating losses and there is no assurance that we will ever be able to earn sufficient revenue to achieve profitability or raise additional financing to successfully operate our business plan.

●	We will need to increase the size of our organization, and we may experience difficulties in managing growth, which could hurt our financial performance.

●	Our business depends on experienced and skilled personnel, and if we are unable to attract and integrate skilled personnel, it will be more difficult for us to manage our business and complete contracts.

●	If we do not adequately protect our intellectual property rights, we may experience a loss of revenue and our operations and growth prospects may be materially harmed.

●	The market price of our common stock may be volatile and fluctuate substantially, which could cause the value of your investment to decline.

●	Changes in accounting principles and guidance, or their interpretation or implementation, may materially adversely affect our reported results of operations or financial position.

●	If we fail to meet the continued listing standards of Nasdaq, our common stock may be delisted, which could have a material adverse effect on the liquidity and market price of our common stock and expose us to litigation.

●	Management has identified material weaknesses in our internal control over financial reporting, which could, if not remediated, result in additional material misstatements in our interim or annual consolidated financial statements.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 13 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock.

Overview

CXApp’s platform is a workplace experience platform for enterprise customers. Our technologies and solutions help enterprise customers deliver a comprehensive business journey in a work ‘from-anywhere’ world for employees, partners, customers and visitors. CXApp offers native mapping, analytics, on-device positioning (or ODP) and applications technologies that aim to bring people together.

Our customers use our enterprise solutions in a variety of ways, including, but not limited to, workplace experience, employee engagement, desk and meeting room reservations, workplace analytics, occupancy management, content delivery, corporate communications and notifications, event management, live indoor mapping, wayfinding and navigation.

Our enterprise app platform is the intersection of technology, intelligence, automation and experience for today’s hybrid workplace and the workplace of the future. We are now building the state-of-the-art CXAI (pronounced “Sky”) platform that is anchored on customer experience (CX) and artificial intelligence (AI) to provide transformational experiences across people, places and things.

Our workplace experience solution is a software-as-a-service (or SaaS) platform for the enterprise. Our technology platform delivers the following core components that work in combination to deliver an incredible experience for companies around the world.

●	Workplace Experience — Our workplace experience solution enhances employee experience by providing organizations with a holistic, location-aware, customer-branded employee app for a more connected workplace. This solution helps organizations provide a frictionless work environment to employees with features such as: hot desk and room booking, indoor navigation with turn-by-turn directions on a digital map, company-wide news feeds, an in-app company directory of colleagues and workplace amenities, as well as bookable opportunities and experiences. Our clients include facilities teams solving space utilization challenges, workplace operations teams building incredible experiences for employees and IT teams focused on streamlining their tech stacks to boost productivity and efficiency.

●	Hybrid Meeting — Our executive briefing solution helps enterprise organization create high-touch, high-value, and personalize customer journeys for in-office, remote and hybrid meetings. Our hybrid solution offering streamlines multi-point customer experiences through one environment with support for multiple meetings and diversified locations, agendas for single or multi-day uses, and customizable components for every customer briefing program.

●	Hybrid Events — Our hybrid event solution provides both mobile app and virtual event capabilities to connect tens of thousands of remote and in-person audiences through a fully branded, end-to- end event journey. Our hybrid event platform can host multiple events for enterprise organizations and support ongoing event engagement touchpoints to attendees before, during, and after the event through features such as customizable agendas, real-time activity feeds, instant notifications and more.

●	Mapping Solutions — Our indoor mapping solution helps enterprise organizations add intelligence to complex indoor spaces by integrating business data with geospatially accurate indoor maps to create relevant views of indoor environments. Indoor mapping is integral to supporting location-aware, “internet of things” (or IoT) enabled smart office touchpoints or devices within the customer’s premises. Developers use our mapping solution to bring indoor maps to apps, enabling multiple uses with a single set of maps. This product is intended to serve as a digital twin of a physical space facilitates and can be used for facility management, security, customer or worker experiences, asset tracking and more.

●	Analytics Dashboard — Our robust cloud-based analytics dashboards give enterprise organizations insights into how real estate, technology and people interact across the workplace, so they can make business decisions to unlock savings, improve employee experience or optimize services. With our analytics platform, we allow data from multiple sensors and data sources (third-party sensors, native mapping solutions and data) to be visualized for action by workplace operations teams.

●	On-Device Positioning (or ODP) — Our on-device positioning technology, commonly known as “blue dot,” enables powerful location-based uses and builds upon our mapping offering to give enterprises clients a seamless way to provide navigation assistance within a venue (workplace, event show floor etc.). Our solution displays a user’s precise location and runs on a smartphone, smartwatch or other IoT wearable device and can operate without the internet.

The Business Combination and Related Transactions

On September 25, 2002, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Inpixon, (“Inpixon”), Legacy CXApp and KINS Merger Sub Inc. (“Merger Sub”). The Merger Agreement provided for, among other things, the merger of Merger Sub with and into Legacy CXApp (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”), with Legacy CXApp surviving the Merger as a wholly owned subsidiary of CXApp, in accordance with the terms and subject to the conditions of the Merger Agreement.

On March 14, 2023 (the “Closing Date”), pursuant to the Merger Agreement, Merger Sub merged with and into Legacy CXApp, with Legacy CXApp surviving the merger as a wholly owned subsidiary of the Company (the “Closing”).

In connection with Closing, we changed our name from KINS to CXApp Inc. The Business Combination will be accounted for using the acquisition method (as a forward merger), with goodwill and other identifiable intangible assets recorded in accordance with GAAP, as applicable. Under this method of accounting, CXApp is treated as the “acquired” company for financial reporting purposes. KINS has been determined to be the accounting acquirer because KINS maintains control of the Board of Directors and management of the combined company. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination.

The rights of holders of our common stock and warrants are governed by our amended and restated certificate of incorporation (our “certificate of incorporation” or “Charter”), our amended and restated bylaws (the “Bylaws”), and the Delaware General Corporation Law (the “DGCL”), and, in the case of the warrants, the Warrant Agreement, dated as of December 14, 2020, by and between KINS and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). See the section titled “Description of Capital Stock.”

Resale of Shares in this Registration Statement

Due to the significant number of redemptions of our Class A common stock in connection with our Business Combination, the shares of common stock being registered for issuance or resale are anticipated to constitute a considerable percentage of our public float. Additionally, all the shares of common stock being registered for resale were purchased by the Selling Securityholders for prices considerably below the current market price of our Class A common stock. This discrepancy in purchase prices may have an impact on the market perception of the stock’s value and could contribute to potential downward pressure on the public trading price of our Class A common stock. The registration of these shares for issuance or resale creates the possibility of a significant increase in the supply of our Class A common stock in the market. The increased supply, coupled with the potential disparity in purchase prices, may lead to heightened selling pressure, which could negatively affect the public trading price of our Class A common stock. We will not receive the proceeds from the resale of the shares of common stock by the Selling Securityholders.

The exercise price of the warrants, in certain circumstances, may be higher than the prevailing market price of the underlying securities. The exercise price of the warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying securities is lower than the exercise price. The cash proceeds associated with the exercise of warrants to purchase our common stock are contingent upon our stock price. The value of our common stock may fluctuate and may not align with the exercise price of the warrants at any given time. If the warrants are “out of the money,” meaning the exercise price is higher than the market price of our common stock, there is a high likelihood that warrant holders may choose not to exercise their warrants. As a result, we may not receive any proceeds from the exercise of such warrants. On August 2, 2024, the closing sale price of our common stock as reported by Nasdaq was $1.89 per share and the closing price of our warrants was $0.17 per warrant.

Furthermore, with regard to the private placement warrants, it is possible that we may not receive cash upon their exercise since these warrants may be exercised on a cashless basis. A cashless exercise allows warrant holders to convert the warrants into shares of our common stock without the need for a cash payment. Instead of receiving cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula or method as further described in “Description of Capital Stock” further below. As a result, the number of shares received through a cashless exercise may be lower than if the warrants were exercised on a cash basis, which could impact the value and dilution of our common stock.

May 2024 Securities Purchase Agreement

On May 22, 2024, we entered into a Securities Purchase Agreement with Streeterville Capital, LLC (“Streeterville”), pursuant to which the Company (i) may issue and sell one or more Pre-Paid Purchases, in the form substantially similar to exhibit attached thereto (each, a “Pre-Paid Purchase”), in the aggregate purchase amount of up to $10,000,000.00, for the purchase of common stock, upon the terms and subject to the limitations and conditions set forth in such Pre-Paid Purchase, (ii) issued and sold an initial Pre-Paid Purchase in the principal amount of $2,625,000.00 (the “Initial Pre-Paid Purchase”), and (iii) delivered 40,000 shares of common stock to Streeterville.

Upon the terms and subject to the conditions of a Pre-Paid Purchase, Streeterville, at its sole discretion, has the right, but not the obligation, to take delivery of shares from the Company in satisfaction of all or a portion of the outstanding balance of a Pre-Paid Purchase, and Company will issue to Streeterville, shares of common stock in satisfaction of all or a portion of the outstanding balance of a Pre-Paid Purchase (the “Purchase Shares”). At any time following the earlier of six (6) months from the date of a Pre-Paid Purchase and the effectiveness of this Registration Statement, Streeterville may, by providing written notice to Company in the form set forth in such Pre-Paid Purchase, require Company to issue the Purchase Shares to Streeterville, in accordance with the terms and subject to the conditions of such Pre-Paid Purchase.

The Initial Pre-Paid Purchase carries an original issue discount of $125,000.00 (“OID”), and the Company agrees to pay $20,000.00 to Streeterville to cover Streeterville’s fees and expenses incurred in connection with the purchase and sale of the Initial Pre-Paid Purchase (“Transaction Expense Amount”). The OID for each subsequent Pre-Paid Purchases after the Initial Pre-Paid Purchase will be five percent (5%) of the amount of such Pre-Paid Purchase, and has no additional Transaction Expense Amount.

Under the Initial Pre-Paid Purchase, Streeterville may take delivery of the Purchase Shares at a price equal to the lower of (i) $3.996 or (ii) 91% of the lowest daily VWAP during the ten consecutive trading days immediately prior to the purchase notice date, but not lower than $0.666. Under any additional Pre-Paid Purchases, Streeterville may take delivery of the Purchase Shares at a price equal to the lower of (i) one hundred twenty percent (120%) of the lower of (a) the closing trade price, or (b) the average closing trade price of five (5) trading days, immediately preceding the Pre-Paid Purchase date or (ii) 91% of the lowest daily VWAP during the ten consecutive trading days immediately prior to the purchase notice date, but not lower than (a) twenty percent (20%) of the lower of the closing trade price, or (b) average closing trade price of 5 trading days, immediately preceding the Pre-Paid Purchase date.

Notwithstanding anything to the contrary contained in any Pre-Paid Purchase or the other Transaction Documents (as defined in the Securities Purchase Agreement), the Company and Streeterville have agreed that (1) the total cumulative number of shares of common stock issued to Streeterville under all Pre-Paid Purchases together with all other Transaction Documents may not exceed the requirements of Nasdaq Listing Rule 5635(d) prior to obtaining the requisite stockholder approval and (2) the company shall not effect any issuance of shares pursuant to any Pre-Paid Purchase to the extent that after giving effect to such issuance would cause Streeterville (together with its affiliates) to beneficially own a number of common stock exceeding 9.99% of the number of common stock outstanding on such date (including for such purpose common stock issuable upon such issuance) (the “Maximum Percentage”), with the beneficial ownership being determined pursuant to Section 13(d) of the Exchange Act. The Maximum Percentage is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Streeterville.

Summary of Risk Factors

In addition to the other information contained in this prospectus, the following risks have the potential to impact the business and operations of CXApp. An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described in this prospectus, together with the other information contained in this prospectus. These risk factors are not exhaustive and all investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of CXApp. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe are immaterial could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to, the following (See “Risk Factors”). Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us,” or “our” refer to the business of CXApp.

●	We have a history of operating losses and there is no assurance that we will ever be able to earn sufficient revenue to achieve profitability or raise additional financing to successfully operate our business plan.

●	We rely on a limited number of key customers, the importance of which may vary dramatically from year to year, and a loss of one or more of these key customers may adversely affect our operating results.

●	We may need additional cash financing and any failure to obtain cash financing, could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.

●	Our competitiveness depends significantly on our ability to keep pace with the rapid changes in our industry. Failure by us to anticipate and meet our customers’ technological needs could adversely affect our competitiveness and growth prospects.

●	Our historical financial results and unaudited pro forma combined financial information included in this prospectus is preliminary and the actual financial condition and results of operations after the Merger may differ materially.

●	Because we have not conducted an underwritten offering of our securities, no underwriter has conducted a due diligence review of our business, operations or financial condition or reviewed the disclosure in this prospectus.

●	The market price of our common stock may be volatile and fluctuate substantially, which could cause the value of your investment to decline.

●	The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and Nasdaq, require significant resources, increase our costs and distract our management, and we may be unable to comply with these requirements in a timely or cost- effective manner. We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

●	Our historical combined financial data and pro forma financial statements are not necessarily representative of the results we would have achieved as a standalone company and may not be a reliable indicator of our future results.

●	Integration of artificial intelligence into our product offerings and our use of artificial intelligence in our operations could result in reputational or competitive harm, legal liability, and other adverse effects on our business.

●	If we fail to meet the continued listing standards of Nasdaq, our common stock may be delisted, which could have a material adverse effect on the liquidity and market price of our common stock and expose the Company to litigation.

●	Management has identified material weaknesses in the Company’s internal control over financial reporting, which could, if not remediated, result in additional material misstatements in the Company’s interim or annual consolidated financial statements.

Emerging Growth Company

CXApp is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, CXApp is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. CXApp intends to take advantage of the benefits of this extended transition period.

CXApp will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the initial public offering of our securities, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

CXApp is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. CXApp will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of its common equity held by non-affiliates exceeds $700 million as of the prior September 30th or (2) the market value of its common equity exceeds $250 million and its annual revenues exceeds $100 million during such fiscal year.

THE OFFERING

Shares of common stock Offered by the Selling Securityholders

10,026,776 shares of common stock (3,009,000 of which is issuable in satisfaction of Pre-Paid Purchases subject to the Securities Purchase Agreement) and 10,280,000 shares of common stock issuable upon exercise of warrants

Shares of common stock offered by the Company	24,080,000 shares of common stock issuable upon exercise of warrants

Warrants offered by the Selling Securityholders	10,280,000 warrants

Shares of common stock outstanding prior to this offering	15,380,341 shares of common stock (as of August 2, 2024)

Warrants outstanding prior to this offering	21,031,862 warrants (as of August 2, 2024)

Exercise price per warrant	$11.50

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders pursuant to this prospectus.

Risk factors	You should carefully read the section titled “Risk Factors” beginning on page 13 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock or warrants.

Nasdaq symbol for our common stock	“CXAI”

Nasdaq symbol for our warrants	“CXAIW”

Risk Factors

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our common stock or warrants. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our common stock and warrants could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to this Offering by the Selling Securityholders

Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing securityholders could cause the price of our shares of common stock and warrants to fall.

The Selling Securityholders can sell, under this prospectus, up to (i) 34,106,776 shares of common stock constituting approximately 222% of our issued and outstanding shares of common stock as of August 2, 2024, consisting of (a) up to 6,877,776 shares of common stock that were originally issued to the Sponsor in the form of sponsor shares prior to the KINS Initial Public Offering at a price of approximately $0.004 per share, (b) up to 10,280,000 shares of common stock that are issuable upon the exercise of the private placement warrants at an exercise price of $11.50 per share, which were originally issued to Sponsor and the Direct Anchor Investors in a private placement at a price of $1.00 per private placement warrant in connection with the KINS Initial Public Offering by certain of the Selling Securityholders named in this prospectus, (c) up to 13,800,000 shares of common stock that are issuable upon the exercise of the public warrants, (d) the resale of up to 10,280,000 shares of common stock issuable upon exercise of the private warrants held by the Sponsor, its affiliates and the Direct Anchor Investors, (e) up to 100,000 shares of common stock issued in a private placement to BTIG, LLC, which were initially issued without cash consideration (holding an implied value of $9.94 per share based on the closing price of KINS’ stock at the time the Advisory Agreement was entered into) in exchange for their engagement to provide strategic and capital markets advisory services, (f) up to 40,000 shares of common stock issued in a private placement to Streeterville and (g) up to 3,009,000 shares of common stock issuable to Streeterville pursuant to the Securities Purchase Agreement and (ii) 10,280,000 warrants constituting approximately 49% of our issued and outstanding warrants as of August 2, 2024, which were originally issued at a price of $1.00 per warrant. The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the price at which such Selling Securityholder initially purchased the securities. See “Certain existing stockholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.” below.

Sales of a substantial number of our shares of common stock and/or warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our shares of common stock and warrants and could impair our ability to raise capital through the sale of additional equity securities.

Certain existing stockholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.

Certain stockholders in the Company, including certain of the Selling Securityholders, as well as Inpixon, Inpixon’s management (through their interests in the Sponsor), and the Direct Anchor Investors, acquired, or may acquire, shares of our common stock or warrants at prices below the current trading price of our common stock, and may experience a positive rate of return based on the current trading price.

This prospectus relates to the offer and resale from time to time by the Selling Securityholders of (i) up to 34,106,776 shares of common stock constituting approximately 222% of our issued and outstanding shares of common stock as of August 2, 2024, consisting of (a) up to 6,877,776 shares of common stock that were originally issued to the Sponsor in the form of sponsor shares prior to the KINS Initial Public Offering at a price of approximately $0.004 per share, (b) up to 10,280,000 shares of common stock that are issuable upon the exercise of the private placement warrants at an exercise price of $11.50 per share, which were originally issued to the Sponsor and the Direct Anchor Investors in a private placement at a price of $1.00 per private placement warrant in connection with the KINS Initial Public Offering certain of the Selling Securityholders named in this prospectus, (c) up to 13,800,000 shares of common stock that are issuable upon the exercise of the public warrants, (d) the resale of up to 10,280,000 shares of common stock issuable upon exercise of the private warrants held by the Sponsor, its affiliates and the Direct Anchor Investors, (e) up to 100,000 shares of common stock issued in a private placement to BTIG, LLC, (f) up to 40,000 shares of common stock issued in a private placement to Streeterville and (g) up to 3,009,000 shares of common stock issuable to Streeterville pursuant to the Securities Purchase Agreement and (ii) 10,280,000 warrants constituting approximately 49% of our issued and outstanding warrants as of August 2, 2024, which were originally issued at a price of $1.00 per warrant.

Based on the closing price of our common stock of $1.89 on August 2, 2024, (i) the Sponsor may experience potential profit of up to $1.89 per share of common stock based on the Sponsor’s initial purchase price of shares of common stock in the form of sponsor shares prior to the KINS Initial Public Offering at a price of approximately $0.004 per share, (ii) Inpixon and Inpixon’s management may experience potential profit of up to $1.89 per share of common stock based on approximately 598,000 shares of common stock attributable to them through their interests in the Sponsor, (iii) the Direct Anchor Investors may experience potential profit of up to $1.89 per share of common stock based on the Direct Anchor Investors’ initial purchase of private placement warrant in connection with the KINS Initial Public Offering at a price of approximately $1.00 per private placement warrant, (iv) BTIG may experience potential loss of up to $8.05 per share of common stock based on the Company issuing 100,000 shares of common stock to BTIG in a private placement (as a fee for its services pursuant to the Advisory Agreement) and assuming that the “purchase price” of the common stock was the market price of KINS’ stock on the date the Advisory Agreement was entered into (which was $9.94 on March 14, 2023), (v) Streeterville may experience potential profit of up to $1.89 per share of common stock for the commitment shares issued and delivered to them pursuant to the Securities Purchase Agreement, and (vi) Streeterville may experience potential profit of up to $0.67 per share of common stock for the Pre-Paid Purchase shares based on the original issue discount of $125,000.00 on the $2,625,000.00 initial principal amount of the Purchase Shares pursuant to the Securities Purchase Agreement.

Public securityholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the Selling Securityholders purchased shares of our common stock or our warrants.

Our warrants are exercisable for shares of our common stock, which exercises will increase the number of shares of common stock eligible for future resale in the public market and result in dilution to our existing stockholders.

The outstanding warrants to purchase an aggregate of 24,080,000 shares of our common stock became exercisable on April 13, 2023, subject to other conditions set forth in “Description of Capital Stock” further below. Each warrant entitles the holder thereof to purchase one share of our common stock at a price of $11.50 per whole share. warrants may be exercised only for a whole number of shares of common stock. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the then existing holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

Our warrants may not be exercised at all or may be exercised on a cashless basis and we may not receive any cash proceeds from the exercise of the warrants.

Due to the significant number of redemptions of our Class A common stock in connection with our Business Combination, the shares of common stock being registered for issuance or resale are anticipated to constitute a considerable percentage of our public float. Additionally, all the shares of common stock being registered for resale were purchased by the Selling Securityholders for prices considerably below the current market price of our Class A common stock. This discrepancy in purchase prices may have an impact on the market perception of the stock’s value and could contribute to potential downward pressure on the public trading price of our Class A common stock. The registration of these shares for issuance or resale creates the possibility of a significant increase in the supply of our Class A common stock in the market. The increased supply, coupled with the potential disparity in purchase prices, may lead to heightened selling pressure, which could negatively affect the public trading price of our Class A common stock. We will not receive the proceeds from the resale of the shares of common stock by the Selling Securityholders.

The exercise price of the warrants, in certain circumstances, may be higher than the prevailing market price of the underlying securities. The exercise price of the warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying securities is lower than the exercise price. The cash proceeds associated with the exercise of warrants to purchase our common stock are contingent upon our stock price. The value of our common stock may fluctuate and may not align with the exercise price of the warrants at any given time. If the warrants are “out of the money,” meaning the exercise price is higher than the market price of our common stock, there is a high likelihood that warrant holders may choose not to exercise their warrants. As a result, we may not receive any proceeds from the exercise of such warrants.

Furthermore, with regard to the private placement warrants, it is possible that we may not receive cash upon their exercise since these warrants may be exercised on a cashless basis. A cashless exercise allows warrant holders to convert the warrants into shares of our common stock without the need for a cash payment. Instead of receiving cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula or method as further described in “Description of Capital Stock” further below. As a result, the number of shares received through a cashless exercise may be lower than if the warrants were exercised on a cash basis, which could impact the value and dilution of our common stock.

Risks Relating to our Business

You should carefully consider the risks and uncertainties described below, together with the information included elsewhere in this prospectus. The risks and uncertainties described below are those that we have identified as material but are not the only risks and uncertainties facing us. Our business is also subject to general risks and uncertainties that affect many other companies, such as market conditions, economic conditions, geopolitical events, changes in laws, regulations or accounting rules, fluctuations in interest rates, terrorism, wars or conflicts, major health concerns, natural disasters or other disruptions of expected business conditions. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, including our results of operations, liquidity and financial condition.

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to CXApp Inc.

We have a history of operating losses and there is no assurance that we will ever be able to earn sufficient revenue to achieve profitability or raise additional financing to successfully operate our business plan.

We have a history of operating losses and may not earn sufficient revenue to support our operations. We have incurred recurring net losses of approximately $53,618 thousand and $29,175 thousand for the fiscal years ended 2023 and 2022, respectively. Our continuation is dependent upon attaining and maintaining profitable operations and raising additional capital as needed, but there can be no assurance that we will be able to raise any further financing.

Our ability to generate positive cash flow from operations is dependent on implementing certain cost reductions and generating sufficient revenues. Our operations have primarily been funded by our previous parent company with proceeds from public and private offerings of capital stock and secured and unsecured debt instruments. Based on our current business plan, we may need additional capital to support our operations, which may be satisfied by additional debt or equity financings. Future financings through equity offerings will be dilutive to existing stockholders. In addition, the terms of securities we may issue in future capital transactions may be more favorable to new investors than our current investors. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other derivative securities. We may also issue incentive awards under our equity incentive plans, which may have additional dilutive effects. We may also be required to recognize non-cash expenses in connection with certain securities we may issue in the future such as convertible notes and warrants, which would adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by factors, including the condition of the economy and capital markets, both generally and specifically in our industry, and the fact that we are not profitable, which could affect the availability or cost of future financing. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may need to reduce our operations by, for example, selling certain assets or business segments.

Failure to manage or protect growth may be detrimental to our business because our infrastructure may not be adequate for expansion.

Our corporate strategy contemplates potential future acquisitions and to the extent we acquire other businesses, we will also need to integrate and assimilate new operations, technologies and personnel. The integration of new personnel will continue to result in some disruption to ongoing operations. The ability to effectively manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial, and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our workforce. There can be no assurance that we would be able to accomplish such an expansion on a timely basis. If we are unable to effect any required expansion and are unable to perform our contracts on a timely and satisfactory basis, our reputation and eligibility to secure additional contracts in the future could be damaged. The failure to perform could also result in contract terminations and significant liability. Any such result would adversely affect our business and financial condition.

We will need to increase the size of our organization, and we may experience difficulties in managing growth, which could hurt our financial performance.

In order to manage our future growth, we will need to continue to improve our management, operational and financial controls and our reporting systems and procedures. All of these measures will require significant expenditures and will demand the attention of management. If we do not continue to enhance our management personnel and our operational and financial systems and controls in response to growth in our business, we could experience operating inefficiencies that could impair our competitive position and could increase our costs more than we had planned. If we are unable to manage growth effectively, our business, financial condition and operating results could be adversely affected.

Our business depends on experienced and skilled personnel, and if we are unable to attract and integrate skilled personnel, it will be more difficult for us to manage our business and complete contracts.

The success of our business depends on the skill of our personnel. Accordingly, it is critical that we maintain, and continue to build, a highly experienced management team and specialized workforce, including those who create software programs and sales professionals. Competition for personnel with skill sets specific to our industry is high, and identifying candidates with the appropriate qualifications can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy given our anticipated hiring needs, or we may need to provide higher compensation or more training to our personnel than we currently anticipate.

Our business is labor intensive, and our success depends on our ability to attract, retain, train and motivate highly skilled employees, including employees who may become part of our organization in connection with our acquisitions. The increase in demand for consulting, technology integration and managed services has further increased the need for employees with specialized skills or significant experience in these areas. Our ability to expand our operations will be highly dependent on our ability to attract a sufficient number of highly skilled employees and to retain our employees and the employees of companies that we have acquired. We may not be successful in attracting and retaining enough employees to achieve our desired expansion or staffing plans. Furthermore, the industry turnover rates for these types of employees are high and we may not be successful in retaining, training or motivating our employees. Any inability to attract, retain, train and motivate employees could impair our ability to adequately manage and complete existing projects and to accept new customer engagements. Such inability may also force us to increase our hiring of independent contractors, which may increase our costs and reduce our profitability on customer engagements. We must also devote substantial managerial and financial resources to monitoring and managing our workforce. Our future success will depend on our ability to manage the levels and related costs of our workforce.

In the event we are unable to attract, hire and retain the requisite personnel and subcontractors, we may experience delays in completing contracts in accordance with project schedules and budgets, which may have an adverse effect on our financial results, harm our reputation and cause us to curtail our pursuit of new contracts. Further, any increase in demand for personnel may result in higher costs, causing us to exceed the budget on a contract, which in turn may have an adverse effect on our business, financial condition and operating results and harm our relationships with our customers.

Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.

If we are successful in consummating acquisitions, those acquisitions could subject us to a number of risks, including, but not limited to:

●	the purchase price we pay and/or unanticipated costs could significantly deplete our cash reserves or result in dilution to our existing stockholders;

●	we may find that the acquired company or technologies do not improve our market position as planned;

●	we may have difficulty integrating the operations and personnel of the acquired company, as the combined operations will place significant demands on our management, technical, financial and other resources;

●	key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

●	we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

●	we may assume or be held liable for risks and liabilities (including environmental-related costs) as a result of our acquisitions, some of which we may not be able to discover during our due diligence investigation or adequately adjust for in our acquisition arrangements;

●	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

●	we may incur one-time write-offs or restructuring charges in connection with the acquisition;

●	we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

●	we may not be able to realize the cost savings or other financial benefits we anticipated.

We cannot assure you that, following any acquisition, our continued business will achieve sales levels, profitability, efficiencies or synergies that justify the acquisition or that the acquisition will result in increased earnings for us in any future period. These factors could have a material adverse effect on our business, financial condition and operating results.

Insurance and contractual protections may not always cover lost revenue, increased expenses, or liquidated damages payments, which could adversely affect our financial results.

Although we maintain insurance and intend to obtain warranties from suppliers, obligate subcontractors to meet certain performance levels and attempt, where feasible, to pass risks we cannot control to our customers, the proceeds of such insurance or the warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We may be subject to claims that we and our employees may have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers or competitors. Litigation may be necessary to defend against these claims. We may be subject to unexpected claims of infringement of third-party intellectual property rights, either for intellectual property rights of which we are not aware, or for which we believe are invalid or narrower in scope than the accusing party. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel or be enjoined from selling certain products or providing certain services. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain products, which could severely harm our business.

Adverse judgments or settlements in legal proceedings could materially harm our business, financial condition, operating results and cash flows.

We may be a party to claims that arise from time to time in the ordinary course of our business, which may include those related to, for example, contracts, sub-contracts, protection of confidential information or trade secrets, adversary proceedings arising from customer bankruptcies, employment of our workforce and immigration requirements or compliance with any of a wide array of state and federal statutes, rules and regulations that pertain to different aspects of our business. We may also be required to initiate expensive litigation or other proceedings to protect our business interests. There is a risk that we will not be successful or otherwise be able to satisfactorily resolve any such claims or litigation. In addition, litigation and other legal claims are subject to inherent uncertainties. Those uncertainties include, but are not limited to, litigation costs and attorneys’ fees, unpredictable judicial or jury decisions and the differing laws and judicial proclivities regarding damage awards among the states in which we operate. Unexpected outcomes in such legal proceedings, or changes in management’s evaluation or predictions of the likely outcomes of such proceedings (possibly resulting in changes in established reserves), could have a material adverse effect on our business, financial condition, results of operations and cash flows. Due to recurring losses and net capital deficiency, our current financial status may increase our default and litigation risks and may make us more financially vulnerable in the face of threatened litigation.

The loss of key personnel may adversely affect our operations.

Our success depends to a significant extent upon the operation, experience, and continued services of certain of our officers, and other key personnel. While our key personnel are employed under employment contracts, there is no assurance we will be able to retain their services. The loss of our key personnel could have an adverse effect on us. If certain of our executive officers were to leave we would face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any successor obtains the necessary training and experience. Furthermore, we do not maintain “key person” life insurance on the lives of any executive officer and their death or incapacity would have a material adverse effect on us. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect our business.

Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenues and profitability.

Any system or service disruptions, on our hosted cloud infrastructure or those caused by ongoing projects to improve our information technology systems and the delivery of services, if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. We are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, cyber security threats, natural disasters, power shortages, terrorist attacks or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our future results could be adversely affected.

We may enter into joint venture, teaming and other arrangements, and these activities involve risks and uncertainties. A failure of any such relationship could have material adverse results on our business and results of operations.

We may enter into joint venture, teaming and other arrangements. These activities involve risks and uncertainties, including the risk of the joint venture or applicable entity failing to satisfy its obligations, which may result in certain liabilities to us for guarantees and other commitments, the challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our partners and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements. A failure of our business relationships could have a material adverse effect on our business and results of operations.

Our business and operations expose us to numerous legal and regulatory requirements and any violation of these requirements could harm our business.

We are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal control and disclosure control obligations, securities regulation and anti-competition. Compliance with diverse and changing legal requirements is costly, time-consuming and requires significant resources. We are also focused on expanding our business in certain identified growth areas, such as health information technology, energy and environment, which are highly regulated and may expose us to increased compliance risk. Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.

If we do not adequately protect our intellectual property rights, we may experience a loss of revenue and our operations and growth prospects may be materially harmed.

We have not registered copyrights on any of the software we have developed, and while we may register copyrights in the software if needed before bringing suit for copyright infringement, such registration can introduce delays before suit of over three years and can constrain damages for infringement. We rely upon confidentiality agreements signed by our employees, consultants and third parties to protect our intellectual property. We cannot assure you that we can adequately protect our intellectual property or successfully prosecute actual or potential infringement of our intellectual property rights. In addition, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially adversely affect our operations and financial condition.

In addition, any patents issued in the future may not provide us with any competitive advantages, and our patent applications may never be granted. The process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents will adequately protect our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are complex and often uncertain and are subject to change that can affect validity of patents issued under previous legal standards, particularly with respect to the law of subject matter eligibility. Our inability to protect our property rights could adversely affect our financial condition, operating results and growth prospects.

Our proprietary software is protected by common law copyright laws, as opposed to registration under copyright statutes. We have not registered copyrights on any of the proprietary software we have developed. Our performance and ability to compete are dependent to a significant degree on our proprietary technology. Common law protection may be narrower than that which we could obtain under registered copyrights. As a result, we may experience difficulty in enforcing our copyrights against certain third-party infringements. As part of our confidentiality-protection procedures, we generally enter into agreements with our employees and consultants and limit access to, and distribution of, our software, documentation and other proprietary information. There can be no assurance that the steps we have taken will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. The laws of other countries may afford us little or no protection of our intellectual property. We also rely on a variety of technology that we license from third parties. There can be no assurance that these third-party technology licenses will continue to be available to us on commercially reasonable terms, if at all. The loss of or inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing software enhancements and new development until equivalent technology could be identified, licensed or developed and integrated. Any such delays would materially and adversely affect our business.

We could incur substantial cost in protecting our proprietary software technology and if we fail to protect our technology, we could incur material harm to our business.

We rely principally on a combination of contract provisions and copyright, trademark, patent and trade secret laws to protect our proprietary technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources, whether or not we ultimately prevail on the merits. The steps we take to protect our proprietary rights may be inadequate to prevent misappropriation of our technology; moreover, others could independently develop similar technology.

We could be subject to claims that we infringe intellectual property rights of others, which could harm our business, financial condition, results of operations or cash flows.

Third parties could assert infringement claims in the future with respect to our products and technology, and such claims might be successful. Litigation relating to any such claims could result in substantial costs and diversion of resources, whether or not we ultimately prevail on the merits. Any such litigation could also result in our being prohibited from selling one or more of our products, unanticipated royalty payments, reluctance by potential customers to purchase our products, or liability to our customers and could have a material adverse effect on our business, financial condition, operating results and cash flows.

The growth of our business is dependent on increasing sales to our existing customers and obtaining new customers, which, if unsuccessful, could limit our financial performance.

Our ability to increase revenues from existing customers by identifying additional opportunities to sell more of our products and services and our ability to obtain new customers depends on a number of factors, including our ability to offer high quality products and services at competitive prices, the strength of our competitors and the capabilities of our sales and marketing departments. If we are not able to continue to increase sales of our products and services to existing customers or to obtain new customers in the future, we may not be able to increase our revenues and could suffer a decrease in revenues as well.

Our competitiveness depends significantly on our ability to keep pace with the rapid changes in our industry. Failure to anticipate and meet our customers’ technological needs could adversely affect our competitiveness and growth prospects.

We operate and compete in an industry characterized by rapid technological innovation, changing customer needs, evolving industry standards and frequent introductions of new products, product enhancements, services and distribution methods. Our success depends on our ability to develop expertise with these new products, product enhancements, services and distribution methods and to implement solutions that anticipate and respond to rapid changes in technology, the industry, and customer needs. The introduction of new products, product enhancements and distribution methods could decrease demand for current products or render them obsolete. Sales of products and services can be dependent on demand for specific product categories, and any change in demand for or supply of such products could have a material adverse effect on our net sales if we fail to adapt to such changes in a timely manner.

There can be no assurances that consumer or commercial demand for our future products will meet, or even approach, our expectations. In addition, our pricing and marketing strategies may not be successful. Lack of customer demand, a change in marketing strategy and changes to our pricing models could dramatically alter our financial results. Unless we are able to release location based products that meet a significant market demand, we will not be able to improve our financial condition or the results of our future operations.

If we are unable to sell additional products and services to our customers and increase our overall customer base, our future revenue and operating results may suffer.

Our future success depends, in part, on our ability to expand the deployment of technologies with existing customers and finding new customers to sell our products and services to. This may require increasingly sophisticated and costly sales efforts and may not result in additional sales. In addition, the rate at which our customers purchase additional products and services, and our ability to attract new customers, depends on a number of factors, including the perceived need for indoor mapping products and services, as well as general economic conditions. If our efforts to sell additional products and services are not successful, our business may suffer.

We operate in a highly competitive market and we may be required to reduce the prices for some of our products and services to remain competitive, which could adversely affect our results of operations.

Our industry is developing rapidly and related technology trends are constantly evolving. In this environment, we face, among other things, significant price competition from our competitors. As a result, we may be forced to reduce the prices of the products and services we sell in response to offerings made by our competitors and may not be able to maintain the level of bargaining power that we have enjoyed in the past when negotiating the prices of our products and services.

Our profitability is dependent on the prices we are able to charge for our products and services. The prices we are able to charge for our products and services are affected by a number of factors, including:

●	our customers’ perceptions of our ability to add value through our products and services;

●	introduction of new products or services by us or our competitors;

●	our competitors’ pricing policies;

●	our ability to charge higher prices where market demand or the value of our products or services justifies it;

●	procurement practices of our customers; and

●	general economic and political conditions.

If we are not able to maintain favorable pricing for our products and services, our results of operations could be adversely affected.

A delay in the completion of our customers’ budget processes could delay purchases of our products and services and have an adverse effect on our business, operating results and financial condition.

We rely on our customers to purchase products and services from us to maintain and increase our earnings, and customer purchases are frequently subject to budget constraints, multiple approvals and unplanned administrative, processing and other delays. If sales expected from a specific customer are not realized when anticipated or at all, our results could fall short of public expectations and our business, operating results and financial condition could be materially adversely affected.

Digital threats such as cyber-attacks, data protection breaches, computer viruses or malware may disrupt our operations, harm our operating results and damage our reputation, and cyber-attacks or data protection breaches on our customers’ networks, or in cloud-based services provided by or enabled by us, could result in liability for us, damage our reputation or otherwise harm our business.

Despite our implementation of network security measures, the products and services we sell to customers, and our servers, data centers and the cloud based solutions on which our data, and data of our customers, suppliers and business partners are stored, are vulnerable to cyber-attacks, data protection breaches, computer viruses, and similar disruptions from unauthorized tampering or human error. Any such event could compromise our networks or those of our customers, and the information stored on our networks or those of our customers could be accessed, publicly disclosed, lost or stolen, which could subject us to liability to our customers, business partners and others, and could have a material adverse effect on our business, operating results, and financial condition and may cause damage to our reputation. Efforts to limit the ability of malicious third parties to disrupt the operations of the Internet or undermine our own security efforts may be costly to implement and meet with resistance, and may not be successful. Breaches of network security in our customers’ networks, or in cloud based services provided by or enabled by us, regardless of whether the breach is attributable to a vulnerability in our products or services, could result in liability for us, damage our reputation or otherwise harm our business.

Integration of artificial intelligence into our product offerings and our use of artificial intelligence in our operations could result in reputational or competitive harm, legal liability, and other adverse effects on our business.

We have integrated, and plan to further integrate, AI capabilities into components of our product offerings, and we expect to use AI in our operations. Such integration and use of AI may become more important in our product offerings and operations over time. These AI-related initiatives, whether successful or not, could cause us to incur substantial costs and could result in delays in our software release cadence. Our competitors or other third parties may incorporate AI into their products or operations more quickly or more successfully than we do, which could impair our ability to compete effectively. Additionally, AI algorithms may be flawed and datasets underlying AI algorithms may be insufficient or contain biased information. If the AI tools integrated into our products or those we use in our operations produce analyses or recommendations that are or are alleged to be deficient, inaccurate, or biased, our reputation, business, financial condition, and results of operations may be adversely affected. Other companies have experienced cybersecurity incidents that implicate confidential and proprietary company data and/or the personal data of end users of AI applications integrated into their software offerings or used in their operations. If we were to experience a cybersecurity incident, whether related to the integration of AI capabilities into our product offerings or our use of AI applications in our operations, our business and results of operations could be adversely affected. AI also presents various emerging legal, regulatory and ethical issues, and the incorporation of AI into our product offerings and our use of AI applications in our operations could require us to expend significant resources in developing, testing and maintaining our product offerings and may cause us to experience brand, reputational, or competitive harm, or incur legal liability. On October 30, 2023, the Biden administration issued an Executive Order to, among other things, establish extensive new standards for AI safety and security. Other jurisdictions may decide to adopt similar or more restrictive legislation that may render the use of such technologies challenging. These restrictions may make it harder for us to conduct our business using AI, lead to regulatory fines or penalties, require us to change our product offerings or business practices, or prevent or limit our use of AI.

Any failures or interruptions in our services or systems could damage our reputation and substantially harm our business and results of operations.

Our success depends in part on our ability to provide reliable remote services, technology integration and managed services to our customers. The operations of our cloud based applications and analytics are susceptible to damage or interruption from human error, fire, flood, power loss, telecommunications failure, terrorist attacks and similar events. We could also experience failures or interruptions of our systems and services, or other problems in connection with our operations, as a result of:

●	damage to or failure of our computer software or hardware or our connections;

●	errors in the processing of data by our systems;

●	computer viruses or software defects;

●	physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events;

●	increased capacity demands or changes in systems requirements of our customers; and

●	errors by our employees or third-party service providers.

Any production interruptions for any reason, such as a natural disaster, epidemic, capacity shortages, or quality problems, at one of our manufacturing partners would negatively affect sales of product lines manufactured by that manufacturing partner and adversely affect our business and operating results.

Any interruptions in our systems or services could damage our reputation and substantially harm our business and results of operations. While we maintain disaster recovery plans and insurance with coverage we believe to be adequate, claims may exceed insurance coverage limits, may not be covered by insurance or insurance may not continue to be available on commercially reasonable terms.

We rely on a limited number of key customers, the importance of which may vary dramatically from year to year, and a loss of one or more of these key customers may adversely affect our operating results.

Our top three customers accounted for approximately 22% and 27% of our gross revenue during the years ended December 31, 2023 and 2022, respectively. One customer accounted for 12% of our gross revenue in 2023, and a separate customer accounted for 11% of our gross revenue in 2022; however, each of these customers may or may not continue to be a significant contributor to revenue in 2024. The loss of a significant amount of business from one of our major customers would materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant customers or projects in any one period may not continue to be significant customers or projects in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

We may need additional cash financing and any failure to obtain cash financing, could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.

While we believe that we have sufficient cash funds to satisfy our working capital needs for the next 12 months, we expect that we may need to raise funds to continue our operations and implement our plans to grow our business. However, if we decide to seek additional capital, we may be unable to obtain financing on terms that are acceptable to us or at all. If we are unable to raise the required cash, our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges could be limited.

If we cannot collect our receivables or if payment is delayed, our business may be adversely affected by our inability to generate cash flow, provide working capital, or continue our business operations.

Our business depends on our ability to successfully obtain payment from our customers of the amounts they owe us for products received from us and any work performed by us. The timely collection of our receivables allows us to generate cash flow, provide working capital and continue our business operations. Our customers may fail to pay or delay the payment of invoices for several reasons, including financial difficulties resulting from macroeconomic conditions or lack of an approved budget. An extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to timely collect our receivables from our customers for any reason, our business and financial condition could be adversely affected.

If our products fail to satisfy customer demands or to achieve increased market acceptance our results of operations, financial condition and growth prospects could be materially adversely affected.

The market acceptance of our products are critical to our continued success. Demand for our products is affected by a number of factors beyond our control, including continued market acceptance, the timing of development and release of new products by competitors, technological change, and growth or decline in the mobile device management market. We expect the proliferation of mobile devices to lead to an increase in the data security demands of our customers, and our products may not be able to scale and perform to meet those demands. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of these products, our business operations, financial results and growth prospects will be materially and adversely affected.

There is also a possibility of future tariffs, trade protection measures, import or export regulations or other restrictions imposed on our products or on our customers by the United States, China or other countries that could have a material adverse effect on our business. A significant trade disruption or the establishment or increase of any tariffs, trade protection measures or restrictions could result in lost sales adversely impacting our reputation and business. A trade war, other governmental action related to tariffs or international trade agreements, changes in U.S. social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories and countries where we currently do business or any resulting negative sentiments towards the United States could adversely affect our supply chain economics, consolidated revenue, earnings and cash flow.

Defects, errors, or vulnerabilities in our products or services or the failure of such products or services to prevent a security breach, could harm our reputation and adversely affect our results of operations.

Because our location-based security products and services are complex, they have contained and may contain design or manufacturing defects or errors that are not detected until after their commercial release and deployment by customers. Defects may cause such products to be vulnerable to advanced persistent threats (“APTs”) or security attacks, cause them to fail to help secure information or temporarily interrupt customers’ networking traffic. Because the techniques used by hackers to access sensitive information change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques and provide a solution in time to protect customers’ data. In addition, defects or errors in our subscription updates or products could result in a failure to effectively update customers’ hardware products and thereby leave customers vulnerable to APTs or security attacks.

Any defects, errors or vulnerabilities in our products could result in:

●	expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate, or work-around errors or defects or to address and eliminate vulnerabilities;

●	delayed or lost revenue;

●	loss of existing or potential customers or partners;

●	increased warranty claims compared with historical experience, or increased cost of servicing warranty claims, either of which would adversely affect gross margins; and

●	litigation, regulatory inquiries, or investigations that may be costly and harm our reputation.

Our current research and development efforts may not produce successful products or features that result in significant revenue, cost savings or other benefits in the near future. If we do not realize significant revenue from our research and development efforts, our business and operating results could be adversely affected.

Developing products and related enhancements in our field is expensive. Investments in research and development may not result in significant design improvements, marketable products or features or may result in products that are more expensive than anticipated. We may not achieve the cost savings or the anticipated performance improvements expected, and we may take longer to generate revenue from products in development or generate less revenue than expected.

Our future plans include significant investments in research and development and related product opportunities. Our management believes that we must continue to dedicate a significant amount of resources to research and development efforts to maintain a competitive position. However, we may not receive significant revenue from these investments in the near future, or these investments may not yield the expected benefits, either of which could adversely affect our business and operating results.

Global events such as the lasting impact of the COVID-19 pandemic and other general economic factors may impact our results of operations.

While the impact of the COVID-19 pandemic is generally subsiding, the lasting impact on our business and results of operations continues to remain uncertain. While we were able to continue operations remotely throughout the pandemic, we have and may continue to see a continued impact of the pandemic in the deployment and implementation of our products and services as return to office initiatives remain ongoing. In addition, other global events, such as the recent military conflict between Russian and Ukraine and other general economic factors that are beyond our control beyond our control may impact our results of operations. These factors can include interest rates; recession; inflation; unemployment trends; the threat or possibility of war, terrorism or other global or national unrest; political or financial instability; and other matters that influence our customers spending. Increasing volatility in financial markets and changes in the economic climate could adversely affect our results of operation. While we have been able to realize growth in the year ended December 31, 2023 as compared to the year ended December 31, 2022, the impact that these global events will have on general economic conditions is continuously evolving and the ultimate impact that they will have on our results of operations continues to remain uncertain. There are no assurances that we will be able to continue to experience the same growth or not be materially adversely effected.

Our businesses, results of operations and financial condition could be adversely affected by ongoing international conflicts and related disruptions in the global economy.

The global economy has been negatively impacted by the military conflict between Russia and Ukraine, and the ongoing conflict between Israel and Hamas has caused political, economic, and military instability in Israel and surrounding regions. While we have no operations in Russia or Ukraine, our business may be indirectly adversely affected by this conflict and its effects, including as a result of financial and economic sanctions imposed by governments in U.S., United Kingdom and European Union, among others, on certain industry sectors and parties in Russia.

We are unable to predict the impact of either the Israel-Hamas conflict or the Russia-Ukraine conflict on our business or the global economy. The impact of further escalation of geopolitical tensions related to these conflicts, including increased trade barriers or restrictions on global trade, is unknown and could result in, among other things, heightened cybersecurity threats, protracted or further increased inflation, lower consumer demand, fluctuations in interest and foreign exchange rates and increased volatility in financial markets, any of which could adversely affect our businesses, results of operations and financial condition.

Our international business exposes us to geo-political and economic factors, legal and regulatory requirements, public health and other risks associated with doing business in foreign countries.

We provide our products and services to customers worldwide. These risks differ from and potentially may be greater than those associated with our domestic business.

Our international business is sensitive to changes in the priorities and budgets of international customers and geo-political uncertainties, which may be driven by changes in threat environments and potentially volatile worldwide economic conditions, various regional and local economic and political factors, risks and uncertainties, as well as U.S. foreign policy.

Our international sales are also subject to local government laws, regulations and procurement policies and practices, which may differ from U.S. Government regulations, including regulations relating to import-export control, investments, exchange controls and repatriation of earnings, as well as to varying currency, geo-political and economic risks. Our international contracts may include industrial cooperation agreements requiring specific in-country purchases, manufacturing agreements or financial support obligations, known as offset obligations, and provide for penalties if we fail to meet such requirements. Our international contracts may also be subject to termination at the customer’s convenience or for default based on performance, and may be subject to funding risks. We also are exposed to risks associated with using foreign representatives and consultants for international sales and operations and teaming with international subcontractors, partners and suppliers in connection with international programs. As a result of these factors, we could experience award and funding delays on international programs and could incur losses on such programs, which could negatively affect our results of operations and financial condition.

We are also subject to a number of other risks including:

●	the absence in some jurisdictions of effective laws to protect our intellectual property rights;

●	multiple and possibly overlapping and conflicting tax laws;

●	restrictions on movement of cash;

●	the burdens of complying with a variety of national and local laws;

●	political instability;

●	currency fluctuations;

●	longer payment cycles;

●	restrictions on the import and export of certain technologies;

●	price controls or restrictions on exchange of foreign currencies; and

●	trade barriers.

In addition, our international operations (or those of our business partners) could be subject to natural disasters such as earthquakes, tsunamis, flooding, typhoons and volcanic eruptions that disrupt manufacturing or other operations. There may be conflict or uncertainty in the countries in which we operate, including public health issues (for example, an outbreak of a contagious disease such as 2019-Novel Coronavirus (2019-nCoV), avian influenza, measles or Ebola), safety issues, natural disasters, fire, disruptions of service from utilities, nuclear power plant accidents or general economic or political factors. With respect to political factors, the United Kingdom’s 2016 referendum, commonly referred to as “Brexit,” has created economic and political uncertainty in the European Union. Also, the European Union’s General Data Protection

Regulation imposes significant new requirements on how we collect, process and transfer personal data, as well as significant fines for noncompliance. Any of the above risks, should they occur, could result in an increase in the cost of components, production delays, general business interruptions, delays from difficulties in obtaining export licenses for certain technology, tariffs and other barriers and restrictions, longer payment cycles, increased taxes, restrictions on the repatriation of funds and the burdens of complying with a variety of foreign laws, any of which could ultimately have a material adverse effect on our business.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world. Weak economic conditions generally, sustained uncertainty about global economic conditions, or a prolonged or further tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows. Concerns over inflation, energy costs, geopolitical issues and the availability of credit, in the U.S. have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices and wavering business and consumer confidence, have precipitated an economic slowdown and uncertain global outlook. Domestic and international equity markets have been experiencing heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as the global economic recovery, we could incur significant losses.

Changes in U.S. administrative policy, including changes to existing trade agreements and any resulting changes in international relations, could adversely affect our financial performance and supply chain economics.

As a result of changes to U.S. administrative policy, among other possible changes, there may (i) changes to existing trade agreements; (ii) greater restrictions on free trade generally; and (iii) significant increases in tariffs on goods imported into the United States, particularly those manufactured in China. China is currently a leading global source of hardware products, including the hardware products that we use. In January 2020, the U.S. and China entered into Phase One of the Economic and Trade Agreement Between the United States of America and the People’s Republic of China (the “Phase One Trade Agreement”). The Phase One Trade Agreement takes steps to ease certain trade tensions between the U.S. and China, including tensions involving intellectual property theft and forced intellectual property transfers by China. Although the Phase One Trade Agreement is an encouraging sign of progress in the trade negotiations between the U.S. and China, questions still remain as to the enforcement of its terms, the resolution of a number of other points of dispute between the parties, and the prevention of further tensions. If the U.S.-China trade dispute re-escalates or relations between the United States and China deteriorate, these conditions could adversely affect our ability to source our hardware products and therefore our ability to manufacture our products. Our ability to manufacture our products could also be affected by economic uncertainty, in China or by our failure to establish a positive reputation and relationships in China. The occurrence of any of these events could have an adverse effect on our ability to source the components necessary to manufacture our products, which, in turn, could cause our long-term business, financial condition and operating results to be materially adversely affected.

We intend to use and leverage open-source technology in which may create risks of security weaknesses.

Some parts of our technology may be based on open-source technology. There is a risk that the development team or other third parties may intentionally or unintentionally introduce weaknesses or bugs into the core infrastructure elements of our technology solutions interfering with the use of such technology or causing loss to us.

We may not be able to develop new products or enhance our product to keep pace with our industry’s rapidly changing technology and customer requirements.

The industry in which we operate is characterized by rapid technological changes, new product introductions, enhancements, and evolving industry standards. Our business prospects depend on our ability to develop new products and applications for our technology in new markets that develop as a result of technological and scientific advances, while improving performance and cost-effectiveness. New technologies, techniques or products could emerge that might offer better combinations of price and performance than the blockchain technology solutions that are being developed by us. It is important that we anticipate changes in technology and market demand. If we do not successfully innovate and introduce new technology into our anticipated technology solutions or effectively manage the transitions of our technology to new product offerings, our business, financial condition and results of operations could be harmed.

Domestic and foreign government regulation and enforcement of data practices and data tracking technologies is expansive, broadly defined and rapidly evolving. Such regulation could directly restrict portions of our business or indirectly affect our business by constraining our customers’ use of our technology and services or limiting the growth of our markets.

Federal, state, municipal and/or foreign governments and agencies have adopted and could in the future adopt, modify, apply or enforce laws, policies, and regulations covering user privacy, data security, technologies that are used to collect, store and/or process data, and/or the collection, use, processing, transfer, storage and/or disclosure of data associated with individuals. The categories of data regulated under these laws vary widely, are often broadly defined, and subject to new applications or interpretation by regulators. The uncertainty and inconsistency among these laws, coupled with a lack of guidance as to how these laws will be applied to current and emerging indoor positioning analytics technologies, creates a risk that regulators, lawmakers or other third parties, such as potential plaintiffs, may assert claims, pursue investigations or audits, or engage in civil or criminal enforcement. These actions could limit the market for our services and technologies or impose burdensome requirements on our services and/or customers’ use of our services, thereby rendering our business unprofitable.

Some features of our services may trigger the data protection requirements of certain foreign jurisdictions, such as the EU General Data Protection Regulation (the “GDPR”), and the EU ePrivacy Directive. In addition, our services may be subject to regulation under current or future laws or regulations. For instance, the EU ePrivacy Directive is soon to be replaced in its entirety by the ePrivacy Regulation, which will bring with it an updated set of rules relevant to many aspects of our business. If our treatment of data, privacy practices or data security measures fail to comply with these current or future laws and regulations in any of the jurisdictions in which we collect and/or process information, we may be subject to litigation, regulatory investigations, civil or criminal enforcement, financial penalties, audits or other liabilities in such jurisdictions, or our customers may terminate their relationships with us. In addition, data protection laws, such as the GDPR, foreign court judgments or regulatory actions could affect our ability to transfer, process and/or receive transnational data that is critical to our operations, including data relating to users, customers, or partners outside the United States. For instance, the GDPR restricts transfers of personal data outside of the European Economic Area, including to the United States, subject to certain requirements. Such data protection laws, judgments or actions could affect the manner in which we provide our services or adversely affect our financial results if foreign customers and partners are not able to lawfully transfer data to us.

This area of the law is currently under intense government scrutiny and many governments, including the U.S. government, are considering a variety of proposed regulations that would restrict or impact the conditions under which data obtained from individuals could be collected, processed, stored, transferred, sold or shared with third parties. In addition, regulators such as the Federal Trade Commission and the California Attorney General are continually proposing new regulations and interpreting and applying existing regulations in new ways. For example, in June 2018, California passed the California Consumer Privacy Act (the “CCPA”), which provides new data privacy rights for consumers and new informational, disclosure and operational requirements for companies, effective January 2020. Fines for noncompliance may be up to $7,500 per violation. The burdens imposed by the GDPR and CCPA, and changes to existing laws or new laws regulating the solicitation, collection, processing, or sharing of personal and consumer information, and consumer protection could affect our customers’ utilization of our services and technology and could potentially reduce demand, or impose restrictions that make it more difficult or expensive for us to provide our services.

In addition, ongoing legal challenges in Europe to the mechanisms allowing companies to transfer personal data from the European Economic Area to the United States could result in further limitations on the ability to transfer data across borders, particularly if governments are unable or unwilling to reach new or maintain existing agreements that support cross-border data transfers, such as the EU-U.S. and Swiss-U.S. Privacy Shield frameworks and the European Commission’s Model Contractual Clauses, each of which are currently under particular scrutiny. Additionally, certain countries have passed or are considering passing laws requiring local data residency. The costs of compliance with, and other burdens imposed by, privacy laws, regulations and standards may limit the use and adoption of our services, reduce overall demand for our services, make it more difficult to meet expectations from or commitments to customers, lead to significant fines, penalties or liabilities for noncompliance, impact our reputation, or slow the pace at which we close sales transactions, any of which could harm our business.

Furthermore, the uncertain and shifting regulatory environment and trust climate may cause concerns regarding data privacy and may cause our customers or our customers’ customers to resist providing the data necessary to allow our customers to use our services effectively. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our products or services and could limit adoption of our cloud-based solutions.

If our customers fail to abide by applicable privacy laws or to provide adequate notice and/or obtain any required consent from end users, we could be subject to litigation or enforcement action or reduced demand for our services.

Our customers utilize our services and technologies to track connected devices anonymously and we must rely on our customers to implement and administer notice and choice mechanisms required under applicable laws. If we or our customers fail to abide by these laws, it could result in litigation or regulatory or enforcement action against our customers or against us directly.

Any actual or perceived failure to comply with our privacy policy or legal or regulatory requirements in one or multiple jurisdictions could result in proceedings, actions or penalties against us.

Any failure or perceived failure to comply with federal, state or foreign laws or regulations, industry standards, contractual obligations or other legal obligations, or any actual or suspected security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of personal data or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable laws, regulations, policies, industry standards, contractual obligations or other legal obligations could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely affect our business.

Evolving and changing definitions of what constitutes “Personal Information” and “Personal Data” within the EU, the United States and elsewhere, may limit or inhibit our ability to operate or expand our business, including limiting technology alliance partners that may involve the sharing of data.

If we are perceived to cause, or are otherwise unfavorably associated with, violations of privacy or data security requirements, it may subject us or our customers to public criticism, financial penalties and potential legal liability. Existing and potential privacy laws and regulations concerning privacy and data security and increasing sensitivity of consumers to unauthorized processing of personal data may create negative public reactions to technologies, products and services such as ours. Public concerns regarding personal data processing, privacy and security may cause some of our customers’ end users to be less likely to visit their venues or otherwise interact with them. If enough end users choose not to visit our customers’ venues or otherwise interact with them, our customers could stop using our platform. This, in turn, may reduce the value of our service, and slow or eliminate the growth of our business, or cause our business to contract.

Around the world, there are numerous lawsuits in process against various technology companies that process personal information and personal data. If those lawsuits are successful, it could increase the likelihood that our company may be exposed to liability for our own policies and practices concerning the processing of personal data and could hurt our business. Furthermore, the costs of compliance with, and other burdens imposed by laws, regulations and policies concerning privacy and data security that are applicable to the businesses of our customers may limit the use and adoption of our technologies and reduce overall demand for it. Privacy concerns, whether or not valid, may inhibit market adoption of our technologies. Additionally, concerns about security or privacy may result in the adoption of new legislation that restricts the implementation of technologies like ours or require us to make modifications to our existing services and technology, which could significantly limit the adoption and deployment of our technologies or result in significant expense.

We are subject to the excise tax included in the Inflation Reduction Act of 2022 in connection with redemptions of our common stock on or after January 1, 2023.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (H.R. 5376), which, among other things, imposes a 1% excise tax on certain domestic corporations that repurchase their stock on or after January 1, 2023 (the “Excise Tax”). The Excise Tax is imposed on the fair market value of the repurchased stock, with certain exceptions. The Excise Tax applies to any redemptions of our Class A common stock occurring on or after January 1, 2023, including redemptions in connection with the Business Combination, unless an exemption is available. Issuances of securities in connection with the Business Combination reduces the amount of the Excise Tax in connection with redemptions occurring in the same calendar year, but the fair market value of securities redeemed may exceed the fair market value of securities issued.

Our cash and cash equivalents may be exposed to failure of our banking institutions.

While we seek to minimize our exposure to third-party losses of our cash and cash equivalents, we hold our balances in a number of large financial institutions. Notwithstanding, those institutions are subject to risk of failure. For example, on March 10, 2023, Silicon Valley Bank (“SVB”) was unable to continue their operations and the Federal Deposit Insurance Corporation was appointed as receiver for SVB and created the National Bank of Santa Clara to hold the deposits of SVB after SVB was unable to continue their operations. As of March 20, 2023, substantially all of our cash and cash equivalents are held with other large financial institutions, and we do not expect further developments with SVB to have a material impact on our cash and cash equivalents balance, expected results of operations, or financial performance for the foreseeable future. However, if further failures in financial institutions occur where we hold deposits, we could experience additional risk. Any such loss or limitation on our cash and cash equivalents would adversely affect our business.

Risks Relating to Ownership of our Securities

The market price of our common stock may be volatile and fluctuate substantially, which could cause the value of your investment to decline.

The trading price of our common stock, as well as our warrants, is likely to be volatile. The stock market has experienced extreme volatility in the past and may experience similar volatility moving forward. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors including the following:

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those of our competitors;

●	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

●	price and volume fluctuations in the market prices of stocks generally;

●	strategic actions by us or our competitors;

●	changes in how enterprises perceive the benefits of our platform and products;

●	announcements by us or our competitors of new products, solutions or technologies or significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

●	any significant change in our management or departures of key personnel;

●	changes in general economic or market conditions or trends in our industry or markets;

●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	future sales of our common stock or other securities;

●	investor perceptions or the investment opportunity associated with our common stock relative to other investment alternatives;

●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

●	litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

●	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

●	the development and sustainability of an active trading market for our common stock;

●	actions by institutional or activist stockholders;

●	changes in accounting standards, policies, guidelines, interpretations or principles;

●	general economic and political conditions such as recessions, interest rates, fuel prices, trade wars, pandemics (such as COVID-19), currency fluctuations and acts of war or terrorism; and

●	the effects of natural disasters, terrorist attacks and the spread and/or abatement of infectious diseases, such as COVID-19, including with respect to potential operational disruptions, labor disruptions, increased costs, and impacts to demand related thereto.

These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and for as long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

If we cease to be an emerging growth company, we will no longer be able to take advantage of certain exemptions from reporting, and, absent other exemptions or relief available from the SEC, we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

We do not intend to pay dividends on our common stock, so any returns will be substantially limited to the value of our common stock.

We have no current plans to pay any cash dividends on our common stock. The declaration, amount and payment of any future dividends on shares of our common stock will be at the sole discretion of our Board. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends from future earnings for the foreseeable future. Our Board may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on our or our subsidiaries’ payment of dividends to our stockholders and such other factors as our Board may deem relevant. In addition, our ability to pay dividends is limited by our indebtedness and may be limited by covenants of any future indebtedness we incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about our business or if they publish inaccurate or unfavorable research about our common stock, the stock price and trading volume of our common stock could decline.

The trading market for our common stock will rely, in part, on the research and reports that industry or financial analysts publish about us or our business. In addition, some financial analysts may have limited expertise with our model and operations. Furthermore, if one or more of the analysts who do cover us downgrade their evaluations of our common stock, the price of our common stock could decline. If one or more of these analysts ceases to cover us, we could lose visibility in the market for our common stock, which in turn could cause our stock price or trading volume to decline.

Any future sales or offerings of our common stock may cause substantial dilution to stockholders and could cause the price of our common stock to decline.

The sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate.

Pursuant to the Insider Letter (as defined in the Sponsor Support Agreement), during the Founder Shares Lock-Up Period (as defined in the Insider Letter), KINS’ directors and executive officers will not, subject to the exceptions noted therein, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of any shares of our common stock, or any stock options, restricted stock units, or other equity awards outstanding as of immediately following the Closing in respect of our awards outstanding immediately following the Closing. Following the expiration or waiver of the Lockup Period, such shares will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144. Sales of substantial amounts of our common stock in the public market, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future.

If the stockholders to the Registration Rights Agreement, dated as of December 14, 2020, that was entered into by KINS, the Sponsor and the other parties thereto in connection with the KINS initial public offering exercise their registration rights, the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common stock or other securities.

In addition, the shares of our common stock reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

A sustained depression in the market price of our common stock has happened (from October to December 2023) and could in the future happen, which could also reduce our market capitalization below the book value of net assets, which could increase the likelihood of recognizing goodwill or indefinite-lived intangible asset impairment losses that could negatively affect our financial condition and results of operations.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our Charter and Bylaws have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

●	a classified board of directors whose members serve staggered three-year terms;

●	the ability of our Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	certain limitations on convening special stockholder meetings;

●	limiting the ability of stockholders to act by written consent;

●	the limitation of the liability of, and the indemnification of, our directors and officers;

●	providing that our Board is expressly authorized to make, alter or repeal our Bylaws; and

●	the removal of directors only for cause and only upon the affirmative vote of holders of the majority of the voting power of all of the then outstanding shares of our voting stock entitled to vote at an election of directors.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third-party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. See “Description of Capital Stock” for more information.

Our Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Charter provides that, subject to limited exceptions, any (1) derivative action, suit or proceeding brought on behalf of us, (2) action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our director, officer or stockholder to us or our stockholders, (3) action, suit or proceeding arising pursuant to any provision of the DGCL or the Charter or the Bylaws (as either may be amended from time to time), (4) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (5) action, suit or proceeding asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine of the State of Delaware shall, to the fullest extent permitted by applicable law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction thereof, another state or federal court located within the State of Delaware; provided that, (i) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and (ii) such exclusive forum provision shall not apply to claims or causes of action brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to consent to the provisions of the Charter. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of the Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the Nasdaq, require significant resources, increase our costs and distract our management, and we may be unable to comply with these requirements in a timely or cost-effective manner. We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

Legacy CXApp has previously operated as a privately owned company and expects to incur additional legal, regulatory, finance, accounting, investor relations and other administrative expenses as a result of having publicly traded common stock. In addition, we will be required under the Sarbanes-Oxley Act, as well as rules adopted by the SEC and Nasdaq to implement specified corporate governance practices that previously did not apply to Legacy CXApp as a private company.

As a public company with equity securities listed on Nasdaq, we will need to comply with rules and regulations of the SEC and the requirements of Nasdaq. Complying with these rules, regulations and requirements will occupy a significant amount of the time of our board of directors and management and will significantly increase our costs and expenses. Furthermore, any issues in complying with those requirements, including for example, the management’s identification of material weaknesses in the Company’s internal control over financial reporting and subsequent conclusion that the Company did not maintain effective internal control over financial reporting as of December 31, 2023, could cause us to incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. See “—Risks Relating to our Accounting Policies” under this section for more information. In addition, as a public company we will incur substantial costs to obtain director and officer liability insurance policies. These factors could make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee.

We will be required to ensure that we have the ability to prepare financial statements on a timely basis that fully comply with all SEC reporting requirements and maintain effective internal controls over financial reporting. The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. In addition, failure to comply with any laws or regulations applicable to us as a public company may result in legal proceedings and/or regulatory investigations, and may cause reputational damage. Any of these effects could harm our business, financial condition and results of operations.

If we fail to meet the continued listing standards of Nasdaq, our common stock may be delisted, which could have a material adverse effect on the liquidity and market price of our common stock and expose the Company to litigation.

Our common stock is currently traded on the Nasdaq Capital Market. The Nasdaq Stock Market LLC (“Nasdaq”) has requirements that a company must meet in order to remain listed. On April 18, 2024, the Company received a notice (the “Notice”) from Nasdaq notifying the Company that, because the Company was delinquent in filing its 2023 Form 10-K, the Company no longer complied with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”), which requires companies with securities listed on Nasdaq to timely file all required periodic reports with the SEC.

In accordance with Nasdaq’s listing rules, the Company had 60 calendar days after the Notice to submit a plan of compliance (the “Plan”) to Nasdaq addressing how the Company intends to regain compliance with Nasdaq’s listing rules, and Nasdaq has the discretion to grant the Company up to 180 calendar days from the due date of the 2023 Form 10-K, or October 14, 2024, to regain compliance. The Company filed its 2023 Form 10-K on May 24, 2024 and regained compliance with Nasdaq’s listing rules.

During the time between receipt of the Notice and filing of the 2023 Form 10-K, our common stock continued to be listed on the Nasdaq, subject to our compliance with other Nasdaq continued listing requirements. If our common stock were to be delisted, the liquidity of our common stock would be adversely affected and the market price of our common stock could decrease. In addition, the delinquent report could expose the Company to risk of litigation concerning any impact upon the Company’s price of our common stock. Any such litigation could distract management from day-to-day operations and further adversely affect the market price of our common stock.

Risks Relating to our Accounting Policies

Changes in accounting principles and guidance, or their interpretation or implementation, may materially adversely affect our reported results of operations or financial position.

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) These principles are subject to interpretation by the SEC and various bodies formed to create and interpret appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant effect on our reported results, as well as our processes and related controls.

Revenue forecasting is uncertain, and the failure to meet our forecasts could result in a decline in our stock price.

Our revenues, particularly new software license revenues or economic impacts from M&A activities, are difficult to forecast. We use a pipeline system to forecast revenues and trends in our business. Our pipeline estimates may prove to be unreliable either in a particular quarter or over a longer period of time, in part because the conversion rate of the pipeline into contracts can be difficult to estimate and requires management judgment. A variation in the conversion rate could cause us to plan or budget incorrectly and result in a material adverse impact on our business or our planned results of operations. Furthermore, most of our expenses are relatively fixed, including costs of personnel and facilities. Thus, an unexpected reduction in our revenue, or failure to achieve the anticipated rate of growth or realize synergies from M&A activity, would have a material adverse effect on our profitability. If our operating results do not meet our publicly stated guidance or the expectations of investors or analysts, our stock price may decline.

If our goodwill or amortizable intangible assets become impaired, we may be required to record a significant charge to earnings.

We review our goodwill for impairment at least annually and when events or changes in circumstances indicate that the carrying value may not be recoverable. We incurred a goodwill impairment loss of $36,056 thousand as of December 31, 2023, resulting in a negative impact on our results of operations.

As required by current accounting standards, we review intangible assets for impairment either annually or whenever changes in circumstances indicate that the carrying value may not be recoverable. The risk of impairment to goodwill is higher during the early years following an acquisition. This is because the fair values of these assets align very closely with what we paid to acquire the reporting units to which these assets are assigned. When impairment charges are triggered, they tend to be material due to the size of the assets involved. Our business could be adversely affected, and impairment of goodwill could be triggered, if any of the following were to occur: higher attrition rates than planned as a result of the competitive environment or our inability to provide products and services that are competitive in the marketplace, lower-than-planned adoption rates by customers, higher-than-expected expense levels to provide services to customers, sustained declines in our stock price and related market capitalization and changes in our business model that may impact one or more of these variables.

Management has identified material weaknesses in the Company’s internal control over financial reporting, which could, if not remediated, result in additional material misstatements in the Company’s interim or annual consolidated financial statements.

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act. Under the direction of the Company’s Chief Executive Officer and Chief Financial Officer, management conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting. As a result of this evaluation, management identified material weaknesses in the Company’s internal control over financial reporting.

Under the direction of the Company’s Chief Executive Officer and Chief Financial Officer, management conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting. As a result of this evaluation, management identified material weaknesses in the Company’s internal control over financial reporting, particularly in the design and operating effectiveness of controls primarily associated with the Company’s valuation and goodwill impairment testing. The material weakness we identified associated with the valuation process arises primarily from a lack of focus on detailed analysis and enhanced documentation procedures. Because of these material weaknesses, management concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2023. These material weaknesses resulted in the delayed filing of the Company’s annual Consolidated Financial Statements for the year ended December 31, 2023.

Management intends to implement enhancements to its internal control over financial reporting, which are expected to include refinements and enhancements to the controls related to goodwill valuation. The Company intends to begin to implement these enhancements to the design of its controls starting second quarter of 2024. However, these material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. The Company will monitor the effectiveness of the remediation plan and will refine the remediation plan, as needed. Until remediated, the material weaknesses could result in future errors to the Company’s financial statements.

Remediation measures are time-consuming on the Company’s financial and operational resources. In order to improve the effectiveness of its internal control over financial reporting, the Company will need to continue to expend resources, including accounting-related costs and management oversight. In view of the Company’s liquidity position, the Company can give no assurance that the measures the Company takes will remediate the material weaknesses or that additional material weaknesses will not arise in the future.

USE OF PROCEEDS

All of the shares of common stock and warrants offered by the Selling Securityholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

Due to the significant number of redemptions of our Class A common stock in connection with our Business Combination, the shares of common stock being registered for issuance or resale are anticipated to constitute a considerable percentage of our public float. Additionally, all the shares of common stock being registered for resale were purchased by the Selling Securityholders for prices considerably below the current market price of our Class A common stock. This discrepancy in purchase prices may have an impact on the market perception of the stock’s value and could contribute to potential downward pressure on the public trading price of our Class A common stock. The registration of these shares for resale creates the possibility of a significant increase in the supply of our Class A common stock in the market. The increased supply, coupled with the potential disparity in purchase prices, may lead to heightened selling pressure, which could negatively affect the public trading price of our Class A common stock. We will not receive the proceeds from the resale of the shares of common stock or warrants by the Selling Securityholders.

The exercise price of the warrants, in certain circumstances, may be higher than the prevailing market price of the underlying securities. The exercise price of the warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying securities is lower than the exercise price. The cash proceeds associated with the exercise of warrants to purchase our common stock are contingent upon our stock price. The value of our common stock may fluctuate and may not align with the exercise price of the warrants at any given time. If the warrants are “out of the money,” meaning the exercise price is higher than the market price of our common stock, there is a high likelihood that warrant holders may choose not to exercise their warrants. As a result, we may not receive any proceeds from the exercise of such warrants.

Furthermore, with regard to the private placement warrants, it is possible that we may not receive cash upon their exercise since these warrants may be exercised on a cashless basis. A cashless exercise allows warrant holders to convert the warrants into shares of our common stock without the need for a cash payment. Instead of receiving cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula or method as further described in “Description of Capital Stock” further below. As a result, the number of shares received through a cashless exercise may be lower than if the warrants were exercised on a cash basis, which could impact the value and dilution of our common stock.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of common stock and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of common stock or warrants may be sold by the Selling Securityholders under this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock to date and do not intend to pay cash dividends. We anticipate that we will retain all available funds and any future earnings, if any, for use in the operation of our business and do not anticipate paying cash dividends in the foreseeable future. In addition, future debt instruments may materially restrict our ability to pay dividends on our common stock. Payment of future cash dividends, if any, will be at the discretion of the board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, the requirements of then-existing debt instruments and other factors the board of directors deems relevant.

MARKET INFORMATION

Our common stock and warrants are listed on Nasdaq under the symbols “CXAI” and “CXAIW,” respectively. Prior to the consummation of the Business Combination, KINS’ Class A common stock and redeemable warrants that were separately traded on Nasdaq under the symbols “KINZ” and “KINZW” respectively. As of August 2, 2024, there were approximately 95 holders of record of our shares of Class A common stock and approximately 18 holders of record of our redeemable warrants. This includes Cede & Co., which holds shares on behalf of the beneficial owners of the Company’s common stock. Because brokers and other institutions hold many of our shares on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of KINS and CXApp adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Defined terms included below have the same meaning as terms defined and included in the prospectus.

The historical financial information of KINS was derived from the audited financial statements of KINS as of and for the period ended March 14, 2023. The historical financial information of CXApp was derived from the audited combined carve-out financial statements of Design Reactor and subsidiaries as of and for the period ended March 14, 2023 included elsewhere in this Report. Such unaudited pro forma financial information has been prepared on a basis consistent with the financial statements of KINS and Design Reactor and subsidiaries, respectively. This information should be read together with the financial statements of KINS and Design Reactor and subsidiaries and related notes, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information included in the prospectus and this registration statement, as applicable.

The Business Combination will be accounted for using the acquisition method (as a forward merger), with goodwill and other identifiable intangible assets recorded in accordance with GAAP, as applicable. Under this method of accounting, CXApp is treated as the “acquired” company for financial reporting purposes. KINS has been determined to be the accounting acquirer because KINS maintains control of the Board of Directors and management of the combined company. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. Under the acquisition method of accounting (as a forward merger), KINS’ assets and liabilities will be recorded at carrying value and the assets and liabilities associated with CXApp will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized as goodwill. The process of valuing the net assets of CXApp immediately prior to the merger for purposes of presentation within this unaudited pro forma condensed combined financial information is preliminary.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 and for the quarter ended March 31, 2024 gives pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2023, the beginning of the earliest period presented. KINS and CXApp have not had any historical operating relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Description of the Merger Agreement

On September 25, 2022, KINS entered into the Merger Agreement, by and among KINS, Inpixon, CXApp, and Merger Sub, pursuant to which KINS will combine with CXApp, Inpixon’s Enterprise Apps Business. Also on September 25, 2022, and in connection with the execution of the Merger Agreement, KINS, Inpixon, CXApp and the Sponsor entered into the Sponsor Support Agreement.

Immediately prior to the Merger and pursuant to the Separation and Distribution Agreement, dated as of September 25, 2022, among KINS, Inpixon, CXApp and Design Reactor, and other ancillary conveyance documents, Inpixon, among other things and on the terms and subject to the conditions of the Separation and Distribution Agreement, transferred the Enterprise Apps Business, including certain related subsidiaries of Inpixon, including Design Reactor, to CXApp and, in connection therewith, effected the Distribution by distributing to Inpixon securityholders 100% of the CXApp common stock, as further described below.

Immediately following the Distribution, in accordance with and subject to the terms and conditions of the Merger Agreement, Merger Sub merged with and into CXApp, with CXApp continuing as the surviving company in the Merger and as a wholly owned subsidiary of KINS (the Merger).

The Merger Agreement, along with the Separation and Distribution Agreement and the other transaction documents entered into in connection therewith, provides for, among other things, the consummation of the following transactions (collectively, the “Business Combination”): (i) Inpixon agreed to transfer the Enterprise Apps Business to its wholly owned subsidiary, CXApp, and contribute $10 million in capital thereto (net of cash held by CXApp as of the Effective Time), (ii) following the Separation, Inpixon agreed to distribute 100% of the shares of CXApp common stock to Inpixon securityholders by way of the Distribution and (iii) following the completion of the foregoing transactions and subject to the satisfaction or waiver of certain other conditions set forth in the Merger Agreement, the parties agreed to consummate the Merger.

Following the Business Combination, New CXApp has two classes of common stock: New CXApp Class A common stock and New CXApp Class C common stock. The New CXApp Class A common stock and the New CXApp Class C common stock are identical in all respects, except that the New CXApp Class C common stock is subject to transfer restrictions and automatically converts into New CXApp Class A common stock on the earlier to occur of (i) the 180th day following the closing of the Merger and (ii) the day that the last reported sale price of the New CXApp Class A common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the closing of the Merger.

At the closing of the Business Combination, each share of KINS Class A common stock and Class B common stock was exchanged for one share of New CXApp Class A common stock, subject to adjustment pursuant to the Sponsor Support Agreement noted below. Additionally, the outstanding shares of CXApp common stock after the Distribution and immediately prior to the effective time of the Merger were converted into an aggregate of 6.9 million shares of New CXApp common stock which were issued to Inpixon shareholders, subject to adjustment. Each holder’s aggregate merger consideration consisted of 10% New CXApp Class A common stock and 90% New CXApp Class C common stock (such percentages, in each case, subject to adjustment to comply with the listing requirements set forth under Nasdaq Listing Rule 5505(b)(2)). Pursuant to the Sponsor Support Agreement, the Sponsor and related parties have agreed that, subject to the limitation set forth therein, the total amount of shares of New CXApp common stock issued to CXApp stockholders (as of immediately after consummation of the Distribution) at the Closing will exceed the total amount of shares of New CXApp common stock issued to all other parties at the Closing by one share.

The following summarizes the pro forma ownership of common stock of New CXApp following the Business Combination:

	Class A	%	Class C	%	Total Shares	%
CXApp existing Stockholders(1)	1,547,700	11.0%	5,487,300	39.0%	7,035,000	50.0%
KINS Public Stockholders(2)(7)	157,223	1.1%	-	-%	157,223	1.1%
Sponsor(3)(6)(7)	6,054,776	43.0%	-	-%	6,054,776	43.0%
Direct Anchor Investors(4)	225,000	1.6%	-	-%	225,000	1.6%
Inpixon(5)(6)(7)	598,000	4.3%	-	-%	598,000	4.3%
Pro forma Common Stock	8,582,699	61.0%	5,487,300	39.0%	14,069,999	100.0%

(1)	The New CXApp Class A common stock and the New CXApp Class C common stock will be identical in all respects, except that the New CXApp Class C common stock will be subject to transfer restrictions and will automatically convert into New CXApp Class A common stock on the earlier to occur of (i) the 180th day following the closing of the Merger and (ii) the day that the last reported sale price of the New CXApp Class A common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the closing of the Merger. Includes 135,000 shares of New CXApp common stock issuable pursuant to a working capital adjustment.
(2)	Excludes 13,800,000 shares of New CXApp Class A common stock underlying the public warrants.
(3)	Excludes 10,280,000 shares of New CXApp Class A common stock underlying the private warrants.
(4)	Includes 225,000 shares of New CXApp Class A common stock held by BlackRock Inc. and reflecting forfeiture to Sponsor of 525,000 shares of KINS Class B common stock prior to Closing.
(5)	Reflects shares of New CXApp Class A common stock attributable to Inpixon for its existing interests in KINS.
(6)	Pursuant to the Sponsor Support Agreement, the Sponsor and related parties have agreed, subject to the limitation set forth therein, to forfeit 22,224 shares of New CXApp common stock (as of immediately prior to the consummation of the Merger).
(7)	Reflects the redemptions of 230,328 KINS public shares prior to Closing.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2024

(in thousands, except share and per share amounts)

	CXApp	Transaction Adjustments	Autonomous Entity Adjustments	Transaction Accounting Adjustments	Pro Forma Combined
Revenues	$1,818	$-	$-	$-	$1,818
Cost of Revenues	327	-	-	-	327
Gross Profit	1,491	-	-	-	1,491

Operating Expenses:
Research and development	1,599	-	-	-	1,599
Sales and marketing	1,114	-	-	-	1,114
General and administrative	1,682	-	-	-	1,682
Amortization of intangible assets	683	-	-	-	683
Total Operating Expenses	5,078	-	-	-	5,078

Loss from operations	(3,587)	-	-	-	(3,587)

Other income (expense)
Interest income (expense), net	(262)	-	-	-	(262)
Change in fair value of derivative liability	(1,472)	-	-	-	(1,472)
Other income (expense), net	(56)	-	-	-	(56)
Total Other Income (Expense)	(1,790)	-	-	-	(1,790)

Income (loss) before income taxes	(5,377)	-	-	-	(5,377)

Income tax benefit	207	-	-	-	207

Net income (loss)	$(5,170)	$-	$-	$-	$(5,170)

Net income (loss) per share:
Class A common stock (basic & diluted)	$(0.34)				$(0.34)

Weighted average shares outstanding:
Class A common stock (basic & diluted)	15,254,389				15,254,389

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

(in thousands, except share and per share amounts)

	KINS (Historical)	CXApp (Historical)	Autonomous Entity Adjustments	Transaction Accounting Adjustments		Pro Forma Combined
Revenues	$5,746	$1,620	$-	$-		$7,366
Cost of Revenues	1,268	483	-	-		1,751
Gross Profit	4,478	1,137	-	-		5,615

Operating Expenses:
Formation and operating cost	2,763	-	-	-		2,763
Research and development	5,309	1,455	-	-		6,764
Sales and marketing	3,242	964	-	-		4,206
General and administrative	5,374	2,293	-	-		7,667
Acquisition-related costs	543	-	-	3,000	A	3,543
Impairment of goodwill	36,056	-	-	-		36,056
Amortization of intangible assets	2,162	806	-	(236)	B	2,732
Total Operating Expenses	55,449	5,518	-	2,764		63,731

Loss from operations	(50,971)	(4,381)	-	(2,764)		(58,116)

Other income (expense)
Interest income (expense), net	65	1	-	-		66
Change in fair value of derivative liability	(6,253)	-	-	-		(6,253)
Interest earned on cash and investments held in Trust Account	20	-	-	(20)	C	-
Other income (expense), net	47	-	-	-		47
Total Other Income (Expense)	(6,121)	1	-	(20)		(6,140)

Income (loss) before income taxes	(57,092)	(4,380)	-	(2,784)		(64,256)

Income tax benefit	3,568	-	-	-		3,568

Net income (loss)	$(53,524)	$(4,380)	$-	$(2,784)		$(60,688)

NOTES TO
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The Business Combination will be accounted for using the acquisition method (as a forward merger), with goodwill and other identifiable intangible assets recorded in accordance with GAAP, as applicable. Under this method of accounting, CXApp is treated as the “acquired” company for financial reporting purposes. KINS has been determined to be the accounting acquirer because KINS maintains control of the Board of Directors and management of the combined company. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. Under the acquisition method of accounting (as a forward merger), KINS’ assets and liabilities will be recorded at carrying value and the assets and liabilities associated with CXApp will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized as goodwill. Significant estimates and assumptions were used in determining the preliminary purchase price allocation reflected in these unaudited pro forma condensed combined financial statements. As the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 and quarter ended March 31, 2024 gives effect to the Business Combination and related transactions as if they occurred on January 1, 2023. These periods are presented on the basis that KINS is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and the related transaction are based on currently available information and certain assumptions and methodologies that New CXApp management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. New CXApp management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of KINS and Design Reactor and subsidiaries.

Note 2. Accounting Policies and Reclassifications

After the consummation of the Business Combination, management has performed a comprehensive review of the two entities’ accounting policies. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only. The Company has elected not to present management adjustments and will only be presenting transaction accounting adjustments and autonomous entity adjustments in the unaudited pro forma condensed combined financial information. The autonomous entity adjustments are management estimates to reflect incremental costs of CXApp being a standalone entity.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of New CXApp common stock outstanding, assuming the Business Combination and related transactions occurred on January 1, 2023.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Statement of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2023, are as follows:

A.	Reflects redemptions of 230,328 KINS public shares prior to closing, for aggregate payments to redeeming shareholders of $2.3 million at a redemption price of $10.18 per share.

B.	Represents incremental adjustments to intangible asset amortization for the step-up in basis of intangible assets subject to amortization acquired in the Business Combination assuming the Business Combination occurred on January 1, 2023. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the amortization expense for each period presented:

	Fair Value	Years of Amortization	Amortization for the year ended 12/31/23
Trade names and trademarks	$3,294	7	$471
Customer Relationships	$5,604	5	$1,121
Developed Technology	$8,697	10	$870
Patents and Intellectual Property	$2,703	10	$270
	$20,298		$2,732

			$2,968.00
			$(236.00)

Note 4. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since January 1, 2023. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entirety of all periods presented.

Year Ended December 31, 2023
Class A (1)
Pro forma net loss	$(60,688,000.00)
Weighted average shares outstanding - basic and diluted	11,967,859
Pro forma net loss per share - basic and diluted	$(5.07)

Excluded securities:(2)
Warrants	21,032,000
Stock Options	985,000
Restricted Stock Units	821,000

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying condensed consolidated financial statements, combined carve-out financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere, including information with respect to its plans and strategy for our business and related financing, includes forward-looking statements that involve risks, uncertainties and assumptions. You should read the “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

The following discussion refers to the financial results of CXApp, Inc. and Subsidiaries, for the years ended December 31, 2023, and December 31, 2022. For purposes of this following discussion the terms “we,” “our” or “us” or “the Company” and similar references refers to CXApp, Inc. and Subsidiaries and its affiliates. The terms defined in this section shall have the meaning ascribed to it in this section only. Except for per share data and as otherwise indicated, all dollar amounts set out herein are in millions.

Overview of Our Business

The CXApp SaaS platform offers a suite of leading-edge technology workplace experience solutions including an enterprise employee application, indoor mapping, on-device positioning, augmented reality technologies and an AI-based analytics platform, targeting the emerging hybrid workplace market to provide enhanced experiences across people, places, and things.

CXApp creates a connected workplace by reducing app overload, data fragmentation, and complex workflows and streamlines all capabilities through The Workplace SuperApp. All features, services, and integrations are housed in one easy-to-access platform allowing businesses to deliver a more holistic employee experience in a hybrid workplace.

Prior to the closing of the Business Combination, CXApp and subsidiaries were wholly owned subsidiary of Inpixon (“Inpixon”) and the Company’s financial statements consist of Design Reactor, Inpixon Canada, Inpixon Philippines and select assets, liabilities, revenues and expenses of Inpixon and Inpixon India (collectively the “Company,” “we,” “us” or “our”), show the historical combined carve-out financial position, results of operations, changes in net investment and cash flows of the Company and should be read in conjunction with the accompanying notes thereto. The Company’s combined carve-out financial statements do not necessarily reflect what the results of operations, financial position, or cash flows would have been had the Company been a separate entity nor are they indicative of future results of the Company.

The combined carve-out operating results of the Company have been specifically identified based on the Company’s existing divisional organization. The majority of the assets and liabilities of the Company have been identified based on the existing divisional structure. The historical costs and expenses reflected in the Company’s financial statements include an allocation for certain corporate and shared service functions. Management believes the assumptions underlying our combined carve-out financial statements are reasonable. Nevertheless, our combined carve-out financial statements may not include all of the actual expenses that would have been incurred had we operated as a standalone company during the periods presented and may not reflect our results of operations, financial position and cash flows had we operated as a standalone company during the periods presented. Actual costs that would have been incurred if we had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. We also may incur additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, would result in additional costs that are not reflected in our historical results of operations, financial position and cash flows.

Recent Events

The Business Combination

On September 25, 2022, an Agreement and Plan of Merger (the “Merger Agreement”), was entered into by and among Inpixon, KINS Technology Group Inc., a Delaware corporation (“KINS”), CXApp Holding Corp., a Delaware corporation and newly formed wholly owned subsidiary of Inpixon (“CXApp”), and KINS Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of KINS (“Merger Sub”), pursuant to which KINS acquired Inpixon’s enterprise apps business (including its workplace experience technologies, indoor mapping, events platform, augmented reality and related business solutions) (the “Enterprise Apps Business”) in exchange for the issuance of shares of KINS capital stock valued at $69,928 thousand (the “Business Combination”). The transaction closed at the end of business on March 14, 2023.

Immediately prior to the Merger at the end of business on March 14, 2023, and pursuant to a Separation and Distribution Agreement, dated as of September 25, 2022, among KINS, Inpixon, CXApp and Design Reactor, (the “Separation Agreement”), and other ancillary conveyance documents, Inpixon, among other things and on the terms and subject to the conditions of the Separation Agreement, transferred the Enterprise Apps Business, including certain related subsidiaries of Inpixon, including Design Reactor, to CXApp (the “Reorganization”). Following the Reorganization, Inpixon distributed 100% of the common stock of CXApp, par value $0.0001, to certain holders of Inpixon securities as of the record date (the “Spin-Off”).

Immediately following the Spin-Off, in accordance with and subject to the terms and conditions of the Merger Agreement, Merger Sub merged with and into CXApp (the “Merger”), with CXApp continuing as the surviving company and as a wholly owned subsidiary of KINS.

The Merger Agreement, along with the Separation and Distribution Agreement and the other transaction documents entered into in connection therewith, provided for, among other things, the consummation of the following transactions: (i) Inpixon transferred the Enterprise Apps Business (the “Separation”) to its wholly owned subsidiary, CXApp, and contributed approximately $4,000 thousand in additional cash so that CXApp would have a minimum of $10,000 thousand in cash and cash equivalents as of the closing of the Business Combination before deduction of expenses (the “Cash Contribution”), (ii) following the Separation, Inpixon distributed 100% of the shares of CXApp common stock to Inpixon securityholders by way of the Distribution and (iii) following the completion of the foregoing transactions and subject to the satisfaction or waiver of certain other conditions set forth in the Merger Agreement, the parties consummated the Merger. The Separation, Distribution and Merger were intended to qualify as “tax-free” transactions.

At the time the Business Combination was effected (the “Closing”), the outstanding shares of CXApp common stock after the Distribution and immediately prior to the effective time of the Merger were converted into an aggregate of 7,035,000 shares of KINS common stock which was issued to Inpixon securityholders, subject to adjustment. Each holder’s aggregate merger consideration consisted of approximately 22% KINS Class A common stock and approximately 78% KINS Class C common stock.

Resale of Shares in this Registration Statement

The Company has filed this registration statement for the resale of a substantial number of shares, which has the potential to significantly impact the market for our common stock. When a large number of shares become available for sale, it can create an imbalance between supply and demand, potentially resulting in downward pressure on the market price of the common stock. The increased supply of shares from this resale could outweigh the existing demand, leading to a potential decline in market price.

Due to the significant number of redemptions of our Class A common stock in connection with our Business Combination, the shares of common stock being registered for issuance or resale are anticipated to constitute a considerable percentage of our public float. Additionally, all the shares of common stock being registered for resale were purchased by the Selling Securityholders for prices considerably below the current market price of our Class A common stock. This discrepancy in purchase prices may have an impact on the market perception of the stock’s value and could contribute to potential downward pressure on the public trading price of our Class A common stock. The registration of these shares for resale creates the possibility of a significant increase in the supply of our Class A common stock in the market. The increased supply, coupled with the potential disparity in purchase prices, may lead to heightened selling pressure, which could negatively affect the public trading price of our Class A common stock. We will not receive the proceeds from the resale of the shares of common stock by the Selling Securityholders.

The exercise price of the warrants, in certain circumstances, may be higher than the prevailing market price of the underlying securities. The exercise price of the warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying securities is lower than the exercise price. The cash proceeds associated with the exercise of warrants to purchase our common stock are contingent upon our stock price. The value of our common stock may fluctuate and may not align with the exercise price of the warrants at any given time. If the warrants are “out of the money,” meaning the exercise price is higher than the market price of our common stock, there is a high likelihood that warrant holders may choose not to exercise their warrants. As a result, we may not receive any proceeds from the exercise of such warrants.

Furthermore, with regard to the private placement warrants, it is possible that we may not receive cash upon their exercise since these warrants may be exercised on a cashless basis. A cashless exercise allows warrant holders to convert the warrants into shares of our common stock without the need for a cash payment. Instead of receiving cash upon exercise, the warrant holder would receive a reduced number of shares based on a predetermined formula or method as further described in “Description of Capital Stock” further below. As a result, the number of shares received through a cashless exercise may be lower than if the warrants were exercised on a cash basis, which could impact the value and dilution of our common stock.

Accounting Treatment for the Business Combination

The Business Combination was accounted for using the acquisition method (as a forward merger), with goodwill and other identifiable intangible assets recorded in accordance with GAAP, as applicable. Under this method of accounting, CXApp is treated as the “acquired” company for financial reporting purposes. KINS has been determined to be the accounting acquirer because KINS maintains control of the Board of Directors and management of the combined company.

2023 Warrant Transactions

In June 2023, 613,138 public warrants, with fair value of approximately $549 thousand, were surrendered for a cashless exercise in exchange for 49,608 shares of Class A common stock. The Company recorded this transaction in the third quarter of 2023.

On July 13, 2023, warrant holders exercised 435 thousand public warrants at an exercise price of $11.50, for a total of $5,002 thousand of cash proceeds to the Company.

On July 14, 2023, the Company entered into a Warrant Exchange Agreement (the “Agreement”) with third-party investor (the “Warrant Holder”) with respect to warrants to purchase an aggregate of 2,000 thousand shares of its common stock, par value $0.0001 per share (the “common stock”) initially issued by the Company in its initial public offering on December 15, 2020 (the “public warrants”). Pursuant to the Agreement, the Company issued an aggregate of 600 thousand shares of common stock to the Warrant Holder in exchange for the surrender and cancellation of the public warrants held by such holder. This resulted in an additional paid in capital of $4,914 thousand in a non-cash transaction and resulted in a $3,900 thousand loss on the warrant conversion, which is included in change in fair value of derivative liability in the statement of operations.

December 2023 Note Purchase Agreement and Promissory Note

On December 15, 2023, we entered into a note purchase agreement with Streeterville Capital, LLC (the “Holder”), pursuant to which we agreed to issue and sell to the Holder an unsecured promissory note (the “December 2023 Note”) in an aggregate initial principal amount of $3,885 thousand, which is payable on or before the date that is 12 months from the issuance date. The initial principal amount includes an original issue discount of $870 thousand and $15 thousand that we agreed to pay to the Holder to cover the Holder’s legal fees, accounting costs, due diligence, monitoring and other transaction costs. Net proceeds from the December 2023 Note is $3,000 thousand.

Interest on the December 2023 Note accrues at a rate of 10% per annum and is payable on the maturity date or otherwise in accordance with the December 2023 Note. We may pay all or any portion of the amount owed earlier than it is due.

Beginning on the date that is six months from the issuance date and at the intervals indicated below until the December 2023 Note is paid in full, the Holder shall have the right to redeem up to an aggregate of 1/6th of the initial principal balance of the December 2023 Note plus any interest accrued thereunder each month by providing written notice delivered to us; provided, however, that if the Holder does not exercise any monthly redemption amount in its corresponding month then such monthly redemption amount shall be available for the Holder to redeem in any further month in addition to such future month’s monthly redemption amount.

Upon receipt of any monthly redemption notice, we shall pay the applicable monthly redemption amount in cash to the Holder within five (5) business days of the Company’s receipt of such monthly redemption notice.

The December 2023 Note includes customary event of default provisions, subject to certain cure periods, and provides for a default interest rate of 22%.

Upon the occurrence of a Change in Control, and without further notice to Holder, all unpaid principal, plus all accrued interest, original issue discount, and other amounts due hereunder, shall become immediately due and payable.

As of May 15, 2024, the outstanding principal of the note is $4,050 thousand. The unamortized original issue discount and unamortized financing cost amounts to $508 thousand and $9 thousand, respectively, as of May 15, 2024.

May 2024 Securities Purchase Agreement

On May 22, 2024, we entered into a Securities Purchase Agreement with Streeterville Capital, LLC (“Streeterville”), pursuant to which the Company (i) may issue and sell one or more Pre-Paid Purchases, in the form substantially similar to exhibit attached thereto (each, a “Pre-Paid Purchase”), in the aggregate purchase amount of up to $10,000,000.00, for the purchase of common stock, upon the terms and subject to the limitations and conditions set forth in such Pre-Paid Purchase, (ii) issued and sold an initial Pre-Paid Purchase in the principal amount of $2,625,000.00 (the “Initial Pre-Paid Purchase”), and (iii) delivered 40,000 shares of common stock to Streeterville.

Upon the terms and subject to the conditions of a Pre-Paid Purchase, Streeterville, at its sole discretion, has the right, but not the obligation, to take delivery of shares from the Company, and Company will issue and to Streeterville, shares of common stock in satisfaction of all or a portion of the outstanding balance of a Pre-Paid Purchase (the “Purchase Shares”). At any time following the earlier of six (6) months from the date of a Pre-Paid purchased and the effectiveness of this Registration Statement, Streeterville may, by providing written notice to Company in the form set forth in such Pre-Paid Purchase, require Company to issue and sell the Purchase Shares to Streeterville, in accordance with the terms and subject to the conditions of such Pre-Paid Purchase.

The Initial Pre-Paid Purchase carries an original issue discount of $125,000.00 (“OID”), and the Company agrees to pay $20,000.00 to Streeterville to cover Streeterville’s fees and expenses incurred in connection with the purchase and sale of the Initial Pre-Paid Purchase (“Transaction Expense Amount”). The OID for each subsequent Pre-Paid Purchases after the Initial Pre-Paid Purchase will be five percent (5%) of the amount of such Pre-Paid Purchase, and has no additional Transaction Expense Amount.

Under the Initial Pre-Paid Purchase, Streeterville may take delivery of the Purchase Shares at a price equal to the lower of (i) $3.996 or (ii) 91% of the lowest daily VWAP during the ten consecutive trading days immediately prior to the purchase notice date, but not lower than $0.666. Under any additional Pre-Paid Purchases, Streeterville may purchase the Purchase Shares at a price equal to the lower of (i) one hundred twenty percent (120%) of the lower of (a) the closing trade price, or (b) the average closing trade price of five (5) trading days, immediately preceding the Pre-Paid Purchase date or (ii) 91% of the lowest daily VWAP during the ten consecutive trading days immediately prior to the purchase notice date, but not lower than (a) twenty percent (20%) of the lower of the closing trade price, or (b) average closing trade price of 5 trading days, immediately preceding the Pre-Paid Purchase date.

Notwithstanding anything to the contrary contained in any Pre-Paid Purchase or the other Transaction Documents (as defined in the Securities Purchase Agreement), the Company and Streeterville have agreed that (1) the total cumulative number of shares of common stock issued to Streeterville under all Pre-Paid Purchases together with all other Transaction Documents may not exceed the requirements of Nasdaq Listing Rule 5635(d) prior to obtaining the requisite stockholder approval and (2) the company shall not effect any issuance of shares pursuant to any Pre-Paid Purchase to the extent that after giving effect to such issuance would cause Streeterville (together with its affiliates) to beneficially own a number of common stock exceeding 9.99% of the number of common stock outstanding on such date (including for such purpose common stock issuable upon such issuance) (the “Maximum Percentage”), with the beneficial ownership being determined pursuant to Section 13(d) of the Exchange Act. The Maximum Percentage is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Streeterville.

Key Factors Affecting CXApp’s Results of Operations

Our financial position and results of operations depend to a significant extent on the following factors:

Customer Base

Our customer base is currently operating within approximately 5 different industries, including approximately 28% in Technology, 14% in Financial Services, 30% in Consumer, 9% in Healthcare and 19% in Media & Entertainment. Approximately 85% of our customers are headquartered in the United States; with over 397 customer campuses built out across approximately 217 cities and over 59 countries throughout the world.

Our management uses key metrics such as total revenue growth, recurring and non-recurring revenue, existing customer expansion rates, number of customer campuses (which management believes is a more meaningful metric to measure performance than total number of customers), and churn rates to measure customer growth and market penetration. The CXApp carve-out financials show that our revenue has decreased from approximately $8,470 thousand for the twelve-month period ending December 2022 (Predecessor) to approximately $1,620 thousand for the period January 1, 2023, to March 14, 2023 (Predecessor) and $5,746 thousand for the period from March 15, 2023, to December 31, 2023 (Successor) for a total of $7,366 thousand for the year ended December 31, 2023. Approximately 78% of the Company’s revenue was recurring in 2023 and approximately 65% was recurring in 2022. Approximately 17% of our customers have expanded to add additional revenue opportunities with new campuses, features, or integrations within twelve months of initial deployment and we have an average quarterly customer churn rate of less than 3% for the year ended December 31, 2023.

Our ability to increase revenues from existing customers by identifying additional opportunities to sell more of our products and services and our ability to obtain new customers depends on a number of factors, including our ability to offer high quality products and services at competitive prices, the strength of our competitors and the capabilities of our sales and marketing departments. If we are not able to continue to increase sales of our products and services to existing customers or to obtain new customers in the future, we may not be able to increase our revenues and could suffer a decrease in revenues as well.

Our top three customers accounted for approximately 22% and 27% of our gross revenue during each of the years ended December 31, 2023 and 2022, respectively. One customer accounted for 12% of our gross revenue in 2023 and a separate customer accounted for 11% in 2022; however, each of these customers may or may not continue to be a significant contributor to revenue in 2024. The loss of a significant amount of business from one of our major customers would materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant customers or projects in any one period may not continue to be significant customers or projects in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

Competition

Our industry is developing rapidly, and related technology trends are constantly evolving. In this environment, we face, among other things, significant price competition from our competitors. As a result, we may be forced to reduce the prices of the products and services we sell in response to offerings made by our competitors and may not be able to maintain the level of bargaining power that we have enjoyed in the past when negotiating the prices of our products and services.

Our profitability is dependent on the prices we are able to charge for our products and services. The prices we are able to charge for our products and services are affected by a number of factors, including:

●	our customers’ perceptions of our ability to add value through our products and services;

●	introduction of new products or services by us or our competitors;

●	our competitors’ pricing policies;

●	our ability to charge higher prices where market demand or the value of our products or services justifies it;

●	procurement practices of our customers; and

●	general economic and political conditions.

If we are not able to maintain favorable pricing for our products and services, our results of operations could be adversely affected.

We believe that there is significant opportunity to expand our customer base by making investments in sales, marketing, and brand awareness. Our ability to attract new customers will depend on several factors, including our success in recruiting, training, retaining, and scaling our sales and marketing organization, as well as our ability to capitalize on the competitive dynamics of our target markets. Sales force expansion will be necessary to cover a wider array of markets that are currently underserved.

Research and Development

During the year, the Company added resources dedicated for developing the Artificial Intelligence (AI) based Augmented Reality (AR) which will provide digital transformation in CXApp SaaS platform. The management believes that this investment in research and development will maintain a competitive position and create opportunities for the Company.

Pandemic and World Environment

Our business has been impacted by the COVID-19 pandemic and general macroeconomic conditions and may continue to be impacted. While we have been able to continue operations remotely, we have and continue to experience impact in the demand of certain products and delays in certain projects and customer orders either because of customer facilities being partially or fully closed during the pandemic or because of the uncertainty of the customer’s financial position and ability to invest in our technology. If we are unable to successfully respond and manage the impact of the pandemic, and the resulting responses to it, our business, operations, financial condition and results of operations could be adversely impacted.

RESULTS OF OPERATIONS

Comparison of the results of operations for the three months ended March 31, 2024 (Successor), for the period from March 15, 2023, to March 31, 2023 (Successor), and for the period from January 1, 2023, to March 14, 2023 (Predecessor)

The following table sets forth our results of operations. This data should be read together with our unaudited financial statements and related notes.

	Successor		Predecessor
	(unaudited)
	Three months ended March 31, 2024	Period from March 15, 2023, to March 31, 2023	Period from January 1, 2023, to March 14, 2023
Condensed Consolidated Statements of Operations Data
Revenues	$1,818	$342	$1,620
Cost of revenues	327	87	483
Gross profit	1,491	255	1,137
Operating expenses	5,078	742	5,518
Loss from operations	(3,587)	(487)	(4,381)
Other income (expense), net	(1,790)	1,685	1
Income tax benefit	207	1,560	-
Net income (loss)	$(5,170)	$2,758	$(4,380)

Revenues

The Company derives revenue from subscription software as a service (SaaS), design, deployment and implementation services for its enterprise apps business. Revenue was $1,818 thousand for the three months ended March 31, 2024 (Successor), compared to $342 thousand and $1,620 thousand for the period from March 15, 2023, to March 31, 2023 (Successor) and the period from January 1, 2023, to March 14, 2023 (Predecessor), respectively. The decrease in revenue of $144 thousand, for the comparative quarters ended March 31, 2024 and March 31, 2023, was due to a decline in Professional Services revenue. Professional services are related to integration works and other services that may be requested by the customer and as such the decline in revenue is attributable to the professional services revenue because the Company has moved to a full SaaS model versus one-time professional fees.

Our subscription-based revenue was 87% of the total revenue for the three months ended March 31, 2024 (Successor) and 74% for the three months ended March 31, 2023 (Successor), which is a 13% increase in the revenue mix.

Gross Margin

Cost of revenues includes the direct costs to deliver the services including labor and overhead. Cost of revenues were $327 thousand for the three months ended March 31, 2024 (Successor), compared to $87 thousand and $483 thousand for the period from March 15, 2023, to March 31, 2023 (Successor) and the period from January 1, 2023, to March 14, 2023 (Predecessor), respectively. The gross profit margin was 82% for the three months ended March 31, 2024 (Successor), compared to 75% and 70% for the period from March 15, 2023, to March 31, 2023 (Successor) and the period from January 1, 2023, to March 14, 2023 (Predecessor), respectively. This decrease in cost of revenues of approximately $243 thousand, or approximately 43%, for the comparative periods ended March 31, 2024 and March 31, 2023, was attributable to the decrease in professional services revenue related costs.

Operating Expenses

Operating expenses consist primarily of research and development costs, sales and marketing costs, and general and administrative costs. These operating expenses were $5,078 thousand for the three months ended March 31, 2024 (Successor), compared to $742 thousand and $5,518 thousand for the period from March 15, 2023, to March 31, 2023 (Successor) and the period from January 1, 2023, to March 14, 2023 (Predecessor), respectively. The decrease in operating expenses of $1,182 thousand for the same comparative quarter was attributable to decrease in general and administrative expenses of $852 thousand, amortization of intangibles of $239 thousand, and other operating expenses of approximately $91 thousand.

Other Income/(Expense)

Other income/expense was a $1,790 thousand expense, $1,685 thousand income, and $1 thousand income for the three months ended March 31, 2024 (Successor), for the period from March 15, 2023, to March 31, 2023 (Successor), and the period from January 1, 2023, to March 14, 2023 (Predecessor), respectively. This decrease in other income was primarily attributable to changes in fair value of derivative warrant liabilities of $1,472 thousand during the three months ended March 31, 2024 (Successor).

Provision for Income Taxes

There was an income tax benefit of approximately $207 thousand for the three months ended March 31, 2024 (Successor), compared to $1,560 thousand and $0 thousand for the period from March 15, 2023, to March 31, 2023 (Successor) and the period from January 1, 2023, to March 14, 2023 (Predecessor), respectively. The income tax benefit for the three months ended March 31, 2023 (Successor) is primarily a result of the release of valuation allowance attributable to acquired intangible assets from the Business Combination recorded in the first quarter of 2023.

Non-GAAP Financial information

EBITDA

The Company includes a non-GAAP measure that we use to supplement our results presented in accordance with U.S. GAAP. EBITDA is defined as earnings before interest and other income, taxes, depreciation and amortization. Adjusted EBITDA is used by our management as the matrix in which it manages the business. It is defined as EBITDA plus adjustments for other income or expense items, non- recurring items and non-cash stock-based compensation. Adjusted EBITDA is a performance measure that we believe is useful to investors and analysts because it illustrates the underlying financial and business trends relating to our core, recurring results of operations and enhances comparability between periods.

Adjusted EBITDA is not a recognized measure under U.S. GAAP and is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. Investors should exercise caution in comparing our non-GAAP measure to any similarly titled measure used by other companies.

This non-GAAP measure excludes certain items required by U.S. GAAP and should not be considered as an alternative to information reported in accordance with U.S. GAAP. The table below presents our adjusted EBITDA, reconciled to net income, which is the most comparable GAAP measure, for the periods indicated (in thousands).

	Successor		Predecessor
	Three months ended March 31, 2024	Period from March 15, 2023, to March 31, 2023	Period from January 1, 2023, to March 14, 2023
Net income (loss)	$(5,170)	$2,758	$(4,380)
Interest and other income	262	1	(1)
Income tax (benefit)/provision	(207)	(1,560)	-
Depreciation and amortization	705	120	1,034
EBITDA	(4,410)	1,319	(3,347)
Adjusted for:
Changes in fair value of warrant liabilities	1,472	(1,686)	-
Unrealized (gains) losses	56	3	(32)
Stock-based compensation - compensation and related benefits	601	2	158
Adjusted EBITDA	$(2,281)	$(362)	$(3,221)

We rely on Adjusted EBITDA, which is a non-GAAP financial measure for the following:

●	To compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

●	As a basis for allocating resources to various projects;

●	As a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

●	To evaluate internally the performance of our personnel.

We have presented Adjusted EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss). By including this information, we can provide investors with a more complete understanding of our business. Specifically, we present Adjusted EBITDA as supplemental disclosure because of the following:

●	We believe Adjusted EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, depreciation and amortization and other non- cash items including acquisition transaction and financing costs, impairment, unrealized gains, stock based compensation, interest income and expense, and income tax benefit.

●	We believe that it is useful to provide to investors with a standard operating metric used by management to evaluate our operating performance; and

●	We believe that the use of Adjusted EBITDA is helpful to compare our results to other companies.

Even though we believe Adjusted EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other condensed consolidated statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:

●	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

●	Adjusted EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments; and

●	Other companies in our industry may calculate Adjusted EBITDA differently than we do, thereby potentially limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing Adjusted EBITDA only as supplemental information.

Financing Obligations and Requirements

As of May 15, 2024, the Company owed approximately $3,885 thousand in principal and accrued interest payable of $165 thousand payable within the next nine months. The interest rate is 10%. See Note 10 of the Notes to Unaudited Condensed Consolidated Financial Statements.

Net cash used in operating activities during the three months ended March 31, 2024 (Successor) of $650 thousand consists of net loss of $5,170 thousand offset by non-cash adjustments of approximately $3,051 thousand and net cash changes in operating assets and liabilities of approximately $1,469 thousand. We entered into an equity line financing agreement on May 22, 2024, for up to $10,000 thousand, with an initial draw of $2,500 thousand in the second quarter of 2024. Given our current cash balances and budgeted cash flow requirements, the Company believes such funds are sufficient to satisfy its working capital needs, capital asset purchases, debt repayments and other liquidity requirements associated with its existing operations for the next 12 months from the issuance date of the financial statements. The Company may continue to pursue strategic transactions and may raise additional capital as needed, using our equity securities and/or cash and debt financings in combinations appropriate for each acquisition.

Liquidity and Capital Resources as of March 31, 2024, Compared With March 31, 2023

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from operations and their sufficiency to fund our operating and investing activities.

As of March 31, 2024 (Successor), the Company has a working capital deficiency of approximately $5,280 thousand and cash of approximately $5,603 thousand. For the three months ended March 31, 2024 (Successor), the Company incurred net loss of approximately $5,170 thousand and used approximately $650 thousand of cash for operating activities.

The Management believes that the current liquidity position, including the cash raised under the promissory note of $3,000 thousand payable by December 2024, and the equity line financing agreement we entered into on May 22, 2024, for up to $10,000 thousand, with an initial draw of $2,500 thousand in the second quarter of 2024, has the ability to mitigate any going concern indicators for a period of at least one year from the date these financial statements are issued.

The Company’s net cash flows used in operating, investing and financing activities and certain balances are as follows (in thousands):

	Successor		Predecessor
	Three months ended March 31, 2024	Period from March 15, 2023, to March 31, 2023	Period from January 1, 2023, to March 14, 2023
Cash flows (used in) provided by
Net cash used in operating activities	$(650)	$(4,431)	$(5,144)
Net cash provided by (used in) investing activities	(18)	9,980	(54)
Net cash provided by (used in) financing activities	-	(328)	8,892
Effect of exchange rates on cash	(4)	-	1
Net increase (decrease) in cash and cash equivalents	$(672)	$5,221	$3,695

	March 31, 2024	December 31, 2023
Cash and cash equivalents	$5,603	$6,275
Working capital deficit	$(5,280)	$(1,287)

Operating Activities for the three months ended March 31, 2024 (Successor), for the period from March 15, 2023, to March 31, 2023 (Successor), and the period from January 1, 2023, to March 14, 2023 (Predecessor)

	Successor		Predecessor
	Three months ended March 31, 2024	Period from March 15, 2023, to March 31, 2023	Period from January 1, 2023, to March 14, 2023
Net income (loss)	$(5,170)	$2,758	$(4,380)
Non-cash income and expenses	3,051	(3,113)	1,200
Net change in operating assets and liabilities	1,469	(4,076)	(1,964)
Net cash used in operating activities	$(650)	$(4,431)	$(5,144)

Cash Flows from Investing Activities for the three months ended March 31, 2024 (Successor), for the period from March 15, 2023, to March 31, 2023 (Successor), and for the period from January 1, 2023, to March 14, 2023 (Predecessor)

Net cash flows used in investing activities during the three months ended March 31, 2024 (Successor) was approximately $18 thousand compared to net cash flows used in and provided in investing activities for the period from March 15, 2023, to March 31, 2023 (Successor) and during the period from January 1, 2023, to March 14, 2023 (Predecessor) of approximately thousand $9,980 and $54 thousand, respectively. Cash flows related to investing activities during the three months ended March 31, 2024 (Successor) include $18 thousand for the purchase of property and equipment. Cash flows related to investing activities during the period from March 15, 2023, to March 31, 2023 (Successor) include $23 thousand for the purchase of property and equipment, and $10,003 thousand as cash acquired in connection with Business Combination. Cash flows related to investing activities during the period from January 1, 2023, to March 14, 2023 (Predecessor) include $9 thousand for the purchase of property and equipment, and $45 thousand for the investment in capitalized software.

Cash Flows from Financing Activities for the three months ended March 31, 2024 (Successor), for the period from March 15, 2023, to March 31, 2023 (Successor), and for the period from January 1, 2023, to March 14, 2023 (Predecessor)

There is no cash flow provided by or used in financing activities during three months ended March 31, 2024 (Successor) compared to net cash flows provided by and used in financing activities for the period from March 15, 2023, to March 31, 2024 (Successor) and during the period from January 1, 2023, to March 14, 2023 (Predecessor) of approximately $328 thousand and $8,892 thousand, respectively. During the period from March 15, 2023, to March 31, 2023 (Successor), the Company paid $328 thousand in cash outflows for repayment of related party note. During the period from January 1, 2023, to March 14, 2023 (Predecessor), the Company received $9,089 thousand in incoming cash flows from parent, and paid $197 thousand in cash outflows from a payment of an acquisition liability.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Contractual Obligations and Commitments

Contractual obligations are cash that we are obligated to pay as part of certain contracts that we have entered during our course of business. Our contractual obligations consist of operating lease liabilities that are included in our balance sheet. As of March 31, 2024 (Successor), the total obligation for operating leases is approximately $391 thousand, of which approximately $231 thousand is expected to be paid in the next twelve months.

Quantitative and Qualitative Disclosures about Market Risk

Not applicable.

Critical Accounting Policies and Estimates

Our unaudited condensed consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our unaudited condensed consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Critical Accounting Policies

Our significant accounting policies are discussed in Note 2 of the unaudited condensed consolidated financial statements which are included elsewhere in this filing.

Critical Accounting Estimates

We consider an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on our unaudited condensed consolidated financial statements.

The Management believes there have been no significant changes during the three-month period ended March 31, 2024, to the items disclosed as critical accounting estimates in management’s discussion and analysis in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 that was filed with the SEC on May 24, 2024.

Year Ended December 31, 2023 compared to the Year Ended December 31, 2022

For the purposes of the analysis of the results presented herein, the Company is presenting the combined results of operations for the period March 15, 2023, to December 31, 2023 of the Successor Company with the period January 1, 2023, to March 14, 2023 of the Predecessor Company. Although this presentation is not in accordance with accounting principles generally accepted in the United States, the Company believes presenting and analyzing the combined results allows for a more meaningful comparison of results for the twelve-month period ended December 31, 2023 to the year ended December 31, 2022. The following selected data from our audited consolidated statements of operations and other supplementary data should be referred to while reading the results of operations discussion that follows (dollars in thousands):

					Non-GAAP
	Successor	Predecessor	Non-GAAP Combined	Predecessor	2023 vs 2022 Changes
	Period from March 15, 2023, to December 31, 2023	Period from January 1, 2023, to March 14, 2023	Year Ended December 31, 2022	Year Ended December 31, 2022	$ Change	$% Change*
Revenues	$5,746	$1,620	$7,366	$8,470	$(1,104)	(13)%
Cost of revenues	1,268	483	1,751	2,064	(313)	(15)%
Gross profit	4,478	1,137	5,615	6,406	(791)	(12)%
Operating expenses	52,686	5,518	58,204	35,431	22,773	64%
Loss from operations	(48,208)	(4,381)	(52,589)	(29,025)	23,564	81%
Interest income	65	1	66	4	62	1,550%
Income tax benefit (expense)	3,572	-	3,572	(153)	3,725	(2,435)%
Change in fair value of derivative liability	(4,714)	-	(4,714)	-	(4,714)	(100)%
Other income (expense)	47	-	47	(1)	48	(4,800)%
Net loss	$(49,238)	$(4,380)	$(53,618)	$(29,175)	$24,443	84%

*	Amounts used to calculate dollar and percentage changes are based on numbers in the thousands. Accordingly, calculations in this item, which may be rounded to the nearest hundred thousand, may not produce the same results.

Revenues

The Company derives revenue from software as a service, design, deployment and implementation services for its enterprise apps business. Non-GAAP combined revenue for the year ended December 31, 2023 were $7,366 thousand, compared to $8,470 thousand for the comparable period in the prior year for a decrease of approximately $1,104 thousand, or approximately 13%. The decrease was due to a decline in Professional Services revenue. Professional services are related to integration works and other services that may be requested by the customer, wherein 78% of our recognized revenue is subscription revenue, and as such the decline in revenue is attributable to the professional services revenue because the Company has moved to a full SaaS model versus one-time professional fees.

Gross Margin

Cost of revenues includes the direct costs to deliver the services including labor, overhead, hardware and shipping and freight costs. Non-GAAP combined cost of revenues for the year ended December 31, 2023 were $1,751 thousand compared to $2,064 thousand for the comparable period in the prior year. This decrease in cost of revenues of approximately $313 thousand, or approximately 15%, was attributable to the decrease in professional services revenue related costs.

Gross profit, calculated as revenues less costs of revenues, may vary between periods and is primarily affected by various factors including average selling prices, product costs, product mix, customer mix, and production volumes. The gross profit margin for the year ended December 31, 2023 was 76% (Non-GAAP combined) compared to 76% for the year ended December 31, 2022.

Operating Expenses

Operating expenses consist primarily of research and development costs, sales and marketing costs, and general and administrative costs. Non-GAAP combined operating expenses for the year ended December 31, 2023 were $58,204 thousand and $35,431 thousand for the comparable period ended December 31, 2022. This increase of $22,773 thousand is primarily attributable to increase in impairment of goodwill of $30,516 thousand and a decrease of $7,743 thousand in other operating expenses as an effect of management reduction effort post-business combination.

Loss From Operations

Non-GAAP combined loss from operations for the year ended December 31, 2023 was $52,589 thousand as compared to $29,025 thousand for the comparable period in the prior year. This increase in loss of $23,564 thousand is primarily attributable to increased operating expenses as detailed above plus the decreased gross profit of approximately $791 thousand.

Other Income/(Expense)

Other income (expense) consists primarily of change in fair value of derivative liabilities. Change in fair value of derivative liabilities for the year ended December 31, 2023 is a loss of approximately $4,714 thousand.

Provision for Income Taxes

There was an income tax benefit of $3,572 thousand for the year ended December 31, 2023 (Non-GAAP combined) and an income tax loss of approximately $153 thousand for the year ended December 31, 2022. The net income tax benefit for the year ended December 31, 2023 is primarily a result of the release of valuation allowance attributable to acquired intangible assets from the Business Combination on March 14, 2023.

Net Loss

Non-GAAP combined net loss for the year ended December 31, 2023 was $53,618 thousand, compared to $29,175 thousand for the comparable period in the prior year. This increase in loss of approximately $24,443 thousand was primarily attributable to the increase in operating expenses of $22,773 thousand, change in fair value of derivative liabilities of $4,714 thousand, and other income of $110 thousand, the lower gross margin of $791 thousand, offset by a lower income tax benefit of approximately $3,725 thousand.

Non-GAAP Financial information

EBITDA

This Report includes a non-GAAP measure that we use to supplement our results presented in accordance with U.S. GAAP. EBITDA is defined as earnings before interest and other income, tax and depreciation and amortization. Adjusted EBITDA is used by our management as the matrix in which it manages the business. It is defined as EBITDA plus adjustments for other income or expense items, non-recurring items and non-cash stock-based compensation. Adjusted EBITDA is a performance measure that we believe is useful to investors and analysts because it illustrates the underlying financial and business trends relating to our core, recurring results of operations and enhances comparability between periods.

Adjusted EBITDA is not a recognized measure under U.S. GAAP and is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. Investors should exercise caution in comparing our non-GAAP measure to any similarly titled measure used by other companies.

This non-GAAP measure excludes certain items required by U.S. GAAP and should not be considered as an alternative to information reported in accordance with U.S. GAAP. The table below presents our adjusted EBITDA reconciled to net income, the most comparative GAAP measure, for the periods indicated (in thousands).

	Successor	Predecessor
	Period from March 15, 2023, to December 31, 2023	Period from January 1, 2023, to March 14, 2023	Year ended December 31, 2022
Net loss	$(49,238)	$(4,380)	$(29,175)
Interest and other income	(65)	(1)	(4)
Tax expense (benefit)	(3,572)	-	153
Depreciation and amortization	2,237	1,034	4,531
EBITDA	(50,638)	(3,347)	(24,487)
Adjusted for:
Acquisition transaction/financing costs	543	-	16
Earnout compensation expense/(benefit)	-	-	(2,827)
Changes in fair value of warrant liabilities	4,714	-	-
Unrealized (gains) losses	(44)	(32)	-
Impairment of goodwill	36,056	-	5,540
Unrealized gains on notes, loans, investments	-	-	1,478
Stock-based compensation — compensation and related benefits	1,080	158	1,640
Severance costs	-	-	754
Adjusted EBITDA	$(8,289)	$(3,221)	$(17,886)

We rely on Adjusted EBITDA, which is a non-GAAP financial measure for the following:

●	To compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

●	As a basis for allocating resources to various projects;

●	As a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

●	To evaluate internally the performance of our personnel.

We have presented Adjusted EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss). By including this information, we can provide investors with a more complete understanding of our business. Specifically, we present Adjusted EBITDA as supplemental disclosure because of the following:

●	We believe Adjusted EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, depreciation and amortization and other non- cash items including acquisition transaction and financing costs, earnout compensation expense, professional service fees, goodwill impairment, unrealized gains, stock-based compensation, severance costs, interest income and expense, and income tax benefit.

●	We believe that it is useful to provide investors with a standard operating metric used by management to evaluate our operating performance; and

●	We believe that the use of Adjusted EBITDA is helpful to compare our results to other companies.

Even though we believe Adjusted EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other consolidated statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:

●	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

●	Adjusted EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments; and

●	Other companies in our industry may calculate Adjusted EBITDA differently than we do, thereby potentially limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing Adjusted EBITDA only as supplemental information.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from operations and their sufficiency to fund our operating and investing activities.

As of December 31, 2023, the Company has a working capital deficit of approximately $1,287 thousand and cash of approximately $6,275 thousand. For the period from March 15, 2023, to December 31, 2023 (Successor) the Company incurred net loss of approximately $49,238 thousand. For the period March 15 to December 31, 2023 (Successor) the Company used approximately $12,766 thousand of cash for operating activities, of which $5,876 thousand was from a reduction in accrued liabilities, primarily paying merger related transaction liabilities. The Predecessor Company used approximately $5,144 thousand and $18,895 thousand cash for operating activities for period January 1, 2023, to March 14, 2023 and year ended December 31, 2022, respectively.

The Management believes that the current liquidity position, including the cash raised under the promissory note of $3,000 thousand dollars payable by December 2024, and the equity line financing agreement we entered into on May 22, 2024, for up to $10,000 thousand, with an initial draw of $2,500 thousand in the second quarter of 2024, has the ability to mitigate any going concern indicators for a period of at least one year from the date these financial statements are issued.

Liquidity and Capital Resources as of December 31, 2023, Compared With December 31, 2022

The Company’s net cash flows used in operating, investing and financing activities and certain balances are as follows (in thousands):

	Successor	Predecessor
	Period from March 15, 2023, to December 31, 2023	Period from January 1, 2023, to March 14, 2023	Year ended December 31, 2022
Net cash used in operating activities	$(12,766)	$(5,144)	$(18,895)
Net cash provided (used) by investing activities	9,946	(54)	(482)
Net cash provided by financing activities	7,620	8,892	20,728
Effect of foreign exchange rate changes on cash	(28)	1	(71)
Net increase in cash and cash equivalents	$4,772	$3,695	$1,280

	Successor	Predecessor
	December 31, 2023	December 31, 2022
Cash and cash equivalents	$6,275	$6,308
Working capital surplus (deficit)	$(1,287)	$3,154

Operating Activities for the years ended December 31, 2023 and 2022

Net cash used in operating activities during the period consisted of the following (in thousands):

	Successor	Predecessor
	Period from March 15, 2023, to December 31, 2023	Period from January 1, 2023, to March 14, 2023	Year ended December 31, 2022
Net loss	$(49,238)	$(4,380)	$(29,175)
Non-cash income and expense	40,813	1,200	10,133
Net change in operating assets and liabilities	(4,341)	(1,964)	147
Net change in operating assets and liabilities	$(12,766)	$(5,144)	$(18,895)

The non-cash expenses were approximately $40,813 thousand, $1,200 thousand, and $10,133 thousand for the period from March 15, 2023, to December 31, 2023 (Successor), period from January 1, 2023, to March 14, 2023 (Predecessor), and year ended December 31, 2022 (Predecessor), respectively:

	Successor	Predecessor
	Period from March 15, 2023, to December 31, 2023	Period from January 1, 2023, to March 14, 2023	Year ended December 31, 2022
Depreciation and amortization	$2,237	$1,034	$4,531
Amortization of right of use asset	298	40	266
Amortization of debt discount and deferred financing cost	37	-	-
Stock-based compensation expense	1,080	158	1,640
(Gain) or loss on change in fair value of derivative liability	4,714	-	-
Deferred income taxes	(3,570)	-	-
Unrealized loss on note	-	-	1,478
Impairment of goodwill	36,056	-	5,540
Earnout payment expense	-	-	(2,827)
(Gain) loss on foreign currency transactions	(44)	(32)	-
Other	5	-	(495)
Total non-cash expenses	$40,813	$1,200	$10,133

The net cash used in the change in operating assets and liabilities were approximately $4,341 thousand and $1,964 thousand for the period from March 15, 2023, to December 31, 2023 (Successor) and January 1, 2023, to March 14, 2023 (Predecessor), respectively. The net cash provided by change in operating assets and liabilities for the year ended December 31, 2022 (Predecessor) is approximately $147 thousand:

	Successor	Predecessor
Changes in Operating Assets and Liabilities	Period from March 15, 2023, to December 31, 2023	Period from January 1, 2023, to March 14, 2023	Year ended December 31, 2022
Accounts receivable and other receivables	$300	$(857)	$109
Prepaid expenses and other current assets and other assets	682	(20)	244
Accounts payable	499	(796)	400
Accrued liabilities and other liabilities	(5,876)	(787)	583
Operating lease liabilities	(306)	(38)	(257)
Deferred revenue	360	534	(932)
Net cash (used in) provided by the changes in operating assets and liabilities	$(4,341)	$(1,964)	$147

Cash Flows from Investing Activities for the years ended December 31, 2023 and December 31, 2022

Net cash flows provided by investing activities during the period from March 15, 2023, to December 31, 2023 (Successor) was approximately $9,946 thousand compared to net cash flows used in investing activities for the period from January 1, 2023, to March 14, 2023 (Predecessor) and during the year ended December 31, 2022 (Predecessor) of approximately $54 thousand and $482 thousand, respectively. Cash flows related to investing activities during the period from March 15, 2023, to December 31, 2023 (Successor) include $57 thousand for the purchase of property and equipment, and $10,003 thousand for cash acquired in connection with the Business Combination. Cash flows related to investing activities during the period from January 1, 2023, to March 14, 2023 (Predecessor) include $9 thousand for the purchase of property and equipment, and $45 thousand for the investment in capitalized software. Cash flows related to investing activities during the year ended December 31, 2022 (Predecessor) include $88 thousand for the purchase of property and equipment, and $394 thousand for investment in capitalized software.

Cash Flows from Financing Activities for the years ended December 31, 2023 and December 31, 2022

Net cash flows provided by financing activities during period from March 15, 2023, to December 31, 2023 (Successor) was $7,620 thousand compared to net cash flows provided by financing activities for the period from January 1, 2023, to March 14, 2023 (Predecessor) and during the year ended December 31, 2022 (Predecessor) of approximately $8,892 thousand and $20,728 thousand, respectively. During the period from March 15, 2023, to December 31, 2023 (Successor), the Company paid $328 thousand in cash outflows from a repayment of a related party promissory note, received $3,000 thousand from the issuance of a promissory note, received $5,002 thousand of cash proceeds for exercise of 435 public warrants and paid $54 thousand of issuance cost. During the period from January 1, 2023, to March 14, 2023 (Predecessor), the Company received $9,089 thousand in incoming cash flows from parent, and paid $197 thousand in cash outflows from a payment of an acquisition liability. During the year ended December 31, 2022 (Predecessor), the Company received $25,967 thousand in incoming cash flows from parent, and paid $104 thousand and $5,135 thousand in cash outflows from taxes paid related to share based compensation and from a payment of an acquisition liability, respectively.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Contractual Obligations and Commitments

Contractual obligations are cash that we are obligated to pay as part of certain contracts that we have entered during our course of business. Our contractual obligations consist of operating lease liabilities and acquisition liabilities that are included in our balance sheet. As of December 31, 2023, the total obligation for operating leases is approximately $505 thousand, of which approximately $275 thousand is expected to be paid in the next twelve months.

Financing Obligations and Requirements

As of May 15, 2024, the Company owed approximately $3,885 thousand in principal and accrued interest payable of $165 thousand payable within the next nine months. The interest rate is 10%.

Net cash used in operating activities during the period March 15, 2023, to December 31, 2023 (Successor) of $12,766 thousand consists of net loss of $49,238 thousand offset by non-cash adjustments of approximately $40,813 thousand less net cash changes in operating assets and liabilities of approximately $4,341 thousand. Although the Company has sustained significant losses during the period March 15, 2023, to December 31, 2023 (Successor), we raised net proceeds of approximately $5,002 thousand and $3,000 thousand from the warrant exchange transaction and from issuance of promissory note, respectively. We also entered into an equity line financing agreement on May 22, 2024, for up to $10,000 thousand, with an initial draw of $2,500 thousand in the second quarter of 2024. Given our current cash balances and budgeted cash flow requirements, the Company believes such funds are sufficient to satisfy its working capital needs, capital asset purchases, debt repayments and other liquidity requirements associated with its existing operations for the next 12 months from the issuance date of the financial statements. The Company may continue to pursue strategic transactions and may raise additional capital as needed, using our equity securities and/or cash and debt financings in combinations appropriate for each acquisition.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in Note 2 of the consolidated financial statements that are included elsewhere in this filing. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. There have been no changes to estimates during the periods presented in the filing. Historically changes in management estimates have not been material.

Revenue Recognition

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from its software as a service for cloud-based software, as well as design, implementation and other professional services for work performed in conjunction with its cloud based software. The Company enters into contracts with its customers whereby it grants a non-exclusive cloud-based license for the use of its proprietary software and for professional services. The contracts may also provide for on-going services for a specified price, which may include maintenance services, designated support, and enhancements, upgrades and improvements to the software, depending on the contract. Licenses for cloud software provide the customer with a right to use the software as it exists when made available to the customer. All software provides customers with the same functionality and differs mainly in the duration over which the customer benefits from the software.

License Subscription Revenue Recognition (Software As A Service)

The timing of the Company’s revenue recognition related to the licensing revenue stream is dependent on whether the software licensing agreement entered into represents a service. Software that relies on an entity’s IP and is delivered only through a hosting arrangement, where the customer cannot take possession of the software, is a service. Customers may purchase perpetual licenses or subscribe to licenses, which provide customers with the same functionality and differ mainly in the duration over which the customer benefits from the software.

The Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous access to its service. The Company’s customers generally pay within 30 to 60 days from the receipt of a customer approved invoice.

Professional Services Revenue Recognition

Professional services under milestone contracts are accounted for using the percentage of completion method. As soon as the outcome of a contract can be estimated reliably, contract revenue is recognized in the statement of operations in proportion to the stage of completion of the contract. Contract costs are expensed as incurred. Contract costs include all amounts that relate directly to the specific contract, are attributable to contract activity, and are specifically chargeable to the customer under the terms of the contract.

Goodwill, Acquired Intangible Assets and Other Long-Lived Assets — Impairment Assessments

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. The impairment test for long-lived assets requires us to assess the recoverability of our long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from our use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we would be required to record an impairment charge equal to the excess, if any, of net carrying value over fair value.

When assessing the recoverability of our long-lived assets, which include property and equipment and finite-lived intangible assets, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and bear a significant impact on the assessment conclusions. Included among these assumptions are estimating undiscounted future cash flows, including the projection of comparable sales, operating expenses, capital requirements for maintaining property and equipment and residual value of asset groups. We formulate estimates from historical experience and assumptions of future performance, based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge. Based on our evaluation we did not record a charge for impairment related to long-lived assets for the period ended March 15, 2023 to December 31, 2023 (Successor), for the period ended January 1, 2023 to March 14, 2023 (Predecessor) and for the year ended December 31, 2022 (Predecessor).

We evaluate the remaining useful lives of long-lived assets and identifiable intangible assets whenever events or circumstances indicate that a revision to the remaining period of amortization is warranted. Such events or circumstances may include (but are not limited to): the effects of obsolescence, demand, competition, and/or other economic factors including the stability of the industry in which we operate, known technological advances, legislative actions, or changes in the regulatory environment. If the estimated remaining useful lives change, the remaining carrying amount of the long-lived assets and identifiable intangible assets would be amortized prospectively over that revised remaining useful life. We have determined that there were no events or circumstances during the period ended March 14, 2023 (Predecessor), for the period ended March 15, 2023 to December 31, 2023 (Successor), and the year ended December 31, 2022 (Predecessor), which would indicate a revision to the remaining amortization period related to any of our long-lived assets. Accordingly, we believe that the current estimated useful lives of long-lived assets reflect the period over which they are expected to contribute to future cash flows and are therefore deemed appropriate.

We have recorded goodwill and other indefinite-lived assets in connection with the Business Combination. Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of the acquired company, is not amortized. Indefinite-lived intangible assets are stated at fair value as of the date acquired in a business combination. The recoverability of goodwill is evaluated at least annually and when events or changes in circumstances indicate that the carrying amount may not be recoverable.

We analyzed goodwill first to assess qualitative factors, such as macroeconomic conditions, changes in the business environment and reporting unit specific events, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a detailed goodwill impairment test as required. The more-likely-than-not threshold is defined as having a likelihood of more than 50%. If we bypass the qualitative assessment or conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then we perform a quantitative impairment test by comparing the fair value of a reporting unit with its carrying amount. We calculate the estimated fair value of a reporting unit using a weighting of the income and market approaches. For the income approach, we use internally developed discounted cash flow models that include the following assumptions, among others made by management: projections of revenues, expenses, and related cash flows based on assumed long-term growth rates and demand trends; expected future investments to grow new units; and estimated discount rates. For the market approach, we use internal analyses based primarily on market comparables. We base these assumptions on its historical data and experience, third-party appraisals, industry projections, micro and macro general economic condition projections, and its expectations. Due to the variables inherent in our estimates of fair value, differences in assumptions may have a material effect on the result of our impairment analysis.

Based on its assessments, the Company has recorded impairment of goodwill of $36,056 thousand for the period from March 15, 2023, to December 31, 2023 (Successor) and $5,540 thousand for the year 2022 (Predecessor).

Deferred Income Taxes

In accordance with ASC 740 “Income Taxes” (“ASC 740”), management routinely evaluates the likelihood of the realization of its income tax benefits and the recognition of its deferred tax assets. In evaluating the need for any valuation allowance, management will assess whether it is more likely than not that some portion, or all, of the deferred tax asset may not be realized on a jurisdictional basis. Ultimately, the realization of deferred tax assets is dependent upon the generation of future taxable income during those periods in which temporary differences become deductible and/or tax credits and tax loss carry-forwards can be utilized. In performing its analyses, management considers both positive and negative evidence including historical financial performance, previous earnings patterns, future earnings forecasts, tax planning strategies, economic and business trends and the potential realization of net operating loss carry-forwards within a reasonable timeframe. To this end, management considered (i) that we have had historical losses in the prior years and cannot anticipate generating a sufficient level of future profits in order to realize the benefits of our deferred tax asset; (ii) tax planning strategies and (iii) the adequacy of future income as of and for the three months ended December 31, 2023 (Successor), based upon certain economic conditions and historical losses through December 31, 2023. After consideration of these factors, management deemed it appropriate to establish a full valuation allowance with respect to the deferred tax assets for the Company as of December 31, 2023 (Successor) and December 31, 2022 (Predecessor), and no liability for unrecognized tax benefits was required to be reported.

The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the three months ended December 31, 2023 (Successor), the period from March 15, 2023, to December 31, 2023 (Successor), the period ended March 14, 2023 (Predecessor), the three months ended December 31, 2022 (Predecessor) or the year ended December 31, 2022 (Predecessor).

Business Combinations

We account for business combinations using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. Any changes in the estimated fair values of the net assets recorded for acquisitions prior to the finalization of more detailed analysis, but not to exceed one year from the date of acquisition, will change the amount of the purchase price allocable to goodwill. Any subsequent changes to any purchase price allocations that are material to our combined financial results will be adjusted. All acquisition costs are expensed as incurred and in-process research and development costs are recorded at fair value as an indefinite-lived intangible asset and assessed for impairment thereafter until completion, at which point the asset is amortized over its expected useful life. Separately recognized transactions associated with business combinations are generally expensed subsequent to the acquisition date. The application of business combination and impairment accounting requires the use of significant estimates and assumptions.

Upon acquisition, the accounts and results of operations are combined as of and subsequent to the acquisition date and are included in our Combined Financial Statements from the acquisition date.

JOBS Act Accounting Election

CXApp is an “emerging growth company” as defined in the JOBS Act. As such, the Company is eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. The Company has not made a decision whether to take advantage of any or all of these exemptions. If the Company does take advantage of some or all of these exemptions, some investors may find common stock less attractive. The result may be a less active trading market for common stock and its stock price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards, meaning that CXApp, as an emerging growth company, can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of this extended transition period, and therefore our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards. Section 107 of the JOBS Act provides that our decision not to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

BUSINESS

References in this section to “we,” “us,” “our,” the “Company” or “CXApp” are to CXApp Inc., a Delaware corporation, and its subsidiaries. References to our “management” or our “management team” refer to our officers and directors.

Overview

CXApp’s platform is a workplace experience platform for enterprise customers. Our technologies and solutions help enterprise customers deliver a comprehensive business journey in a work ‘from-anywhere’ world for employees, partners, customers and visitors. CXApp offers native mapping, analytics, on-device positioning (or ODP) and applications technologies that aim to bring people together.

Our customers use our enterprise solutions in a variety of ways, including, but not limited to, workplace experience, employee engagement, desk and meeting room reservations, workplace analytics, occupancy management, content delivery, corporate communications and notifications, event management, live indoor mapping, wayfinding and navigation.

Our enterprise application platform is the intersection of technology, intelligence, automation and experience for today’s hybrid workplace and the workplace of the future. The CXAI software-as-a-service (or SaaS) platform is anchored on the intersection of customer experience (CX) and artificial intelligence (AI) providing digital transformation for the physical workplace for enhanced experiences across people, places and things.

Corporate Strategy

The office, now, is everywhere. We believe that giving employees and teams the ability to manage different types of ‘office scenarios’ from their personal device will be the dominating path forward for a lot of companies.

Enterprise organizations are considering mobile applications imperative for the successful management of distributed workforces, and the changing office landscape. Over the next five years, we believe all large enterprise organizations will be using a mobile app to manage their workplace experience initiatives.

We believe CXApp is uniquely positioned as the connection point of hybrid workplace models — bringing people together through a workplace experience app that helps companies build a more meaningful and productive work experience. We put key technologies, employee engagement initiatives, workplace automation and best practices into action with a comprehensive approach to the workplace — so employees and operations can make faster, reliable, data-driven decisions that influence performance and improve productivity.

Through our strategic growth model, we aim to connect every experience in the workplace with the CXApp platform no matter who you are, where you are, or what you’re doing.

Business Model

The CXApp workplace solution is a SaaS product for enterprise organizations, distributing a mobile app to all employees within the organization. It includes a content management system (or CMS) so customers can adjust configurations for their workplace settings autonomously and spontaneously. The CXApp platform offers a suite of leading-edge technology workplace experience solutions including an enterprise employee application, indoor mapping, on-device positioning, augmented reality technologies and an AI-based analytics platform, targeting the emerging hybrid workplace market to provide enhanced experiences across people, places, and things.

Our pricing structure consists of recurring software fees as well as a professional service fee to setup and deploy a new location or campus, including digitized maps and configurations at the global and regional level.

Technology Overview

CXApp’s platform is a comprehensive workplace experience solution that introduced a mobile-first mindset to everyday interactions and business needs to help customers drive engagement across their global workforce. We bring workplace experience initiatives together in one simple and comprehensive system so customers don’t have to host, manage, support or maintain. We believe this results in low cost, low overhead and easy maintenance.

The benefits of our technology platform include but are not limited to:

●	Our platform is built on a SaaS model.

●	Regular updates, ongoing enhancements and maintenance are performed to ensure all customer apps are built with industry best practices.

●	All customer apps are hosted in an exclusive cloud instance for increased security and reliability.

●	Each customer has access to their own content management system compliance and authentication, built into the platform.

●	The iOS mobile app is natively built with the latest version Swift framework.

●	The AndroidX mobile app is natively built with the latest version AndroidX framework.

●	Security and data privacy protocols are compliant with the EU General Data Protection Regulation and have an ISO 27001 certification.

●	Additional security clearances include SSL/TLS 1.2 for Google App Engine, AES256 bit Advanced Encryption and Google Cloud Key Store.

Products and Services

Our workplace experience solution is a software-as-a-service (or SaaS) platform for the enterprise. Our technology platform delivers the following core components that work in combination to deliver an incredible experience for companies around the world.

●	Workplace Experience — Our workplace provides a more connected workplace by providing organizations with a holistic, location-aware, customer-branded employee app that enhances employee experience. This solution allows for a frictionless work environment to employees, thus helping the organization, with features such as: hot desk and room booking, indoor navigation with turn-by-turn directions on a digital map, company-wide news feeds, an in-app company directory of colleagues and workplace amenities, as well as bookable opportunities and experiences. Our clients include facilities teams solving space utilization challenges, workplace operations teams building incredible experiences for employees and IT teams focused on streamlining their tech stacks to boost productivity and efficiency.

●	Hybrid Events — Our hybrid event solution provides both mobile app and virtual event capabilities to connect tens of thousands of remote and in-person audiences through a fully branded, end-to-end event journey. Our hybrid event platform can host multiple events for enterprise organizations and provide support to ongoing event engagement touchpoints to attendees before, during, and after the event using features such as customizable agendas, real-time activity feeds, instant notifications and more.

●	Mapping Solutions — Our indoor mapping solution adds intelligence to complex indoor spaces to help enterprise organizations by integrating business data with geospatially accurate indoor maps to create relevant views of indoor environments. Indoor mapping is integral to supporting location-aware, “internet of things” (or IoT) enabled smart office touchpoints or devices within the customer’s premises. Developers use our mapping solution to bring indoor maps to apps, enabling multiple uses with a single set of maps. This product is intended to serve as a digital twin of a physical space facility and can be used for facility management, security, customer or worker experiences, asset tracking and more.

●	Analytics Dashboard — Our robust cloud-based analytics dashboards give enterprise organizations insights into how real estate, technology and people interact across the workplace, so they can make business decisions to unlock savings, improve employee experience or optimize services. With our analytics platform, data from multiple sensors and data sources (third-party sensors, native mapping solutions and data) can be visualized for action by workplace operations teams. The key output of our amazing AI applications is a data and analytics engine that fuses the user, space and things data to create what we are calling “Experience Analytics.” These are the key insights and outcomes that will drive the help solve the future of work problems.

●	On-Device Positioning (or ODP) — Our on-device positioning technology, commonly known as “blue dot,” enables powerful location-based uses and builds upon our mapping offering to give enterprises clients a seamless way to provide navigation assistance within a venue (workplace, event show floor etc.). Our solution displays a user’s precise location and runs on a smartphone, smartwatch or other IoT wearable device and can operate without the internet.

Product Roadmap and Enhancements

Our ability to adapt and be relevant during the technological advancements within our industry is critical to our long-term success and growth. As a result, our executive management must continuously work to ensure that it remains informed and prepared to quickly adapt and leverage new technologies within our product and service offering as such technologies become available. In connection with that goal, we have multiyear product roadmap development plans which include activities related to expanding the use of augmented reality (or AR) and 3D mapping, new integrations with our partners to connect enterprise services to our app, changes to our desk booking solution to allow faster and more informed decision making by the user and improving our on-device positioning solutions and other initiatives described below.

●	Mapping and Digital Twin — Our advanced mapping platform is built with a set of developer tools to power an infinite number of experiences across multiple platforms. We are researching and evaluating ways in which laser imaging, detection, and ranging research and technology can aid map development and points of interest (or POI) location in a deployment. We believe leveraging our proprietary technology with Generative AI, we create interactive Digital 3D Twins of an organization’s indoor maps designed to meet the diverse needs of today’s workforce, whether they’re on-site, working remotely, or adopting a hybrid model. These enhancements to our mapping platform are part of a longer-term roadmap initiative which may require allocation of resources over the next 12-36 months. Initiatives over the next twelve months for these activities are anticipated to be focused on research and the development of a prototype.

●	Application Integrations — With the addition of our on-device positioning technology and the expanding usage of apps in the workplace, particularly campus-style and large building environments, we are continuously evaluating ways to improve our app capabilities, including by enhancing our software development kits (or SDKs) and adding new functionality or features to support integration with workplace systems and tools. Our application programming interface (or API) and SDK integrations with customers that provide conferencing, collaboration, delivery, secure lockers, access control, parking and IoT management are key differentiators that we believe make our app the gateway for our customers. CXApp is a “category-maker” company that has developed the most engaging application for the hybrid workplace market - in reality, this is the Workplace SuperApp with over 150 native features and 100+ API integrations. We have several planned releases over the next 12 months in furtherance of these initiatives.

●	Analytics and Insights — We provide data science analytics in the cloud, along with specially optimized algorithms that are intended to increase usability of the data we collect for our customers. We have released a beta version of our software with additional analytics capabilities. In the future, we would look to expand this offering, with the goal of allowing customers to export data to internal business intelligence systems and to upload additional datasets that might include security systems, or occupancy information. Our plan is for our system to deliver data reporting and visualizations to the user combining these data sources.

●	Augmented Reality (or AR) and 3D — Our Artificial-Intelligence-based Augmented Reality solution provides seamless integration of digital experiences with the real world and transforms the way users interact and engage with their environment. AR technologies may be used to both display and capture spatial data that can be overlaid with the rich, profile-based maps in our CMS. The use of AR technologies will help in connection with the application of visual asset tracking use cases without beacons, digital twin creation and applications for the metaverse or other applications. Our AR roadmap initiatives are anticipated to be implemented over the course of a multiyear plan.

We expect that we will have sufficient funding for planned initiatives on our product roadmap over the next twelve months, however, we expect that additional funding may be required in connection with certain of the longer term, multi-year development initiatives on the roadmap.

Industry Background

Around 2009, we saw digital transformation initiatives begin to impact the corporate workplace, manifesting across components such as conference room signage, room booking, next-gen intranets, and transparent communications. Technology offered an easy way to begin to integrate these elements into the workplace.

Companies were slowly moving towards flexible work models, desk booking and sensor integrations. But timelines for digital workplace transformation were expedited during the pandemic. Since more people were ‘stuck at home’ during this timeframe, especially in the corporate sector, workplace tools emerged to satisfy niche uses.

As more third-party platforms were introduced to the workplace ecosystem, data, information, and experiences became increasingly siloed. Now, mobile apps are proving to be the main connection point to plug into multiple platforms and bring every experience into one mobile command center. As the workplace and common workday interactions become more accessible and tied together through a single mobile app, we’re seeing efficiencies across workplace experience, boosts in productivity, reduced overhead, and increased insights into key workplace initiatives.

As more tools and systems connect together, comprehensive workplace analytics will become crucial for job roles such as corporate real estate, facilities, and even human resources as they’ll be able to glean cross-platform, actionable insights that impact spaces, technology, and the people that use them.

As we move towards new versions of the workplace, post-pandemic, analysts and industry experts believe hybrid work will remain, but each company will be responsible for defining and managing their own protocols, expectations, and operating ratios. We see a fruitful opportunity where workplace technology apps are significantly growing as more companies adopt this technology to manage hybrid workplaces and bring distributed teams together.

Trends

We have observed that companies want employees back in the office 3-5 days a week, but employees need more engagement to bring them back in the post-pandemic environment. Pressing issues and considerations include disinterest in ‘the purpose’ of the office, uncertainty of colleague’s in-office status, a growing inequity of the hybrid work model, apprehension of densely occupied places, and overall disengagement from employees.

There are things real estate, operations, workplace experience, IT teams and cross-functional groups can do to set-up the workplace for success such as increasing communication, automating interactions, and having better insights into how space is being utilized. This means investment in IoT, mobility, and cloud solutions to keep the people and technology in the new workplace connected.

As teams continue to re-enter the post-pandemic workplace in phases and at reduced capacities, we believe a mobile app is more relevant than ever, as a connection point for an increasingly distributed workforce. CXAI stands uniquely positioned to lead the category and shape the workplace experience landscape, given the ongoing digital transformation of nearly all enterprise organizations.

We believe trends that work in our favor include:

●	Heavy and Complex Tech Stacks. As more technologies come online to fulfill niche uses, the market becomes saturated, and employees and operations personnel may be overwhelmed with app overload, heavy and somewhat complex tech stacks, and increased expenses. Our one-app approach and open ecosystem uniquely positions CXApp as a one-stop shop for workplace experience, tying multiple uses together.

●	Incomplete and Inaccurate Occupancies. With a hybrid model, desks are no longer a 1:1 ratio leading to confusion around who is sitting where and when. With point-solutions, companies can wind up with ghost bookings, double-bookings, or gaps across core collaboration capabilities for teams. Our native desk booking and room reservation technology support advanced reservation, hotdesking or on-demand reservations, team insights, and integration with sensors to always provide the most accurate inventory.

●	Changing Spaces and Places. The average corporate campus encompasses dozens, if not hundreds, of points of interest — including workstations, conference rooms, dining areas, lobbies, offices, fitness studios and collaboration zones. With a hybrid work setting, space has become more flexible, and some areas are no longer fixed points of interests. Spaces can easily be reconfigured to serve a better purpose if they’re being underutilized. There is no longer a ‘normal workday’ where employees show up to the same cube on the same floor and eat at the same café. We believe our mapping solution and blue dot capabilities make it easier for employees to navigate changing workplace environments and easily locate new desks, new spaces, and find people while on-the-go.

The new world of work is a combination of technologies shaped by physical, virtual, and augmented experiences that make up the how, when, where, and sometimes why we show up. Offices are now considered as innovation hubs and collaboration centers that attract and connect talent and inspire innovation. Our state-of-the-art technology platform is based on 37 filed patents, with 17 of them already granted. This substantial intellectual property not only establishes our company as a technological frontrunner but also secures our position as a pioneer in the industry.

We believe successful organizations will turn to mobile apps to welcome employees back to the office, manage expectations, better support a hybrid work model, enable data-informed decisions, and deliver excellent experiences to employees.

Market Size

In a Market Research Report released in 2024, the digital workplace market size was valued at $27.4 billion in 2022, and is projected to grow from $33.7 billion in 2023 to $90.5 billion by 2030. Propelling the growth of the market is attributed to new tools and technologies being offered in the market, and employees’ desire for more flexibility in their work-life balance.

In its Global Virtual Events Market Size & Share Report, 2030, the global virtual events market size was valued by Grand View Research at $114.12 billion in 2021 and is anticipated by Grand View Research to expand at a CAGR of 21.4% from 2022 to 2030. Grand View Research anticipates that the widespread use of collaboration and communication tools in various industries and industry verticals, including retail & e-commerce, healthcare, manufacturing, construction, and education, among others, will boost the market growth during the forecast period.

In its Digital Workplace Market by Component, 2020 to 2026, the market size in 2020 was valued at $22.7 billion and is projected to grow to $72.2 billion by the end of 2026 at a compound annual growth rate of 21.3%. Enhancing employee experience through a simpler and more flexible work setup helps organizations attract new employees and retain experienced and expert workers. However, required higher education and lack of proper training are among the limitations to growth and innovation leading to the digital workplace.

The occupancy analytics market in the commercial office space (for systems sales) was estimated by Memoori at $2.17 billion in 2019, and is expected by Memoori to rise to $5.73 billion by 2024, growing at a rate of 21.5% CAGR. We estimate that the workplace experience apps market is around 15% of this overall occupancy analytics market.

Growth Strategy

Since our core workplace product’s inception in 2017, our go to market strategy was direct to customer focusing on the Fortune 3000 enterprise space. This has benefited us by acquiring customers from the Fortune 500 across financial services, media and software industries, allowing us to emerge in what we believe is a leadership role for enterprise companies looking for workplace technology.

We also established a technology partner program that we believe is strong and has served us well. As of today, we have more than 75 partners, including, but not limited to, digital lockers, sensors and single sign-on (or SSO) platforms, which allows us to offer seamless integration and workflow for delivering a holistic employee experience application.

Part of our future growth strategy includes, but is not limited to, the following strategic initiatives:

●	Continue to grow our native development roadmap to align with market trends and new features to support companies and industries going through digital transformation and hybrid workforce models.

●	Take our existing direct sales team and expand into new verticals.

●	Continue to grow our foundational channel partner program to forge mutual relationship between other workplace technologies that want to become integrators and/or resellers.

●	Build a robust sales and marketing roadmap to increase awareness and open channel opportunities, program opportunities and cross-marketing opportunities with existing industry associations and organizations to become thought leaders and trusted advisors in the work tech sector.

Research and Development Expenses

Our research and development (R&D) activities have primarily been focused on enhancing our workplace app and mapping platform with additional features and capabilities to strengthen the total offering of our workplace solutions. In addition, we have allocated development resources to integrating our recently acquired technologies with our existing solutions, such as integrating our mapping and app platform, and incorporating “on device” positioning and analytics capabilities within our platform. Our management believes that we must continue to dedicate a significant number of resources to research and development efforts to maintain a competitive position in the market. Our products intersect many emerging fields including AI, the metaverse, augmented reality and space management, and we plan to continue to innovate and patent new methods to solve problems for our customers. While our R&D expenses have historically exceeded our revenues, we anticipate R&D expenses will grow at a slower rate than our revenue, however, we may need additional funding to support our planned R&D activities after the next 12 months or if we decide to accelerate the time to availability for planned development activities to grow faster or meet customer demand. For more information see “ — Product Roadmap and Enhancements” under this section.

Sales and Marketing

We utilize direct sales and marketing through sales representatives, who are compensated with a base salary and, in certain instances, may participate in incentive plans such as commissions or bonuses. To generate demand for our products and services, we utilize account-based marketing initiatives, lead gen and demand gen programs, tradeshows, webinars and other direct and indirect marketing activities to reach our target audience. Additionally, we have dedicated resources to support and grow our business through strategic channel and technology partner opportunities.

Our products are primarily sold on a recurring SaaS license model along with one-time implementation costs (for professional services). The SaaS model is typically for a multi-year contract and includes maintenance upgrades. It is common for our customers to expand our products to additional locations as well as implement new features resulting in additional revenue potential.

Customers

We believe in a unified workplace where employees have on-demand access to real-time communications, collaboration and contextual experiences in one app — from employee to employee, building to building, campus to campus. Customers use the CXApp platform to streamline operations in a single mobile app platform to deliver the best possible experience to employees whether they are onsite, in-person and everywhere in between.

We believe our unique approach to workplace apps offers customers a feature-rich, white label experience allowing the in-app experience to reflect each customer’s distinct business goals and brand identity. We go beyond point-solutions, offering a robust product that serves multiple uses backed by native applications, technology partner integrations and workplace analytics that help employees and operations make data-informed decisions.

Our customers include Fortune 1000 enterprises primarily in the United States with deployments globally across industries, including, but not limited to, software/technology, financial services, next-gen auto manufacturing, entertainment and life science companies. A list of customers is available on our website at www.cxapp.com.

Competition, Strengths, and Differentiation

For our workplace experience app products we compete with companies such as Eptura, Modo Labs, HqO, Robin Powered and Comfy. For our mapping product, we compete with companies such as MappedIn, Mapwize and Esri. For our events product, we compete with companies such as Cvent, Double Dutch and Event Base.

We believe we offer a unique and differentiated approach to the market with our workplace experience app that our competition is currently not positioned/not capable of servicing, as described below.

●	One App. We understand today’s workplace is a collection of spaces, people, activity-based work, virtual and physical interactions, culture, experiences and the technology that binds them. CXApp has built a mobile command center through a single workplace app that helps enterprise companies build culture, foster innovation, empower employees, and create equitable experiences for a distributed workforce.

●	Delivering On Experience. The CXApp platform is the connection point for every employee across your workforce. We have built a culture around workplace experience and help companies deliver that experience direct to employees to help attract and retain top talent, keep employees engaged and invested in company culture, and support them through a hybrid workforce model that is easy to navigate and easy to use.

●	Comprehensive Uses. The CXApp technology supports a multitude of uses for enterprise organization including, but not limited to, workplace experience, mapping, meeting room reservations, desk booking, campus directories, navigation, facility management, analytics and security, across numerous industries in both the private and public sector.

●	Growing Ecosystem. With a strong partner ecosystem and broad product integrations (Slack, Zoom, Office365, G-suite, Okta, ServiceNow, and others) our smart office app serves as the gateway to corporate communications and productivity portfolio. We have over 75 partner integrations and collaborative approach to creating a workplace ecosystem that helps customers streamline their technology stack and reduce app overload.

●	Scalable Solution. We are built to support customers’ expanding needs and uses. Our solution allows for employee growth and can aid on-boarding and employee orientation. We make it easy to add campus locations around the globe as our clients expand their workforce.

●	Technology-agnostic. We embrace an ecosystem of hardware, software, integration and distribution partners welcoming integration and synchronization with third-party data and systems in combination with our platform. Our open architecture is designed to enable the integration of disparate technologies, preserve investment and avoid obsolescence. APIs make it possible to move data in and out of our platform. Our SDKs enable developers to build new apps or to integrate location data into their existing mobile apps, websites or kiosks.

Intellectual Property

To establish and protect our proprietary rights, we rely on a combination of patents, trademarks, copyrights and trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements and other contractual rights. We do not believe that our proprietary technology is dependent on any single patent or copyright or groups of related patents or copyrights. We believe the duration of our patents is adequate relative to the expected lives of our products. Our patent portfolio offers protections including detecting objects and positioning in a 3D environment, indoor navigation with sensor fusion, wireless signal fingerprinting, source-based anonymity and time synchronization methods.

In connection with the terms of the Separation and Distribution Agreement, each of Inpixon and CXApp have granted the other party a limited worldwide, non-exclusive, irrevocable, royalty free, fully paid up, perpetual, non-exclusive license (the “Licensee”) to use, practice and otherwise exploit such intellectual property (with certain exceptions) that is owned, controlled or purported to be owned or controlled by the other party (the “Licensor”) to the extent used, practiced or otherwise exploited in the business of the Licensee during the twelve (12) months prior to the Distribution Time or is reasonably anticipated to be used after the Distribution Time based on the written business or product plans existing as of the Distribution Time, solely for the conduct of any business of the Licensee as conducted on or prior to the Distribution Time and reasonably anticipated extension or evolutions thereof that are not substitutes for any product or service of the Licensor as of the Distribution Time.

As of this time, and notwithstanding the license granted under the Separation and Distribution Agreement, we do not anticipate that any of our products and technologies will require reliance on any intellectual property retained by Inpixon.

Government Regulation

In general, we are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition.

In general, we are subject to various federal, state, local and foreign laws and regulations and related enforcement, including those relating to data privacy, security and protection, intellectual property, employment and labor, anti-bribery, import and export controls, federal securities and tax. Additional laws and regulations relating to these areas likely will be passed in the future, and these or existing laws and regulations may be interpreted or enforced in new or expanded manners, each of which could result in significant limitations on ways we operate our business. New and evolving laws and regulations, and changes in their enforcement and interpretation, may require changes to our products and services, or to our business practices and relationships generally, and may significantly increase our compliance costs and otherwise adversely affect our business and results of operations. As our business expands to include additional products and services, and our operations continue to expand internationally, our compliance requirements and costs may increase, and we may be subject to increased regulatory scrutiny.

Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations. To date, compliance with these regulations has not been financially burdensome.

Human Capital

As of May 15, 2024, there are 46 employees, including 4 management personnel, 9 technical R&D personnel, 4 sales personnel, 26 customer success and sustaining engineering personnel, 1 legal personnel, 1 human resources personnel and 1 information technology personnel. We also have technical consulting resources in the range of 25-35 FTE supporting our customer engagements.

Corporate History

CXApp Inc. was incorporated in Delaware on July 20, 2020, as KINS Technology Group Inc, our predecessor. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company was not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The registration statement for the Company’s Initial Public Offering became effective on December 14, 2020. On December 17, 2020, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 10,280,000 warrants (the “private placement warrants”) at a price of $1.00 per private placement warrant in a private placement to KINS Capital LLC (the “Sponsor”) and certain funds and accounts managed by BlackRock, Inc. (the “Direct Anchor Investors” and which the Direct Anchor Investors, together with the Sponsor, are the “initial stockholders”).

The Company has one wholly owned subsidiary, KINS Merger Sub Inc., which was incorporated in the State of Delaware on September 16, 2022 (“Merger Sub”). Merger Sub had no activity from date of incorporation, September 16, 2022, through March 14, 2023.

At the end of business on March 14, 2023, pursuant to the Merger Agreement, a business combination between KINS and Legacy CXApp was effectuated through the merger of Merger Sub with and into Legacy CXApp, with Legacy CXApp surviving as the surviving company and as a wholly owned subsidiary of KINS. KINS subsequently changed its name to CXApp, and shares of CXApp Class A common stock began trading on the Nasdaq on March 15, 2023.

Legacy CXApp was incorporated under the laws of the State of Delaware on September 19, 2022, specifically for the purpose of effecting the Separation and was a wholly owned subsidiary of Inpixon. Legacy CXApp has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions. Pursuant to the Separation and Distribution Agreement, (i) Inpixon undertook a series of internal reorganization and restructuring transactions to effect the transfer of its (direct or indirect) ownership of the Enterprise Apps Business to Legacy CXApp in the Separation and (ii) immediately prior to the Merger and after the Separation, Inpixon distributed 100% of the outstanding shares of CXApp common stock to Inpixon securityholders in the Distribution.

Corporate Information

We have four operating subsidiaries: (i) Legacy CXApp, a Delaware corporation, 100% of the capital stock of which is owned by CXApp, (ii) CXApp US, Inc. (formerly as Design Reactor Inc.), a California corporation (“CXApp US”), 100% of the capital stock of which is owned by Legacy CXApp; (iii) CXApp Canada, Inc.(formerly as Inpixon Canada), a British Columbia corporation, based in Coquitlam, British Columbia (“CXApp Canada”), 100% of the capital stock of which is owned by CXApp US; and (iv) CXApp Philippines, Inc. (formerly as Inpixon Philippines, Inc.), a Philippines corporation (“CXApp Philippines”), 99.97% of the capital stock of which is owned by CXApp US.

Our principal executive offices are located at Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, CA 94306. Our Canadian subsidiary maintains offices in Toronto, Ontario and our Philippines subsidiary maintains offices in Manila, Philippines. Our Internet website is www.cxapp.com. The information on, or that can be accessed through, our website is not part of this report, and you should not rely on any such information in making any investment decision relating to our common stock.

Management

The following sets forth certain information, as of August 2, 2024, concerning the persons who serve as our directors and executive officers. Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” and “the Company” are intended to mean CXApp Inc.

Executive Officers

Name	Age	Position
Khurram P. Sheikh	53	Chairman, Chief Executive Officer and Director

Mr. Khurram P. Sheikh has served as the Founder, Chairman and Chief Executive Officer of KINS since its inception and Chief Financial Officer since August 2020. Mr. Sheikh has been at the forefront of innovation in the technology, mobile, semiconductor, telecom and media industries for the past 25 years with CEO and CTO roles at leading technology companies. Since March 2020, Mr. Sheikh has been the Founder, Executive Chairman & CEO of Aijaad, a boutique strategic advisory firm where he advises both large private equity firms as well as boards of public companies on the future of 5G, IoT, Edge Computing and AI technologies and is actively involved in M&A, technology strategy and market development. From 2016 to early 2020, Mr. Sheikh was the CEO of kwikbit, a private company building a “network as a service” solution using gigabit radios, edge compute, virtualization, and artificial intelligence. Prior to kwikbit, in 2014, Mr. Sheikh was appointed as the Chief Strategy and Technology Officer for Silicon Image (SIMG) and the President/CEO of its millimeter wave/5G subsidiary SiBEAM. SIMG was acquired by Lattice Semiconductor (Nasdaq:LSCC) in 2015 for $600 million after which Mr. Sheikh was appointed the Chief Strategy and Technology Officer of the combined company responsible for corporate strategy, roadmap, M&A and technology development and was there until 2016. From 2007 onwards, he was the CTO for Powerwave Technologies, a large wireless infrastructure vendor. Powerwave filed for Chapter 11 bankruptcy protection in January 2013, and in April 2013 Mr. Sheikh was appointed as the CEO of Powerwave to help with the sale of the company. Later that year, Mr. Sheikh successfully facilitated the sale of approximately 1,400 patents owned by Powerwave to private equity firm Gores Group. From 2005 to 2007, Mr. Sheikh was Vice President, Wireless Strategy and Development at Time Warner Cable leading the cable company’s entry into the wireless space. From 1996 to 2005, Mr. Sheikh held senior technology roles at Sprint including CTO Mobile Broadband responsible for deploying the world’s first 4G system and acquisition of multi-billion dollar spectrum assets at 2.5GHz. Mr. Sheikh holds a Bachelor of Science degree in Electrical Engineering with highest honors from the University of Engineering & Technology in Pakistan, as well as a Master of Science degree in Electrical Engineering from Stanford University. Mr. Sheikh is well qualified to serve as Chairman of our board because of his extensive experience advising boards of directors of public and private companies and his extensive professional experience.

Board of Directors

The following table sets forth information with respect to the individuals who serve on our board of directors.

Name	Age	Position
Khurram P. Sheikh	53	Chairman and Chief Executive Officer and Director
Di-Ann Eisnor(1)(2)(3)	52	Class I Director
Camillo Martino(1)(2)(3)	62	Class II Director
George Mathai(1)(3)	57	Class III Director
Shanti Priya(2)(3)	54	Class II Director

(1)	Member of the compensation committee.
(2)	Member of the audit committee.
(3)	Member of the nominating and corporate governance committee.

The biography of Khurram P. Sheikh is set forth under the section entitled “— Executive Officers.”

Ms. Di-Ann Eisnor has served as a member of our board of directors since August 2020. Since November 2019, Ms. Eisnor has served as Co-Founder and CEO of Core, a venture-backed construction labor marketplace. Before that, from February 2019 until October 2019, she was an executive of The We Company, a part of the We Work Companies, where she was responsible for development of their cities platform. Prior to that, Ms. Eisnor served as Director of Urban Systems at Google, from June 2018 until February 2019. Previously, Ms. Eisnor was with Waze, Inc., a crowd-sourced navigation and real-time traffic application owned by Alphabet, Inc., for 10 years, most recently serving as the VP Platform and Director of Growth. Prior to joining Waze, Ms. Eisnor was co-founder and Chief Executive Officer of Platial Inc., a collaborative, user-generated cartographic website. Ms. Eisnor currently serves on the board of Saia Inc. (Nasdaq: SAIA) and Gray Area Foundation for the Arts. She is a venture partner at Obvious Ventures and is co-founder with Lupe Fiasco of Neighborhood Start Fund, a neighborhood-based micro-fund in underserved urban neighborhoods. She holds a Bachelor’s Degree in Studio Art and Business Administration from New York University. She is a 2014 Henry Crown Fellow of the Aspen Institute and a member of the Aspen Global Leadership Network. Ms. Eisnor is well qualified to serve on our board because of her extensive experience advising boards of directors of public and private companies and her extensive professional experience.

Mr. Camillo Martino has served as a member of our Board of Directors since August 2020. Mr. Martino was a senior global semiconductor company executive and now serves as a board member and executive advisor to many global technology companies. Prior to his current board roles, Mr. Martino was a chief executive officer and C-suite executive of a number of high technology companies worldwide. He is currently Chair of the Board of Directors of Magnachip Semiconductor (NYSE: MX) and has served on this Board since August 2016. Since 2018, he has also served on the Board of Directors at Sensera (ASX: SE1). Mr. Martino also serves on the Board of Directors at multiple privately held companies, including VVDN Technologies (fastest growing ODM based in India with a focus on Wireless, Networking & IoT) and Sakuu Corporation (multi-material, multi-process Additive Manufacturing platform). Mr. Martino’s prior board service includes serving on the boards of Cypress Semiconductor from June 2017 through the sale of the company to Infineon in April 2020 and Moschip Technologies (BOM: 532407) from April 2017 to May 2019. As an operating executive, Mr. Martino served as Chief Executive Officer of Silicon Image, Inc. (where he also served as a director) from 2010 until the completion of its sale to Lattice Semiconductor Corporation (Nasdaq: LSCC) in March 2015, Chief Operating Officer of SAI Technology Inc. from January 2008 to December 2009 (where he also served as director from 2006 to 2010), and Chief Executive Officer of Cornice Inc. from 2005 to 2007 (where he also served as a director). From August 2001 to July 2005, Mr. Martino served as the executive vice president and chief operating officer at Zoran Corporation, a global SoC semiconductor company. Prior to that, Mr. Martino held multiple positions with National Semiconductor Corporation for a total of nearly 14 years. Mr. Martino holds a Bachelor of Applied Science from the University of Melbourne and a Graduate Diploma (in Digital Communications) from Monash University in Australia. Mr. Martino is well qualified to serve on our board because of his extensive experience advising boards of directors of public and private companies and his extensive professional experience.

Mr. George Mathai has enjoyed decades working, consulting, and investing in early stage and small businesses at the crossroads of distinct technologies, multiple industries and novel markets. A technically trained business professional, his early experience in bridge design and infrastructure repair was at Edwards & Kelcey in New York, now Jacobs Engineering. In January 1993, Mr. Mathai transitioned to managing renovations projects and gaining strong communications and project execution skills, while driving revenue and profitability, at a small New York construction company. As a founder, he later parlayed his prior management and technical expertise in leading the biosensor development program at GenoRx in June 2000, an early stage, venture-backed concern in Hayward, California. His team accomplished a manufacturable process for detecting DNA electronically on a silicon biochip with the eventual sale of the technology to Bridger Technologies in April 2011. Thereafter, Mr. Mathai helped raise financing for an innovative antibiotic skin care start-up and worked to fundraise for an early-stage immune-mediated cancer therapeutic while at a boutique brokerage firm Objective Equity LLC. Overlapping these endeavors, were local business interests in retail, as well as due diligence consulting for mergers and acquisitions. The above broad and varied interests are also reflected in his educational history which includes bachelors and masters in civil engineering from University of California, Berkeley (May 1989) and City College of New York (June 1992), respectively, as well as, most recently upskilling at CalTech’s cybersecurity program (December 2020). Mr. Mathai’s extensive experience in several diverse industries, markets and customer types will bring a unique and inestimable resource to the board.

Ms. Shanti Priya has been the CFO of Maxfield Enterprises, Inc., a luxury retail company based in Los Angeles and has been leading the organization’s finance and operations since February 2018. Prior to that, Ms. Priya worked for over 12 years in corporate finance at Gap Inc. with her last role at the company as the Global Director of FP&A and Control overseeing the North American, European, and Asian markets. Before transitioning into a career in finance, Ms. Priya worked as a Producer managing content creation at a tech start-up, Knowledge Kids Network, an online educational media site. She holds a Bachelor of Arts in Honors English Literature with a minor in Biology from Scripps College. In addition, she holds a Master of Arts in Print Journalism and a Master of Business Administration both from the University of Southern California. Ms. Priya also serves on the board and as treasurer of Secular Student Alliance, a non-profit organization that educates high school and college students regarding secularism and scientific reasoning. She has previously served on the board of Sequoyah School, a non-profit private school serving the ages from K-8. Ms. Priya is well qualified to serve on our board of directors because of her substantial financial and operations experience.

Family Relationships

There are no family relationships between any of our directors and executive officers.

The Board Composition and Election of Directors

Director Independence

The Board consists of five (5) members. We determined that each director, other than Mr. Sheikh, are independent directors in accordance with the listing requirements of Nasdaq. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of the Company’s employees and that neither the director nor any of his, her or their family members has engaged in various types of business dealings with the Company. There are no family relationships among any of the Company’s directors or executive officers.

Classified Board of Directors

The Board is divided into three classes with staggered, three-year terms, in accordance with the terms of the Charter. At each annual meeting of stockholders, the directors whose terms then expire will be eligible for reelection until the third annual meeting following reelection. The directors will be divided among the three classes as follows:

●	the Class I directors will be Di-Ann Eisnor, and her term will expire at our first annual meeting of stockholders following the Merger;

●	the Class II directors will be Camillo Martino and Shanti Priya, and their terms will expire at our second annual meeting of stockholders following the Merger; and

●	the Class III directors will be Khurram P. Sheikh and George Mathai, and their terms will expire at our third annual meeting of stockholders following the Merger.

The Charter provides that the authorized number of directors may be changed only by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Board into three classes with staggered three-year terms may delay or prevent a change of the Board or a change in control of the Company. The Company’s directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the Company’s outstanding voting stock then entitled to vote in an election of directors.

Board Leadership Structure

The Board does not anticipate implementing a policy requiring the positions of the Chairman of the Board and Chief Executive Officer to be separate or held by the same individual. Any further determination to create such a policy is expected to be based on circumstances existing from time to time, based on criteria that are in the Company’s best interests and the best interests of its stockholders, including the composition, skills and experience of the Board and its members, specific challenges faced by the Company or the industry in which it operates, and governance efficiency. We elected Mr. Sheikh as Chairman of the Board because Mr. Sheikh’s strategic vision for the business, his in-depth knowledge of the Company’s operations, and his experience in capital markets make him well qualified to serve as both Chairman of the Board and Chief Executive Officer of the Company. Combining the roles of Chairman and Chief Executive Officer will help provide strong and consistent leadership for the management team and the Board. However, the Board may decide in the future to separate the roles of Chairman and Chief Executive Officers if it determines that such structure provides better and more effective oversight and management of the Company. If the Board convenes for a meeting, it is expected that the non-management directors will meet in one or more executive sessions, if the circumstances warrant it. The Board may also consider appointing a lead independent director, if the circumstances warrant it.

Board Committees and Independence

The Board consists of an audit committee, a compensation committee and a nominating and corporate governance. The composition of each committee is set forth below.

Role of Board in Risk Oversight Process

The Board is responsible for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management the Company’s major risk exposures, their potential impact on the Company’s business and the steps the Company takes to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable the Board to understand the Company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees the Company’s management of financial risks. Periodically, the audit committee reviews the Company’s policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with the Company’s external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of the Company’s compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the Board, corporate disclosure practices and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Matters of significant strategic risk is considered by the Board as a whole.

Committees of the Board of Directors

Audit Committee

The audit committee’s main function is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. This committee’s responsibilities include, among other things:

●	assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent auditors;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

The members of the Company’s audit committee are Shanti Priya, Camillo Martino and Di-Ann Eisnor. Shanti Priya serves as the chair of the committee. All members of the Company’s audit committee are independent directors and meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Shanti Priya is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq listing standards. The Company’s board of directors adopted a written charter for the audit committee, which is available on the corporate website at www.cxapp.com. The information on any of the Company’s websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee

The compensation committee’s main function is to oversee the Company’s policies relating to compensation and benefits of the Company’s officers and employees. This committee’s responsibilities include, among other things:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving on an annual basis the compensation of all of our other officers;

●	reviewing on an annual basis our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

The members of the Company’s compensation committee are Camillo Martino, Di-Ann Eisnor, and George Mathai. Di-Ann Eisnor serves as the chair of the committee. The Board has determined that each of Camillo Martino, Di-Ann Eisnor, and George Mathai is independent under the applicable Nasdaq listing standards and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Company’s board of directors adopted a written charter for the compensation committee, which is available on the corporate website at www.cxapp.com. The information on any of the Company’s websites is deemed not to be incorporated in this prospectus or to be part of this prospectus. The compensation committee operates under its written charter and will review and evaluate at least annually.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for assisting the Board in discharging the board of directors’ responsibilities regarding the identification of qualified candidates to become board members, the selection of nominees for election as directors at the Company’s annual meetings of stockholders (or special meetings of stockholders at which directors are to be elected), and the selection of candidates to fill any vacancies on the Board and any committees thereof. In addition, the nominating and corporate governance committee is responsible for overseeing the Company’s corporate governance policies, reporting and making recommendations to the Board concerning governance matters and oversight of the evaluation of the Board.

The Charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

The members of the Company’s nominating and corporate governance committee are Camillo Martino, Di-Ann Eisnor, and Shanti Priya. Camillo Martino serves as the chair of the committee. All members of the Company’s nominating and corporate governance committee are independent directors under the applicable Nasdaq listing standards. The Company’s board of directors adopted a written charter for the nominating and corporate governance committee, which is available on the corporate website at www.cxapp.com.The information on any of the Company’s websites is deemed not to be incorporated in this prospectus or to be part of this prospectus. The nominating and corporate governance committee operates under its written charter and will review and evaluate at least annually.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee serves or served during the fiscal year ended December 31, 2021, as a member of the Board or compensation committee of a company that has one or more executive officers serving as a member of the board of directors or compensation committee.

Board Diversity

The Company’s nominating and corporate governance committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members) for election or appointment, the nominating and corporate governance committee and the Board will take into account many factors, including the following:

●	personal and professional integrity, ethics and values;

●	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

●	experience as a board member or executive officer of another publicly held company;

●	strong finance experience;

●	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

●	diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience;

●	experience relevant to our business industry and with relevant social policy concerns; and

●	relevant academic expertise or other proficiency in an area of our business operations.

The Board evaluates, each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Nasdaq Board Diversity Matrix

The following Board Diversity Matrix presents the Board diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by the director nominees.

Board Diversity Matrix (As of August 2, 2024)
Total Number of Directors	5

	Female	Male
Part I: Gender Identity
Directors	2	3
Part II: Demographic Background
Asian	1	2
White		1
Two or More Races or Ethnicities	1
LGBTQ+

Code of Business Conduct and Ethics

The Company adopted a written code of business conduct and ethics that applies to its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on the corporate website at www.cxapp.com. In addition, the Company intends to post on its website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code. The reference to the Company’s website address does not constitute incorporation by reference of the information contained at or available through its website, and you should not consider it to be a part of this prospectus.

Executive and Director Compensation

This section discusses the material components of the executive compensation program for CXApp’s executive officers who are named in the “Summary Compensation Table” below. As an emerging growth company, CXApp complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which for 2023 require compensation disclosure for CXApp’s principal executive officer and two most highly compensated executive officers other than its principal executive officers. These three officers are referred to as CXApp’s “named executive officers.”

Summary Compensation Table

The following table provides certain information regarding the compensation earned by the named executive officers from their services to KINS or Inpixon, as applicable, during the fiscal years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Khurram P. Sheikh	2023	$267,917	$97,500	$-	$-	$-	$365,417
Chief Executive Officer	2022	$-	$-	$-	$-	$-	$-

Narrative Disclosure to the Summary Compensation Table

Khurram P. Sheikh, our chief executive officer, received (i) a salary of $267,917 and a bonus of $97,500 as compensation for his services to CXApp during the fiscal year ended December 31, 2023, and did not receive any compensation for his services during the fiscal year ended December 31, 2022.

Outstanding Equity Awards at Fiscal Year-End

Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our named executive officers as of December 31, 2023.

			Option Awards					Stock Awards
Name	Grant Date	Expiration Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity Incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Number of shares of restricted stock (#)	Market value of shares of restricted stock ($)
Khurram P. Sheikh	Mar 29, 2023	Mar 29, 2033	-	844,200	(1)	-	1,291,626	-	-
	Aug 14, 2023	Aug 14, 2033	-	-		-	-	57,233	350,838

(1)	This option vests in two years with 50% of it vesting in the first year of anniversary.

Executive Compensation Arrangements

Effective as of the Closing, Design Reactor entered into a consulting agreement (the “Consulting Agreement”) with 3AM, LLC, a Delaware limited liability (3AM) controlled by Nadir Ali, the current Chief Executive Officer and director of Inpixon, pursuant to which 3AM will provide advisory services in exchange for a one-time payment of $180,000 in consulting fees. The foregoing description is qualified in its entirety by reference to the text of the Consulting Agreement, a copy of which is attached hereto as Exhibit 10.8 and also is incorporated herein by reference.

We have entered into an employment agreement with Khurram Sheikh serves as our Chief Executive Officer for a term commencing on the consummation of the Business Combination and will continue until terminated by us or the employee or in accordance with the terms of the employment agreement. Mr. Sheikh will be paid an annualized base salary of $325,000, as revised periodically by us, as well as an annual bonus with a target amount of $325,000 for each complete calendar year. The employment agreement contains provisions regarding non-solicitation, confidentiality of information and arbitration of disputes. Mr. Sheikh may terminate his employment by giving advance written notice to us. We may also terminate the employment agreement for cause, as defined in the employment agreement, a copy of which is attached hereto as Exhibit 10.6 and is also incorporated herein by reference.

2023 Equity Incentive Plan

At the special meeting held on March 10, 2023, the KINS stockholders considered and approved, among other things, the CXApp Inc. 2023 Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan was previously approved, subject to stockholder approval, by KINS’ board of directors. The Incentive Plan became effective immediately upon the Closing. Pursuant to the terms of the Incentive Plan, there are 2,110,500 shares of CXApp Class A common stock available for issuance under the Incentive Plan, which is equal to 15% of the aggregate number of shares of CXApp common stock issued and outstanding immediately after the Closing (giving effect to the redemptions). This description is qualified in its entirety by reference to the text of the Incentive Plan, a copy of which is attached hereto as Exhibit 10.9 and also is incorporated herein by reference.

Director Compensation

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our Directors in the year ended December 31, 2023 except Khurram Sheikh whose aggregate compensation information has been disclosed above.

Name	Fees Earned or paid in cash ($)	Option Award ($)	Restricted Stock Units ($)(1)	Non-equity Incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Camillo Martino	$25,000	$-	$350,838	$-	$-	$-	$375,838
Di-Ann Eisnor	$25,000	$-	$350,838	$-	$-	$-	$375,838
Shanti Priya	$25,000	$-	$350,838	$-	$-	$-	$375,838
George Mathai	$25,000	$-	$350,838	$-	$-	$-	$375,838

(1)	The fair value of director restricted stock unit granted are valued using the closing price of common stock on the date of grant.

Directors are entitled to reimbursement of ordinary and reasonable expenses incurred in exercising their responsibilities and duties as a director.

On August 7, 2023, the Board approved the following compensation plan for the members of the Board: $25,000 per year for their services rendered on the Board and awarded each director an aggregate of 57 thousand of restricted stock units.

Limitation on Liability and Indemnification of Directors and Officers

The Company’s Charter contains provisions that limit the liability of the Company’s directors for damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

●	the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted; and

●	it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

The Company’s Charter requires the Company to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. The Company maintains a directors’ and officers’ insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Company’s Charter prohibits any retroactive changes to the rights or protections or increasing the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, the Company will enter into separate indemnification agreements with the Company’s directors and officers. These agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides services at the Company’s request.

We believe these provisions in the Company’s Charter are necessary to attract and retain qualified persons as directors and officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive and Director Compensation” and “Management” and the registration rights described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2020, and each currently proposed transaction in which:

●	we have been or are to be a participant;

●	the amount involved exceeds or will exceed $120,000; and

●	any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

CXApp has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee has the responsibility to review related party transactions.

Employment Offer Letter Agreements

Khurram P. Sheikh Offer Letter

On March 29, 2023, the Company entered into an employment agreement (the “CEO Agreement”) with Khurram P. Sheikh to serve as the Company’s Chief Executive Officer. Pursuant to the CEO Agreement, Mr. Sheikh will continue in his role as Chief Executive Officer, and the terms of the agreement include an annual salary in the amount of $325,000, benefits, and other terms and conditions of employment, as well as an annual bonus with a target amount of $325,000 for each complete calendar year. This disclosure is qualified in its entirety by reference to the full text of the CEO Agreement. A copy of the CEO Agreement is attached hereto as Exhibit 10.6 and is incorporated herein by reference.

Leon Papkoff Offer Letter

On March 29, 2023, the Company entered into an employment agreement (the “CPO Agreement”) with Leon Papkoff to serve as the Company’s Chief Product Officer. Pursuant to the CPO Agreement, Mr. Papkoff will serve as Chief Product Officer, and the terms of the agreement include an annual salary in the amount of $300,000, benefits, and other terms and conditions of employment, as well as an annual bonus with a target amount of $150,000 for each complete calendar year. This disclosure is qualified in its entirety by reference to the full text of the CPO Agreement. A copy of the CPO Agreement is attached hereto as Exhibit 10.7 and is incorporated herein by reference. Effective January 4, 2024, Mr. Papkoff’s tenure as Chief Product Officer concluded and he separated from the Company.

Michael Angel Offer Letter

We have entered into an employment agreement with Michael Angel effective upon the consummation of the Business Combination. Mr. Angel serves as Chief Financial Officer of CXApp for a term commencing on the consummation of the Business Combination and will continue until terminated by CXApp or the employee or in accordance with the terms of the employment agreement. Mr. Angel will be paid an annualized base salary of $240,000, as revised periodically by CXApp, as well as an annual bonus with a target amount of $144,000 for each complete calendar year. The employment agreement contains provisions regarding non-solicitation, confidentiality of information and arbitration of disputes. Mr. Angel may terminate his employment by giving advance written notice to CXApp. CXApp may also terminate the employment agreement for cause as defined in the employment agreement, a copy of which is attached hereto as Exhibit 10.5 and is also incorporated herein by reference. On May 31, 2023, Michael Angel provided formal notice of his resignation as Chief Financial Officer of CXApp Inc. (the “Company”). Effective June 5, 2023, Mr. Angel’s tenure as Chief Financial Officer concluded, and his employment with the Company ceased to be in an executive capacity. Mr. Angel’s employment as a non-executive employee of the Company concluded on June 30, 2023.

Consulting Agreement with 3AM, LLC

Effective as of the Closing, Design Reactor entered into a consulting agreement (the “Consulting Agreement”) with 3AM, LLC, a Delaware limited liability (3AM) controlled by Nadir Ali, the current Chief Executive Officer and director of Inpixon, pursuant to which 3AM will provide advisory services in exchange for a one-time payment of $180,000 in consulting fees. The foregoing description is qualified in its entirety by reference to the text of the Consulting Agreement, a copy of which is attached hereto as Exhibit 10.8 and also is incorporated herein by reference.

Certain Relationships and Related Party Transactions — CXApp

Agreements with Inpixon

CXApp and Inpixon operate separately, each as a public company. In connection with the Separation, Legacy CXApp has entered into various agreements to effect the Separation and provide a framework for CXApp’s relationship with Inpixon after the Separation, including the Separation and Distribution Agreement, an Employee Matters Agreement, a Tax Matters Agreement and a Transition Services Agreement. These agreements provide for the allocation between Legacy CXApp and Inpixon of Inpixon’s assets, employees, liabilities and obligations (including its property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Legacy CXApp’s separation from Inpixon and will govern certain relationships between CXApp and Inpixon after the Separation.

The following summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements which are filed as exhibits to this prospectus.

Separation and Distribution Agreement

On September 25, 2022, in connection with the execution of the Merger Agreement, Inpixon, Legacy CXApp, Design Reactor and KINS entered into the Separation and Distribution Agreement which sets forth the principal actions to be taken in connection with the Separation. The Separation and Distribution Agreement identifies assets to be transferred, liabilities to be assumed and contracts to be assigned to each of Inpixon and Legacy CXApp as part of the internal reorganization described therein and requires an Inpixon contribution to be made to Legacy CXApp. The Separation and Distribution Agreement also sets forth other agreements that govern certain aspects of Legacy CXApp’s relationship with Inpixon following the Business Combination. In connection with the Separation and Distribution Agreement and related ancillary agreements, Legacy CXApp issued additional shares of Legacy CXApp common stock to Inpixon. Inpixon distributed on a pro rata basis all of the outstanding shares of Legacy CXApp common stock to the Inpixon securityholders as of March 6, 2023, by delivering to the distribution agent a book-entry authorization representing the shares of Legacy CXApp common stock being distributed for the account of Inpixon securityholders. The distribution agent held such book-entry shares for the account of Legacy CXApp’s stockholders (as of immediately after consummation of the Distribution) pending the Merger.

On the date of the Distribution, Inpixon distributed on a pro rata basis all of the outstanding shares of Legacy CXApp common stock to the holders of Inpixon common stock and certain other holders of its securities as of March 6, 2023. The Distribution was effected by Inpixon delivering to the distribution agent a book-entry authorization representing the shares of Legacy CXApp common stock being distributed in the Distribution for the account of Inpixon securityholders. The distribution agent held such book-entry shares for the account of Legacy CXApp’s stockholders (as of immediately after consummation of the Distribution) pending the Merger. The shares of Legacy CXApp common stock were not transferrable prior to the exchange of such shares for the shares of KINS common stock pursuant to the Merger.

Employee Matters Agreement

Prior to the Distribution, KINS, Inpixon, Legacy CXApp and Merger Sub entered into the Employee Matters Agreement, which set forth the terms and conditions of certain employee-related matters in connection with the transaction, including allocation of benefit plan assets and liabilities between Inpixon and Legacy CXApp, treatment of incentive equity awards in the Distribution and the Business Combination and related covenants and commitments of the parties.

Tax Matters Agreement

Prior to the Distribution, KINS, Legacy CXApp and Inpixon entered into the Tax Matters Agreement that governs each party’s respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and certain other matters regarding taxes.

In general, KINS and Legacy CXApp are liable for all U.S. federal, state, local and foreign taxes (and any related interest, penalties or audit adjustments) that are (i) imposed with respect to tax returns that include both Legacy CXApp and Inpixon, to the extent such taxes are attributable to Legacy CXApp or the Enterprise Apps Business, or (ii) imposed with respect to tax returns that include Legacy CXApp but not Inpixon, in each case, for tax periods (or portions thereof) beginning after the Distribution.

Notwithstanding the foregoing, KINS and Legacy CXApp may be liable for certain taxes resulting from the restructuring transactions undertaken to effectuate the Distribution.

The Distribution, together with certain related transactions, is intended to qualify as a reorganization under Sections 355 and 368(a) (1)(D) of the Code. If the Distribution does not so qualify, the difference between the fair market value and the tax basis of the Legacy CXApp shares distributed by Inpixon to the Inpixon stockholders will be taxable income to Inpixon.

Even if the contribution and distribution, taken together, otherwise qualify as a transaction described in Sections 355 and 368(a)(1) (D) of the Code, the Distribution is still taxable to Inpixon (but not to Inpixon stockholders) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of Inpixon or Legacy CXApp, directly or indirectly (including through acquisitions of our stock), as part of a plan or series of related transactions that includes the Distribution. For purposes of this test, the Merger is treated as part of a plan that includes the Distribution, but the Merger standing alone did not cause the Distribution to be taxable to Inpixon under Section 355(e) of the Code because holders of Legacy CXApp common stock own more than 50% of our common stock.

Per the terms of the Sponsor Support Agreement, the Sponsor has agreed to exchange up to 1,000 thousand shares of KINS Class B common stock for such number of shares of KINS Class A common stock as shall be necessary to ensure that the number of shares of KINS common stock issued as aggregate merger consideration to the holders of Legacy CXApp common stock exceeds 50% by at least one share than the number of shares of KINS common stock owned by all other holders of KINS common stock. Pursuant to the Sponsor Support Agreement, the Sponsor and related parties have agreed, subject to the limitation set forth therein, to forfeit 22,224 shares of KINS common stock (as of immediately prior to the consummation of the Merger).

The Tax Matters Agreement requires KINS and Legacy CXApp to comply with the representations made in the materials submitted to RSM US LLP in connection with a distribution tax opinion that Inpixon received regarding the intended tax treatment of the Distribution and certain related transactions.

The Tax Matters Agreement also includes covenants restricting Legacy CXApp’s and KINS’ ability to take or fail to take any action if such action or failure to act could reasonably be expected to adversely affect the intended tax treatment. In particular, in the two years following the Distribution, such restrictive covenants will generally prevent KINS and Legacy CXApp from (i) entering into any transaction which could, when combined with other transactions (including the Merger), result in a 45% or greater change in ownership of KINS’ or Legacy CXApp’s equity as part of a plan or series of related transactions that includes the Distribution, (ii) ceasing the active conduct of certain of Legacy CXApp’s businesses, (iii) voluntarily dissolving or liquidating KINS or Legacy CXApp and (iv) causing, permitting, or agreeing to the sale, transfer, or disposal of assets of Legacy CXApp that, in the aggregate, constitute more than 30% of the consolidated gross assets of Legacy CXApp, in each case, unless Legacy CXApp obtains a private letter ruling from the IRS, an unqualified opinion of a nationally recognized tax advisor that such action will not cause a failure of the intended tax treatment, or Inpixon consents to the undertaking of such action. Notwithstanding receipt of such ruling, opinion or consent, in the event that such action causes a failure of the intended tax treatment, KINS and Legacy CXApp could be responsible for all taxes arising therefrom.

Transition Services Agreement

In connection with the Separation, Legacy CXApp and Inpixon entered into the Transition Services Agreement pursuant to which Inpixon and its affiliates and Legacy CXApp and its affiliates will provide services to each other primarily related to payroll and benefits administration, IT support, finance and accounting services, contract administration and management services, and other administrative support services that may be required on an as needed basis, which services are of the type that Legacy CXApp and Inpixon provided to, and received from, each other prior to the Separation. The fees for each of the transition services are set forth in the Transition Services Agreement. The Transition Services Agreement will terminate on the expiration of the term of the last service provided under it, and if no expiration date is provided for any transition service, then such transition service will terminate twelve months after the date of the Transition Services Agreement; provided that the receiving party shall have the right to an extension of each or any transition service for up to six months by providing written notice to providing party in advance of the original termination date for such transition service if, prior to such request for extension, the receiving party has used commercially reasonable efforts to establish analogous capabilities of its own. The parties will also discuss in good faith any subsequent requests to further extend the transition services. In addition, (i) the receiving party may terminate a transition service with prior written notice, with certain exceptions, (ii) either party may terminate the Transition Services Agreement in the event of an uncured material breach by the other party, upon bankruptcy or insolvency of the other party, or (iii) the parties may terminate a transition service or the Transition Service Agreement upon mutual agreement. Legacy CXApp does not anticipate that its net costs associated with the Transition Services Agreement will be materially different than the historical costs that have been allocated by Inpixon to Legacy CXApp related to these same services.

Certain Relationships and Related Party Transactions — KINS

KINS Founder Shares

In November 2020, the Sponsor purchased 150,000 KINS Founder Shares of KINS Class B common stock for an aggregate price of $25,000. On December 11, 2020, KINS effected a 47.91667-for-1 stock split and on December 14, 2020, KINS effected a stock dividend of 1.2 shares of KINS Class B common stock for each share of KINS Class B common stock outstanding prior to the dividend, resulting in 6,900,000 shares of KINS Class B common stock being issued and outstanding. All share and per share amounts have been retroactively restated to reflect the stock split and stock dividend.

Pursuant to the Sponsor Support Agreement entered into among Legacy CXApp, KINS and the Sponsor, certain of the KINS Founder Shares are subject to restrictions. Prior to our Initial Public Offering, the BlackRock Investors acquired 750,000 shares of KINS Class B common stock and up to 525,000 shares are issuable to the Sponsor under certain conditions (as defined in the Sponsor Support Agreement, the “Potential Forfeiture Shares”).

Administrative Support Agreement

Commencing on December 14, 2020, KINS agreed to pay the Sponsor or an affiliate of the Sponsor a total of $20,000 per month for office space, utilities, secretarial support and administrative services. Upon completion a business combination or KINS’ liquidation, KINS will cease paying these monthly fees. KINS incurred and paid $60,000 and $180,000 for the three and nine months ended September 30, 2022, respectively.

Due from Sponsor

At the closing of the KINS Initial Public Offering on December 17, 2020, a portion of the proceeds from the sale of the KINS private placement warrants in the amount of $2,124,125 was due to KINS to be held outside of the Trust Account for working capital purposes. KINS received the cash on February 18, 2021.

Sponsor Support Agreement

KINS, the Sponsor and Legacy CXApp entered into the Sponsor Support Agreement, dated as of September 25, 2022.

Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, among other things, at any meeting of the KINS Stockholders, or in any other circumstance in which the vote, consent or other approval of the KINS Stockholders is sought, (i) appear at each such meeting or otherwise cause all of its KINS common stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent covering, all of its KINS common stock: (1) in favor of each Transaction Proposal; (2) against any proposal relating to a business combination (other than the Transaction Proposals); (3) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by KINS; (4) against any change in the business, management or the KINS Board (other than in connection with the Transaction Proposals); and (5) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of the Sponsor Support Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of KINS or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of KINS capital stock.

Private Placement Warrants

Simultaneously with the closing of the KINS Initial Public Offering, KINS completed the private sale of 10,280,000 KINS private placement warrants at a price of $1.00 per KINS private placement warrant to the Sponsor and the BlackRock Investors, generating gross proceeds of $10,280,000. The KINS private placement warrants are identical to the KINS public warrants underlying the KINS Units sold in the KINS Initial Public Offering, except that the KINS private placement warrants and the KINS Class A common stock issuable upon the exercise of the KINS private placement warrants will not be transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions. Additionally, except as provided herein, the KINS private placement warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock as of August 2, 2024 by:

●	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of common stock;

●	each of our current named executive officers and directors; and

●	all our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding for such person, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. The table below also reflects the beneficial ownership of shares of our common stock issuable upon the exercise of public warrants or private placement warrants. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them. To our knowledge, no shares of our common stock beneficially owned by any executive officer or director have been pledged as security. Unless otherwise noted, the address of each beneficial owner is c/o CXApp Inc., Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, CA 94306.

As of August 2, 2024, there were 15,380,341 shares of common stock issued and outstanding.

Name of Beneficial Owner	Amount and nature of beneficial owner	%(1)
5% or More Stockholders:
Pana Capital(2)	1,800,000	11.70%
NLabs, Inc.(3)	1,100,000	7.15%
Inpixon(4)	1,044,938	6.79%
Walleye Capital LLC(5)	858,250	5.58%
Directors and Executive Officers
Khurram P. Sheikh	2,421,648	15.75%
Camillo Martino	511,968	3.33%
Di-Ann Eisnor	215,120	1.40%
Shanti Priya	-	-
George Mathai	-	-
All directors and executive officers as a group (5 individuals)	3,148,736	20.47

(1)	Based on 15,380,341 shares outstanding as of August 2, 2024.
(2)	PANA Capital LLC is the record holder of such shares and its business address is 1005 Almanor Avenue, Menlo Park, CA 94025.
(3)	NLabs, Inc. is the record holder of such shares and its business address is 164 East 83rd Street, New York, NY 10028. Allen Salmasi has voting and investment discretion with respect to such shares and Mr. Salmasi previously served as Director on the Board of Directors of KINS Technology Group Inc. from August 2020 to March 2023.
(4)	According to the Schedule 13G filed with the SEC on September 11, 2023, the referenced shares represents 1,044,938 shares of CXApp common stock underlying private warrants, which were distributed to Inpixon in connection with the distribution by KINS Capital LLC to its members on August 25, 2023. The Warrants were acquired in connection with a distribution by CVH to its members. CVH is a member of KINS Capital LLC. Inpixon may be deemed to control and have voting and investment power over these securities. This amount excludes 1,455,062 shares of CXApp common stock underlying private warrants held by Inpixon that are subject to a 9.8% beneficial ownership limitation pursuant to the terms of such private warrants. Such private warrants may not be exercised to the extent that the holder or any of its affiliates would beneficially own in excess of 9.8% of the number of shares outstanding (as calculated in accordance with Section 13(d) of the Exchange Act). The address of Inpixon is 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303.
(5)	According to the Schedule 13G/A filed with the SEC on February 14, 2024, the registered holders of the referenced shares, which are comprised of 858,250 shares of CXApp common stock, are funds and accounts under management by Walleye Capital LLC. Walleye Capital LLC is the ultimate parent holding company of such funds and accounts. On behalf of such funds and accounts, the applicable portfolio managers, as managing directors of such entities, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts and such portfolio managers is 315 Park Avenue South, New York, NY 10010.

Selling SECURITYHOLDERS

This prospectus relates to (i) the resale of up to 6,977,776 shares of common stock previously issued to certain of the Selling Securityholders at a price of approximately $0.004 per share, (ii) the resale of up to 10,280,000 private placement warrants to purchase common stock at an exercise price of $11.50 per share, which were originally issued to our Sponsor and the Direct Anchor Investors in a private placement at a price of $1.00 per private placement warrant, (iii) 24,080,000 shares of common stock reserved for issuance upon the exercise of warrants to purchase common stock, which are comprised of 13,800,000 shares of common stock issuable upon exercise of the public warrants and 10,280,000 shares of common stock issuable upon exercise of the private placement warrants, and (iv) the resale of up to 10,280,000 shares of common stock issuable upon exercise of the private warrants held by the Sponsor, its affiliates and the Direct Anchor Investors. The public warrants were initially included in the units issued in connection with the initial public offering of KINS, which comprised one share of Class A common stock and one-half of a redeemable warrant.

This prospectus also relates to (i) the resale of up to 40,000 shares of common stock by Streeterville, or a Selling Securityholder, which were issued pursuant to the Securities Purchase Agreement and (ii) the resale from time to time of up to 3,009,000 shares of common stock by Streeterville, or a Selling Securityholder, that Streeterville, at their sole discretion, may take delivery of shares from the Company, and the Company will issue to Streeterville shares in satisfaction of all or a portion of the outstanding balance of a Pre-Paid Purchase pursuant to the Securities Purchase Agreement, subject to certain limitations.

The Selling Securityholders may from time to time offer and sell any or all of the shares of common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the common stock or warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus. The following table does not reflect the beneficial ownership of any shares of common stock issuable upon exercise of warrants unless such securities are exercisable or convertible within 60 days of August 2, 2024.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock and warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Name of Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to this	Number of Warrants Beneficially Owned Prior to this	Number of Shares of Common Stock and Warrants Beneficially Owned Prior to this Offering(1)		Number of Shares of Common Stock Being	Beneficial Ownership of Common Stock After Registration Assuming All Shares Are Sold(3)
	Offering	Offering	Number	Percentage(2)	Offered	Number	Percentage
Streeterville(4)	40,000	0	40,000	*	3,049,000	0	0%
Inpixon(5)	0	2,500,000	2,500,000	16.25%	2,500,000	0	0%
Khurram P. Sheikh(6)	1,764,120	657,528	2,421,648	15.75%	2,421,648	0	0%
Pana Capital(7)	0	1,800,000	1,800,000	11.70%	1,800,000	0	0%
NLabs, Inc.(8)	0	1,100,000	1,100,000	7.15%	1,100,000	0	0%
Walleye Capital LLC(9)	858,250	0	858,250	5.58%	858,250	0	0%
Hassan Ahmed(10)	174,418	340,000	514,418	3.34%	514,418	0	0%
Camillo Martino(11)	171,968	340,000	511,968	3.33%	511,968	0	0%

Name of Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to this	Number of Warrants Beneficially Owned Prior to this	Number of Shares of Common Stock and Warrants Beneficially Owned Prior to this Offering(1)		Number of Shares of Common Stock Being	Beneficial Ownership of Common Stock After Registration Assuming All Shares Are Sold(3)
	Offering	Offering	Number	Percentage(2)	Offered	Number	Percentage
Bespoke Growth Partners Inc.(12)	0	500,000	500,000	3.25%	500,000	0	0%
JKSFS Crut(13)	453530	0	453,530	2.95%	453,530	0	0%
Eric Zimits(14)	79,218	340,000	419,218	2.73%	419,218	0	0%
Atif Rafiq(15)	0	340,000	340,000	2.21%	340,000	0	0%
3AM, LLC(16)	0	300,000	300,000	1.95%	300,000	0	0%
Ronjon Nag	41,288	250,000	291,288	1.89%	291,288	0	0%
Nimish Patel	0	250,000	250,000	1.63%	250,000	0	0%
The Di-Ann Eisnor Revocable Trust(17)	79,120	136,000	215,120	1.40%	215,120	0	0%
BlackRock Inc.(18)	0	172,572	172,572	1.12%	172,572	0	0%
Leon Papkoff(19)	99,667	0	99,667	*	99,667	0	0%
Jonathan Goldberg	9,966	0	9,966	*	9,966	0	0%
Andrea Williams	5,013	0	5,013	*	5,013	0	0%
Charisse Castagnoli	4,983	0	4,983	*	4,983	0	0%
Divi Gupta	4,983	0	4,983	*	4,983	0	0%
Fawad Butt	4,983	0	4,983	*	4,983	0	0%
Fraser Preston	4,983	0	4,983	*	4,983	0	0%
Himanshu Sekhar Singh	4,983	0	4,983	*	4,983	0	0%
John Branden Newman	4,983	0	4,983	*	4,983	0	0%
Kevin Duffy	4,983	0	4,983	*	4,983	0	0%
Kevin Negus	4,983	0	4,983	*	4,983	0	0%
Naresh Soni	4,983	0	4,983	*	4,983	0	0%
Younus Aftab	4,983	0	4,983	*	4,983	0	0%
Rick Clemmer	4,687	0	4,687	*	4,687	0	0%
Li Yuelin	3,237	0	3,237	*	3,237	0	0%
Cesar Johnston	2,990	0	2,990	*	2,990	0	0%
Ramesh Singh	2,990	0	2,990	*	2,990	0	0%
Nadir Ali(20)	2,214	0	2,214	*	2,214	0	0%
Other Stockholders	15,921	0	15,921	*	15,921	0	0%

*	Less than one percent (1%).

(1)	“Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The number of shares beneficially owned is determined as of August 2, 2024, and the percentage is based upon 15,380,341 shares of our common stock outstanding as of August 2, 2024. Each selling stockholder’s information comes from questionnaires provided by the selling stockholders to the Company dated around the date of this prospectus, and such information may have changed from the date such information was provided until the date of this prospectus or after the date of this prospectus. The number of shares of common stock and warrants beneficially owned includes shares of common stock issuable upon exercise of the warrants.
(2)	Percentages are based on common stock issued and outstanding as of August 2, 2024.
(3)	Assumes the sale of all shares offered herein, and the exercise of all warrants and sale of all shares of common stock underlying the warrants registered herein. Based on 36,412,203 shares of common stock outstanding assuming the exercise in full of all warrants and assuming no cashless exercise of such warrants.
(4)	Streeterville is the beneficial holder of 40,000 shares and can purchase and resell up to 3,009,000 shares pursuant to the Securities Purchase Agreement. The number of shares of common stock that may actually be acquired by Streeterville pursuant to the Securities Purchase Agreement is not currently known and is subject to satisfaction of certain conditions and other limitations, including the limitation that the Company shall not effect the issuance of shares that would cause Streeterville to beneficially own a number of common stock exceeding 9.99% of the number of common stock outstanding on such date, as set forth in the Securities Purchase Agreement. The business address of Streeterville is 303 E Wacker Drive, Suite 1040 Chicago, IL 60601.
(5)	Inpixon is the record holder of such shares and its business address is 2479 E. Bayshore Rd, Suite 195, Palo Alto, CA 94303.
(6)	Mr. Khurram P. Sheikh is the record holder of such shares. Mr. Sheikh previously served as Chief Executive Officer and Chairman of the Board of Directors of KINS Technology Group Inc. from August 2020 to March 2023. and currently serves as Chief Executive Officer and Chairman of the Board of Directors of CXApp Inc. since March 2023.
(7)	PANA Capital LLC is the record holder of such shares and its business address is 1005 Almanor Avenue, Menlo Park, CA 94025.
(8)	NLabs, Inc. is the record holder of such shares and its business address is 164 East 83rd Street, New York, NY 10028. Allen Salmasi has voting and investment discretion with respect to such shares and Mr. Salmasi previously served as Director on the Board of Directors of KINS Technology Group Inc. from August 2020 to March 2023.
(9)	According to the Schedule 13G/A filed with the SEC on February 14, 2024, the registered holders of the referenced shares, which are comprised of 858,250 shares of CXApp common stock, are funds and accounts under management by Walleye Capital LLC. Walleye Capital LLC is the ultimate parent holding company of such funds and accounts. On behalf of such funds and accounts, the applicable portfolio managers, as managing directors of such entities, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts and such portfolio managers is 315 Park Avenue South, New York, NY 10010.
(10)	Hassan Ahmed previously served as Director on the Board of Directors of KINS Technology Group Inc. from August 2020 to March 2023.
(11)	Camillo Martino previously served as Director on the Board of Directors of KINS Technology Group Inc. from August 2020 to March 2023. Mr. Martino currently serves as Director on the Board of Directors of CXApp Inc.
(12)	Bespoke Growth Partners Inc. is the record holder of such shares and its business address is 330 Clematis Street, Suite 217, West Palm Beach, FL 33401
(13)	JKSFS Crut is the record holder of such shares and its business address is 28812 Bailey Ranch Road, Hayward, CA 94582. Mr. Khurram P. Sheikh is the trustee of the JKSFS Crut.
(14)	Eric Zimits previously served as Chief Corporate Development Officer of KINS Technology Group Inc. from August 2020 to March 2023.
(15)	Atif Rafiq previously served as Director on the Board of Directors of KINS Technology Group Inc. from August 2020 to March 2023.
(16)	3AM, LLC is the record holder of such shares and its business address is 555 Bryant Street #590, Palo Alto, CA 94301. The number of shares beneficially owned prior to the offering includes shares beneficially owned by Nadir Ali. Nadir Ali exercises voting and investment power with regard to the securities held by 3AM, LLC. 3AM, LLC entered into that certain Consulting Agreement, dated March 14, 2023, pursuant to which it provides certain strategic advisory services to the Company in exchange for approximately $180,000.
(17)	The Di-Ann Eisnor Revocable Trust is the record holder of such shares and its business address is 419 Palm Court, Palo Alto, CA 94301. Di-Ann Eisnor is the trustee of The Di-Ann Eisnor Revocable Trust and previously served as Director on the Board of Directors of KINS Technology Group Inc. from August 2020 to March 2023. and currently serves as Director on the Board of Directors of CXApp Inc. since March 2023.
(18)	The registered holders of the referenced shares, which are comprised of 172,572 shares of common stock underlying the private warrants, are funds and accounts under management by BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such funds and accounts. On behalf of such funds and accounts, the applicable portfolio managers, as managing directors of such entities, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts and such portfolio managers is 55 East 52nd Street, New York, NY 10055.
(19)	Leon Papkoff previously served as Senior Vice President of Inpixon and Chief Executive Officer of Design Reactor, Inc. Mr. Papkoff served as the Chief Product Officer of the Company until January 4, 2024.
(20)	Nadir Ali was the former Chief Executive Officer of Inpixon and previously served as Chief Executive Officer of the predecessor of CXApp Inc. immediately prior to its business combination with KINS Technology Group Inc.

Description of Capital Stock

General

The following description summarizes some of the terms of our Charter and Bylaws and the DGCL. This description is summarized from, and qualified in its entirety by reference to, our Charter and Bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.

Authorized and Outstanding Stock

Our Charter authorizes two classes of common stock, the Class A common stock and the Class C common stock. Our authorized capital stock will consist of 210,000,000 shares, $0.0001 par value per share, of which: 200,000,000 shares will be designated as Class A common stock; and 10,000,000 shares will be designated as Class C common stock. As of August 2, 2024, our issued and outstanding share capital consisted of: (i) 15,380,341 shares of common stock, held of record by approximately 95 holders, (ii) 0 shares of preferred stock and (iii) 21,031,862 warrants (as defined below). Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Dividend Rights

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Delaware common law also imposes a solvency requirement in connection with the payment of dividends.

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, the holders of common stock will be entitled to the payment of dividends on the common stock when, as and if declared by the CXApp board of directors (“Board”) in accordance with applicable law.

Voting Rights

Holders of common stock will be entitled to one vote for each share held as of the record date for determining stockholders entitled to vote on such matters, except as otherwise required by law.

Right to Receive Liquidation Distributions

Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up of CXApp, the funds and assets of CXApp that may be legally distributed to the stockholders will be distributed among the holders of the then outstanding common stock pro rata in accordance with the number of shares of common stock held by each such holder.

Other Matters

All outstanding shares of the common stock will be fully paid and nonassessable. The common stock will not be entitled to preemptive rights and will not be subject to redemption or sinking fund provisions.

Preferred Stock

Under the terms of the Charter, the Board is authorized, subject to limitations prescribed by the DGCL, to issue from time to time preferred stock in one or more series, and to determine and fix the number of shares of such series and such designations, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without approval by the stockholders. The Board is authorized to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without approval by the stockholders. The Board may also authorize the issuance of preferred stock with voting or other rights that could adversely affect the voting power or other rights of the holders of common stock.

Warrants

Public Warrants

Public warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The public warrants will become exercisable on the later of (a) April 13, 2023 which is 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The public warrants will expire on March 15, 2028, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable, and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

Private Placement Warrants

The private placement warrants are identical to the public warrants, except that the private placement warrants and the shares of Class A common stock issuable upon the exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the private placement warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

Dividends

Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our board of directors may regard as relevant.

We currently intend to retain all available funds and any future earnings to fund the development and growth of the business, and therefore we do not anticipate declaring or paying any cash dividends on common stock in the foreseeable future.

Anti-Takeover Provisions

Certain provisions of Delaware law, our Charter and our Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of CXApp. They are also designed, in part, to encourage persons seeking to acquire control of CXApp to negotiate first with the Board.

Classified Board of Directors

Our Charter provides that the Board is divided into three classes, designated Class I, Class II and Class III. Each class will be an equal number of directors, as nearly as possible, consisting of one third of the total number of directors constituting the entire board of directors. The term of the initial Class I directors shall terminate on the date of the first annual meeting of stockholders following the effectiveness of our Charter, the term of the initial Class II directors shall terminate on the date of the second annual meeting of stockholders following the effectiveness of our Charter, and the term of the initial Class III directors shall terminate on the date of the third annual meeting of stockholders following the effectiveness of our Charter. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

Removal of Directors

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, our Charter provides that directors may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of CXApp entitled to vote at an election of directors.

Board of Directors Vacancies

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, and except as otherwise provided by law, our Charter authorizes only a majority of the remaining members of the Board (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), even though less than a quorum, to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the Board will be permitted to be set only by a resolution of the Board. These provisions would prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the Board and will promote continuity of management.

Stockholder Action; Special Meeting of Stockholders

The Bylaws provide that the CXApp stockholders may take any action required or permitted to be taken at an annual or special meeting of stockholders by written consent in lieu of a meeting. Our Charter and Bylaws further provide that special meetings of CXApp stockholders may be called only by the chairman of the Board, the Chief Executive Officer of CXApp or the Board pursuant to a resolution adopted by a majority of Board, and may not be called by any other person, including CXApp stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that CXApp stockholders seeking to bring business before CXApp’s annual meeting of stockholders, or to nominate candidates for election as directors at CXApp’s annual or a special meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be received by the Secretary at CXApp’s principal executive offices (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (subject to certain exceptions), and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by CXApp. The Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude CXApp stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.

Amendment of Amended and Restated Certificate of Incorporation Provisions

Amendments to the provisions of our Charter related to preferred stock; the management of the business and for the conduct of the affairs of CXApp; special meetings; liabilities of directors of CXApp; restrictions on any business combination with any interested stockholder; indemnification of directors and officers of CXApp; and forum require the affirmative vote of the holders of at least sixty six and two-thirds percent (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of CXApp entitled to vote thereon, voting together as a single class.

Authorized but Unissued Capital Stock

CXApp’s authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of CXApp by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

Our Charter provides that, unless CXApp Is in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding (“Proceeding”) brought on behalf of CXApp; (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any of CXApp’s directors, officers, or stockholders to CXApp or its stockholders; (iii) any Proceeding arising pursuant to any provision of the DGCL, amended and restated certificate of incorporation or the Bylaws; (iv) any Proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (v) any Proceeding asserting a claim against CXApp or any current or former director, officer or stockholder governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce any liability or duty created by apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Our Charter further provides that, unless CXApp consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These provisions may have the effect of discouraging lawsuits against CXApp or its directors and officers.

Limitations on Liability and Indemnification of Directors and Officers

Our Charter provides that no director of CXApp shall have any personal liability to CXApp or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Amendments to these provisions shall not adversely affect any right or protection of a director of CXApp in respect of any act or omission occurring prior to the time of such amendment.

Our Charter further provides that CXApp indemnify directors and officers to the fullest extent permitted by law. CXApp is also expressly authorized to advance certain expenses (including, without limitation, attorneys’ fees) to its directors and officers and to maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of CXApp against any expense, liability or loss, whether or not CXApp would have the power to indemnify such person against such expense, liability or loss under the DGCL.

In addition, CXApp entered into separate indemnification agreements with its directors and officers. These agreements, among other things, requires CXApp to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of CXApp’s directors or officers or any other company or enterprise to which the person provides services at CXApp’s request.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Trading Symbols and Market

Our common stock is listed on Nasdaq under the symbol “CXAI,” and our warrants are listed on Nasdaq under the symbol “CXAIW.”

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted common stock or warrants of CXApp for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of CXApp for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

(i)	1% of the total number of shares of CXApp common stock then outstanding; or

(ii)	the average weekly reported trading volume of CXApp common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of CXApp under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about CXApp.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

(i)	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

(ii)	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

(iii)	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

(iv)	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (“Form 10 information”).

As a result of the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	one or more underwritten offerings;

●	block trades in which the broker-dealer will attempt to sell the shares of common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	distributions to their members, partners or shareholders;

●	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	directly to one or more purchasers;

●	through agents;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of common stock or warrants at a stipulated price per share or warrant; and

●	a combination of any such methods of sale.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our common stock or warrants owned by them and, if a Selling Securityholders defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock or warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our common stock or warrants offered by them will be the purchase price of such shares of our common stock or warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

The Selling Securityholders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act; provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our common stock and warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock or warrants by bidding for or purchasing shares of common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

Selling Securityholders may use this prospectus in connection with resales of shares of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our common stock or warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our common stock or warrants.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock or warrants pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of shares of our common stock and warrants to be offered and sold pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of common stock and warrants offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

EXPERTS

The consolidated balance sheet of CXApp Inc. and subsidiaries as of December 31, 2023, and the related consolidated statement of operations and comprehensive income (loss), consolidated statement of stockholders’ equity, and consolidated statement of cash flows for the period from March 15, 2023, to December 31, 2023 and the related notes have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined carve-out balance sheet of CXApp Holdings Corp. (f/k/a Design Reactor, Inc. and its subsidiaries) as of December 31, 2022, the related combined carve-out statements of operations and comprehensive loss, and the combined carve-out statement of changes in parent’s net investment and cash flows for the period January 1, 2023, to March 14, 2023 and the year ended December 31, 2022, and the related notes have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and appears herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of common stock and warrants offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors Relations” at www.cxapp.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Reports of Independent Registered Public Accounting Firm	F-2 to F-3
Consolidated Financial Statements:
Consolidated Balance Sheets	F-4
Consolidated Statements of Operations and Comprehensive Income (Loss)	F-5
Consolidated Statements of Changes in Stockholders’ Equity	F-6
Consolidated Statements of Cash Flows	F-7
Notes to Consolidated Financial Statements	F-8 to F-35

Interim Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2024 (unaudited) and December 31, 2023	F-36
Condensed Consolidated Statements of Operations and Comprehensive (Loss) for the three months ended March 31, 2024 (unaudited) (Successor) and Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the period from March 15, 2023, to March 31, 2023 (unaudited) (Successor), and the period from January 1, 2023, to March 14, 2023 (Predecessor)	F-37
Condensed Consolidated Statements of Stockholders’ Equity for the three months ended March 31, 2024 (unaudited) (Successor) and Condensed Consolidated Statements of Stockholders’ Equity for the period from March 15, 2023, to March 31, 2023 (unaudited) (Successor), and the period from January 1, 2023, to March 14, 2023 (Predecessor)	F-38
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2024 (unaudited) (Successor) and Condensed Consolidated Statements of Cash Flows for the period from March 15, 2023, to March 31, 2023 (unaudited) (Successor), and the period from January 1, 2023, to March 14, 2023 (Predecessor)	F-39
Notes to Unaudited Condensed Consolidated Financial Statements	F-40 to F-64

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

CXApp Inc. and Subsidiaries:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of CXApp Inc. and Subsidiaries (the “Company”) as of December 31, 2023, and the related consolidated statement of operations and comprehensive income (loss), consolidated statement of stockholders’ equity, and consolidated statement of cash flows for the period from March 15, 2023, to December 31, 2023 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of CXApp Inc. as of December 31, 2023, and the results of its operations and its cash flows for the period from March 15, 2023, to December 31, 2023 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the entity’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. CXApp Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditors since 2020.

Philadelphia, PA

May 23, 2024

PCAOB ID Number 100

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

CXApp Holdings Corp. (f/k/a Design Reactor Inc and Subsidiaries)

Opinion on the Financial Statements

We have audited the accompanying combined carve-out balance sheet of CXApp Holdings Corp. (f/k/a Design Reactor, Inc. and Subsidiaries) (Predecessor) as of December 31, 2022, the related combined carve-out statements of operations and comprehensive loss, and the combined carve-out statement of changes in parent’s net investment and cash flows for the period January 1, 2023, to March 14, 2023 and the year ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 14, 2023, and December 31, 2022 and the results of its operations and its cash flows for the period ended March 14, 2023 and year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying combined carve-out financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The combined carve-out financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined carve-out financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined carve-out financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Marcum llp

Marcum LLP

We have served as the Company’s auditor since 2012.

PCAOB ID Number 688

New York, NY
April 16, 2024

CXAPP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	Successor	Predecessor
	December 31, 2023	December 31, 2022
Assets

Current Assets
Cash and cash equivalents	$6,275	$6,308
Accounts receivable, net of allowance for credit losses of $2 and $5, respectively	1,956	1,338
Notes and other receivables	211	273
Prepaid expenses and other current assets	587	650
Total current assets	9,029	8,569

Property and equipment, net	115	202
Intangible assets, net	18,136	19,289
Operating lease right-of-use asset, net	486	681
Software development costs, net	-	487
Goodwill	8,737	-
Other assets	78	52

Total Assets	$36,581	$29,280

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$975	$1,054
Accrued liabilities	1,452	1,736
Deferred revenue	2,878	2,162
Acquisition liability	-	197
Warrant liability	1,683	-
Operating lease obligation, current	275	266
Note payable, net of debt discount of $834, unamortized financing costs of $14, and interest payable of $16 as of December 31, 2023	3,053	-
Total current liabilities	10,316	5,415

Operating lease obligation, noncurrent	230	444
Other noncurrent liabilities	-	30
Deferred tax liability	637	-

Total Liabilities	11,183	5,889

Stockholders’ Equity
Class A Common Stock, $0.0001 par value; 200,000,000 shares authorized; 15,254,389 shares issued and outstanding as of December 31, 2023, no shares issued or outstanding as of December 31, 2022	2	-
Class C Common Stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued or outstanding as of December 31, 2023, and December 31, 2022	-	-
Additional paid-in capital	83,282	-
Accumulated deficit	(57,801)	-
Accumulated other comprehensive income (loss)	(85)	1,155
Net parent investment	-	22,236
Total Stockholders’ Equity	25,398	23,391

Total Liabilities and Stockholders’ Equity	$36,581	$29,280

The accompanying notes are an integral part of these consolidated financial statements.

CXAPP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

	Successor	Predecessor
	Period from March 15, 2023, to December 31, 2023	Period from January 1, 2023, to March 14, 2023	Year Ended December 31, 2022
Revenues	$5,746	$1,620	$8,470

Cost of Revenues	1,268	483	2,064

Gross Profit	4,478	1,137	6,406

Operating Expenses
Research and development	5,309	1,455	9,323
Sales and marketing	3,242	964	5,096
General and administrative	5,374	2,293	11,571
Acquisition related costs	543	-	16
Amortization of intangible assets	2,162	806	3,885
Impairment of goodwill	36,056	-	5,540
Total Operating Expenses	52,686	5,518	35,431

Loss from Operations	(48,208)	(4,381)	(29,025)

Other Income (Expense)
Interest income (expense), net	65	1	4
Change in fair value of derivative liability	(4,714)	-	-
Other Expense	47	-	(1)
Total Other Income (Expense)	(4,602)	1	3

Net Loss, before tax	(52,810)	(4,380)	(29,022)
Income tax benefit/(expense)	3,572	-	(153)
Net Loss	$(49,238)	$(4,380)	$(29,175)
Unrealized foreign exchange gain/(loss) from cumulative translation adjustments	(85)	(28)	1,155
Comprehensive Loss	$(49,323)	$(4,408)	$(28,020)

Basic and diluted weighted average shares outstanding, Class A common stock	11,403,393
Basic and dilutive net loss per share, Class A common stock	$(4.32)

Basic and diluted weighted average shares outstanding, Class C common stock	-
Basic and dilutive net loss per share, Class C common stock	$-

The accompanying notes are an integral part of these consolidated financial statements.

CXAPP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

Predecessor
	Net parent investment	Accumulated other comprehensive income (loss)	Total Shareholders’ Equity
Balance at January 1, 2022	$20,155	$56	$20,211
Net Loss	(29,175)	-	(29,175)
Stock-based compensation allocated from parent	1,640	-	1,640
Parents’s common shares issued for CXApp earnout	3,697	-	3,697
Taxes paid related to net share settlement of restricted stock units	(104)	-	(104)
Net investment from parent	26,023	-	26,023
Cumulative translation adjustment	-	1,099	1,099
Balance at December 31, 2022	$22,236	$1,155	$23,391

Balance at January 1, 2023	$22,236	$1,155	$23,391
Net loss	(4,380)	-	(4,380)
Stock-based compensation allocated from parent	158	-	158
Net investment from parent	8,680	-	8,680
Cumulative translation adjustment	-	(28)	(28)
Balance at March 14, 2023	$26,694	$1,127	$27,821

Successor
	Class A Common Stock		Class C Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive Income	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	(Loss)	Deficit
Balance at March 15, 2023	7,034,999	$1	-	$-	$1,607	$(8,563)	$-	$(6,955)
Shares issued in connection with Business Combination	1,547,700	-	5,487,300	1	69,927	-	-	69,928
Net loss	-	-	-	-		(49,238)	-	(49,238)
Stock-based compensation	-	-	-	-	925	-	-	925
Warrant exchange and exercise	1,035,000	-	-	-	10,134	-	-	10,134
Warrant exercise – cashless	49,608	-	-	-	548	-	-	548
Mandatory conversion from Class C common stock to Class A common stock	5,487,300	1	(5,487,300)	(1)	-	-	-	-
Common stock issuance – non-cash compensation	99,782	-	-	-	195	-	-	195
Stock issuance cost	-				(54)			(54)
Cumulative translation adjustment	-	-	-	-	-	-	(85)	(85)
Balance at December 31, 2023	15,254,389	$2	-	$-	$83,282	$(57,801)	$(85)	$25,398

The accompanying notes are an integral part of these consolidated financial statements.

CXAPP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Successor	Predecessor
	Period from March 15, 2023, to December 31, 2023	Period from January 1, 2023, to March 14, 2023	Year Ended December 31, 2022
Operating activities
Net loss	$(49,238)	$(4,380)	$(29,175)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	75	228	646
Amortization of intangible assets	2,162	806	3,885
Amortization of right of use asset	298	40	266
Amortization of debt discount and deferred financing cost	37	-	-
Accrued interest expense on promissory note	16	-	-
Deferred income taxes	(3,570)	-	-
Provision for credit loss expense	(11)	-	5
Stock-based compensation expense	1,080	158	1,640
Gain on change in fair value of earnout payable	-	-	(2,827)
(Gain) loss on foreign currency transactions	(44)	(32)	-
Change in fair value of derivative liability	4,714		-
Impairment of goodwill	36,056	-	5,540
Unrealized loss on note	-	-	1,478
Others	-	-	(500)
Change in operating assets and liabilities:
Accounts receivable and other receivables	300	(857)	109
Prepaid expenses and other current assets	719	(20)	109
Inventory	-	-	117
Other assets	(37)	-	18
Accounts payable	499	(796)	400
Accrued liabilities	(5,876)	(787)	1,096
Income tax liabilities	-	-	(513)
Operating lease liabilities	(306)	(38)	(257)
Deferred revenue	360	534	(932)
Net cash used in operating activities	(12,766)	(5,144)	(18,895)

Investing activities
Purchases of property and equipment	(57)	(9)	(88)
Investment in capitalized software	-	(45)	(394)
Cash acquired in connection with Business Combination	10,003	-	-
Net cash provided by (used in) investing activities	9,946	(54)	(482)

Financing activities
Net equity investment from parent	-	9,089	25,967
Taxes paid related to stock based compensation	-	-	(104)
Repayment of CXApp acquisition liability	-	(197)	(5,135)
Net proceeds from issuance of promissory note	3,000	-	-
Repayment of related party promissory note	(328)	-	-
Warrant exercise - net	4,948	-	-
Net cash provided by financing activities	7,620	8,892	20,728

Effect of exchange rate changes on cash and cash equivalents	(28)	1	(71)
Net increase in cash and cash equivalents	4,772	3,695	1,280
Cash and cash equivalents, beginning of period	1,503	6,308	5,028
Cash and cash equivalents, end of period	$6,275	$10,003	$6,308

Supplemental disclosures of cash flow information
Cash paid for taxes	$4	$-	$119
Cash paid for interest	$18	$-	$1

Supplemental schedule of noncash investing and financing activities
Right of use asset obtained in exchange for lease liability	$230	$-	$284
Parent’s net equity issued for CXApp earnout	$-	$-	$3,697
Noncash investment from parent	$-	$409	$-
Class A Common Stock and Class C Common Stock issued in connection with Business Combination	$69,928	$-	$-
Financing of Director and Officer Insurance	$671	$-	$-
Warrant exercise – cashless	$549	$-	$-
Warrant exchange to Class A common stock	$4,914	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

CXAPP INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 – Organization, Nature of Business and Basis of Presentation

CXApp Inc. and its subsidiaries (“CXApp” or the “Company”) is in the business of delivering intelligent enterprise workplace experiences. The CXApp SaaS platform is anchored on the intersection of customer experience (CX) and artificial intelligence (AI) providing digital transformation for the physical workplace for enhanced experiences across people, places and things.

The CXApp SaaS platform offers a suite of leading-edge technology workplace experience solutions including an enterprise employee application, indoor mapping, on-device positioning, augmented reality technologies, generative AI applications and an AI-based analytics platform, targeting the emerging hybrid workplace market. CXApp creates a connected workplace by reducing app overload, data fragmentation, and complex workflows and streamlines all capabilities through The Workplace SuperApp. All features, services and integrations are housed in one easy-to-access platform allowing businesses to deliver a more holistic employee experience in a hybrid workplace.

On September 25, 2022, an Agreement and Plan of Merger (the “Merger Agreement”) was entered into by and among Inpixon, KINS, CXApp, and KINS Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of KINS (“Merger Sub”), pursuant to which KINS acquired Inpixon’s enterprise apps business (including its workplace experience technologies, indoor mapping, events platform, augmented reality and related business solutions) (“Legacy CXApp”) in exchange for the issuance of shares of KINS capital stock (the “Business Combination”). As a result of the Business Combination, KINS changed their name to CXApp Inc. (“CXApp”). The shares are now trading on the Nasdaq using the ticker CXAI. The transaction closed on March 14, 2023. See Note 3 for more details.

Unless the context otherwise requires, “we,” “us,” “our,” “CXApp” and the “Company” refer to CXApp Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination (as defined below). Unless the context otherwise requires, references to “KINS” refer to KINS Technology Group Inc., a Delaware corporation (“KINS”), prior to the Business Combination. All references herein to the “Board” refer to the board of directors of the Company. “Legacy CXApp” refers to CXApp Holding Corp., a Delaware corporation and a wholly owned subsidiary of the Company, which the Company acquired through the Business Combination. Prior to the Separation (as defined below), Legacy CXApp was a wholly owned subsidiary of Inpixon, a Nevada corporation (“Inpixon”).

The Business Combination was accounted for using the acquisition method (as a forward merger), with goodwill and other identifiable intangible assets recorded in accordance with GAAP, as applicable. Under this method of accounting, the “Enterprise Apps Business” (formerly known as CXApp) is treated as the “acquired” company for financial reporting purposes. KINS (now known as CXApp Inc.) has been determined to be the accounting acquirer because KINS maintains control of the Board of Directors and management of the combined company.

NOTE 2 – Summary of Significant Accounting Policies

Liquidity

As of December 31, 2023 (Successor), the Company had a working capital deficit of approximately $1,287 thousand and cash and cash equivalents of approximately $6,275 thousand. For the period from March 15, 2023, to December 31, 2023 (Successor), the Company incurred $49,238 thousand of net loss. For the period from March 15, 2023, to December 31, 2023 (Successor), the Company used approximately $12,766 thousand of cash for operating activities, of which $5,876 thousand was from a reduction in accrued liabilities, primarily paying merger related transaction liabilities.

The Company cannot assure that it will ever earn revenues sufficient to support their operations, or that it will ever achieve profitable operations. The Company’s recurring losses and utilization of cash in its operations are indicators of substantial doubt that the entity can continue as a going concern however, with the Company’s current liquidity position, the Company has taken steps to reduce operating expenses resulting in a more efficient cost structure. The Company discussed plans to finance its future working capital requirements and capital expenditures from cash generated from operating activities, cash raised under the equity line financing agreement for up to $10,000 thousand, with an initial draw of $2,500 thousand in the second quarter of 2024, and cash raised under the promissory note of $3,000 thousand dollars payable by December 2024. Management believes that these actions, when implemented, will result in operational efficiencies, cost savings to the company, and access to funds when and if needed. While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect for the twelve months from the issuance of these consolidated financial statements. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:

●	the valuation of stock-based compensation;

●	the valuation of warrant liabilities;

●	the allowance for credit losses;

●	the valuation allowance for deferred tax assets; and

●	impairment of long-lived assets and goodwill.

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, checking accounts, money market accounts, temporary investments and certificates of deposit with maturities of three months or less when purchased. As of December 31, 2023 (Successor), the Company had cash equivalents of approximately $5,584 thousand of certificates of deposit held by a number of banks limited to $250 thousand per bank with a duration of 90 days or less. As of December 31, 2022 (Predecessor), the Company had no cash equivalents.

Accounts Receivable, net and Allowance for Credit Losses

Accounts receivables are stated at the amount the Company expects to collect. The Company recognizes an allowance for credit loss to ensure accounts receivable are not overstated due to uncollectability. Allowance for credit losses is maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional allowance for credit losses is recorded for individual accounts when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in such customer’s operating results or financial position. If circumstances related to a customer change, estimates of the recoverability of receivables would be further adjusted.

The Company adopted ASU 2016-13 in the first quarter of fiscal 2023, March 31, 2023, and the impact of the adoption was not material. The allowance for credit losses as of December 31, 2023 (Successor) is approximately $2 thousand.

Property and Equipment, net

Property and equipment are recorded at cost, less accumulated depreciation and amortization. The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range from 5 to 10 years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the initial lease term. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized. Depreciation expense related to property and equipment is not included as part of cost of revenues, but as part of operating expenses.

Intangible Assets

Intangible assets primarily consist of developed technology, customer lists/relationships, non-compete agreements, intellectual property agreements, export licenses and trade names/trademarks. They are amortized ratably over a range of 5 to 10 years, which approximates customer attrition rate and technology obsolescence. The Company assesses the carrying value of its intangible assets for impairment annually, or more frequently if an event or other circumstances indicates that the Company may not be able to recover the carrying amount of the assets. Based on its assessments, the Company did not incur any impairment charges for the period from March 15, 2023, to December 31, 2023 (Successor), for the period from January 1, 2023, to March 14, 2023 (Predecessor), or for the year ended December 31, 2022 (Predecessor).

Goodwill

The Company tests goodwill for potential impairment at least annually, or more frequently if an event or other circumstance indicates that the Company may not be able to recover the carrying amount of the net assets of the reporting unit. The Company has determined that the reporting unit is the entire company, due to the integration of all of the Company’s activities. In evaluating goodwill for impairment, the Company may assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount. If the Company bypasses the qualitative assessment, or if the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company performs a quantitative impairment test by comparing the fair value of a reporting unit with its carrying amount.

The determination of whether goodwill is impaired involves a significant level of judgment in these assumptions, and changes in our forecasts, business strategy, government regulations, or economic or market conditions could significantly impact these judgments, potentially decreasing the fair value of our reporting unit. Any resulting impairment charges could have a material impact on our results of operations.

The Company calculates the estimated fair value of a reporting unit using a weighting of the income and market approaches. For the income approach, the Company uses internally developed discounted cash flow models that include the following assumptions, among others: projections of revenues, expenses, and related cash flows based on assumed long-term growth rates and demand trends; expected future investments to grow new units; and estimated discount rates. For the market approach, the Company uses internal analyses based primarily on market comparables. The Company bases these assumptions on its historical data and experience, third-party appraisals, industry projections, micro and macro general economic condition projections, and its expectations. Based on its assessments, the Company incurred an impairment charge of $36,056 thousand for the period from March 15, 2023, to December 31, 2023 (Successor) and did not incur impairment for the period from January 1, 2023, to March 14, 2023 (Predecessor). The Company incurred an impairment charge of approximately $5,540 thousand for the year ended December 31, 2022 (Predecessor).

Leases and Right-of-Use Assets and Liabilities

The Company determines if an arrangement is a lease at its inception. Operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company generally uses their incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments, because the implicit rate of the lease is generally not known. Right-of-use assets related to the Company’s operating lease liabilities are measured at lease inception based on the initial measurement of the lease liability, plus any prepaid lease payments and less any lease incentives. The Company’s lease terms that are used in determining their operating lease liabilities at lease inception may include options to extend or terminate the leases when it is reasonably certain that the Company will exercise such options. The Company amortizes their right-of-use assets as operating lease expense generally on a straight-line basis over the lease term and classify both the lease amortization and imputed interest as operating expenses. The Company does not recognize lease assets and lease liabilities for any lease with an original lease term of less than one year.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

Comprehensive Income (Loss) and Foreign Currency Translation

The Company reports comprehensive income (loss) and its components in its consolidated financial statements. Comprehensive loss consists of net loss and foreign currency translation adjustments, affecting stockholders’ equity that, under GAAP, are excluded from net loss.

Assets and liabilities related to the Company’s foreign operations are calculated using the Philippine Peso and Canadian Dollar, and are translated at end-of period exchange rates, while the related revenues and expenses are translated at average exchange rates prevailing during the period. Gains or losses resulting from transactions denominated in foreign currencies are included in other income (expense) in the consolidated statements of operations. The Company engages in foreign currency denominated transactions with customers that operate in functional currencies other than the U.S. dollar. Aggregate foreign currency net transaction losses were not material for the period from March 15, 2023, to December 31, 2023 (Successor), for the period from January 1, 2023, to March 14, 2023 (Predecessor), and for the year ended December 31, 2022 (Predecessor).

Debt Issuance Cost

The costs related to the issuance of debt are capitalized and amortized to interest expense over the life of the related debt using the effective interest method. The amendments to FASB ASC 835-30 require that debt issuance costs be presented in the Consolidated Balance Sheet as a direct deduction from the carrying amount of debt, consistent with debt discounts or premiums.

Revenue Recognition

The Company recognizes revenue, in accordance with ASC 606, when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from its software as a service for cloud based software, as well as design, implementation and other professional services for work performed in conjunction with its cloud based software. The Company enters into contracts with its customers whereby it grants a non-exclusive cloud-based license for the use of its proprietary software and for professional services. The contracts may also provide for on-going services for a specified price, which may include maintenance services, designated support, and enhancements, upgrades and improvements to the software, depending on the contract. Licenses for cloud software provide the customer with a right to use the software as it exists when made available to the customer. All software provides customers with the same functionality and differs mainly in the duration over which the customer benefits from the software.

CXApp has done an analysis of its revenue recognition process and found that the same steps taken by the Company agrees with ASC 606 – Revenue from Contracts with Customers. The standard’s core principle is that an entity will recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The new standard is a principles-based standard intended to better match the accounting for the transaction with the economics of the transaction. This requires entities to use more judgment and make more estimates than under previous revenue standards.

The standard introduces a five-step model for revenue recognition that replaces the four criteria for revenue recognition under previous GAAP. The five steps are shown below:

1.	Identify the contract with a customer,

2.	Identify the performance obligations in the contract,

3.	Determine the transaction price,

4.	Allocate the transaction price to performance obligations, and

5.	Recognize revenue when (or as) the entity satisfies a performance obligation.

License Subscription Revenue Recognition (Software As A Service)

With respect to sales of the Company’s license agreements, customers generally pay fixed annual fees in advance in exchange for the Company’s software service provided via electronic means, which are generally recognized ratably over the license term. Some agreements allow the customer to terminate their subscription contracts before the end of the applicable term, and in such cases the customer is generally entitled to a refund pro rata but only for the elapsed time remaining at the point of termination, which would approximate the deferred revenue at such time. The Company’s performance obligation is satisfied over time as the electronic services are provided continuously throughout the service period. The Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous access to its service. The Company’s customers generally pay within 30 to 60 days from the receipt of a customer approved invoice.

The timing of the Company’s revenue recognition related to the licensing revenue stream is dependent on whether the software licensing agreement entered into represents a service. Software that relies on an entity’s IP and is delivered only through a hosting arrangement, where the customer cannot take possession of the software, is a service. Customers may purchase perpetual licenses or subscribe to licenses, which provide customers with the same functionality and differ mainly in the duration over which the customer benefits from the software.

Renewals or extensions of licenses are evaluated as distinct licenses and revenue attributed to the distinct service is not recognized until (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. Renewal contracts are not combined with original contracts, and, as a result, the renewal right is evaluated in the same manner as all other additional rights granted after the initial contract. The revenue is not recognized until the customer can begin to use and benefit from the license, which is typically at the beginning of the license renewal period. The Company recognizes revenue resulting from renewal of licensed software over time.

Professional Services Revenue Recognition

The Company provides integration and software customization professional services to its customers.

Professional services under milestone contracts are accounted for using the percentage of completion method. As soon as the outcome of a contract can be estimated reliably, contract revenue is recognized in the statement of operations in proportion to the stage of completion of the contract. Contract costs are expensed as incurred. Contract costs include all amounts that relate directly to the specific contract, are attributable to contract activity, and are specifically chargeable to the customer under the terms of the contract.

Professional services are also contracted on the fixed fee and in some cases on a time and materials basis. Fixed fees are paid monthly, in phases, or upon acceptance of deliverables. The Company’s time and materials contracts are paid weekly or monthly based on hours worked. Revenue on time and material contracts is recognized based on a fixed hourly rate as direct labor hours are expended. Materials, or other specified direct costs, are reimbursed as actual costs and may include markup. The Company has elected the practical expedient to recognize revenue for the right to invoice because the Company’s right to consideration corresponds directly with the value to the customer of the performance completed to date. For fixed fee contracts provided by in house personnel, the Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous service. Because the Company’s contracts have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations. Anticipated losses are recognized as soon as they become known. For the period from March 15, 2023, to December 31, 2023 (Successor), for the period from January 1, 2023, to March 14, 2023 (Predecessor), and year ended December 31, 2022 (Predecessor), the Company did not incur any such losses. These amounts are based on known and estimated factors.

Contract Balances

The timing of the Company’s revenue recognition may differ from the timing of invoicing to and payment by its customers. The Company records an unbilled receivable when revenue is recognized prior to invoicing and the Company has an unconditional right to payment. Alternatively, when invoicing a customer precedes the Company providing of the related services, the Company records deferred revenue until the performance obligations are satisfied. The Company had deferred revenue of approximately $2,878 thousand and $2,162 thousand as of December 31, 2023 (Successor) and December 31, 2022 (Predecessor), respectively, related to customer invoices rendered in advance for software licenses and professional services provided by the Company’s technical staff. The Company expects to satisfy its remaining performance obligations for the deferred revenue associated with professional services, and recognize the deferred revenue related to licenses generally over the remaining contract term which is generally twelve months following the commencement of the license. The Company recognized revenue in the reporting period of $2,163 thousand, $865 thousand, and $2,820 thousand, that was included in the deferred revenue at the beginning of the period, for the period from March 15, 2023, to December 31, 2023 (Successor), for the period from January 1, 2023, to March 14, 2023 (Predecessor), and for the year ended December 31, 2022 (Predecessor), respectively.

Costs to Obtain a Contract

The Company recognizes eligible sales commissions as an asset within prepaid expenses and other current assets as the commissions are an incremental cost of obtaining a contract with the customer and the Company expects to recover these costs. The capitalized costs are amortized over the expected contract term.

Cost to Fulfill a Contract

The Company incurs costs to fulfill their obligations under a contract once it has obtained the contract. These costs are generally not significant and are recorded to expense as incurred.

Multiple Performance Obligations

The Company enters into contracts with customers for its technology that include multiple performance obligations. Each distinct performance obligation was determined by whether the customer could benefit from the good or service on its own or together with readily available resources. The Company allocates revenue to each performance obligation based on its relative standalone selling price. The Company’s process for determining standalone selling price considers multiple factors including the Company’s internal pricing model and market trends that may vary depending upon the facts and circumstances related to each performance obligation.

Sales and Use Taxes

The Company presents transactional taxes such as sales and use tax collected from customers and remitted to government authorities on a net basis.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred as part of cost of revenues. These costs were deemed to be de minimis during each of the reporting periods.

Research and Development

Research and development (“R&D”) costs are expensed when incurred. R&D expenses consist primarily of personnel and related headcount costs, costs of professional services associated with the ongoing development of the Company’s technology, and allocated overhead.

Business Combinations

The Company accounts for business combinations under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 “Business Combinations” using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. All acquisition costs are expensed as incurred. Upon acquisition, the accounts and results of operations are included as of and subsequent to the acquisition date.

Segments

The Company and its Chief Executive Officer (“CEO”), acting as the Chief Operating Decision Maker (“CODM”) determines its reporting units in accordance with FASB ASC 280, “Segment Reporting” (“ASC 280”). The Company evaluates a reporting unit by first identifying its operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated. The Company has one operating segment and reporting unit. The Company is organized and operated as one business. Management reviews its business as a single operating segment, using financial and other information rendered meaningful only by the fact that such information is presented and reviewed in the aggregate.

Stock-Based Compensation

The Company measures the cost of employee and non-employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The Company has issued stock-based compensation awards in the form of options and restricted stock units. Fair value for options and restricted stock units are valued using the closing price of our common stock on the date of grant. The grant date fair value is recognized over the requisite service period during which an employee and non-employee is required to provide service in exchange for the award.

The grant date fair value of options is estimated using the Black-Scholes option pricing model based on the average of the high and low stock prices at the grant date for awards under the CXApp Inc. 2023 Equity Incentive Plan (the “Incentive Plan”). The risk-free interest rate assumptions were based upon the observed interest rates appropriate for the expected term of the equity instruments. The expected dividend yield is assumed to be zero as the Company has not paid any dividends since its inception and does not anticipate paying dividends in the foreseeable future. The Company uses the simplified method to estimate the expected term.

The Company estimates forfeitures at the time of grant and revises these estimates in subsequent periods if actual forfeitures differ from those estimates.

Derivative Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. The Company currently has two sets of warrants outstanding, known as the private placement warrants and the public warrants, which are both classified as a liability.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance or modification. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance as a warrant liability, and adjusted to the then fair value in each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statements of operations and amounted to approximately $4,714 thousand of a loss for the period from March 15, 2023, to December 31, 2023 (Successor). The Company utilized the public warrant quoted market price as the fair value of the warrants as of each relevant date.

Earnings Per Share

The Company computes basic and diluted earnings per share by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share are similarly calculated with the inclusion of dilutive common stock equivalents. For the year ended December 31, 2023, basic and dilutive net income (loss) per common share were the same since the inclusion of common shares issuable pursuant to the exercise of options, warrants, and vesting of restricted units in the calculation of diluted net loss per common shares would have been anti-dilutive.

The following table summarizes the number of common shares and common share equivalents excluded from the calculation of diluted net loss per common share for the year ended December 31, 2023.

Successor
(in thousands)	Year Ended December 31, 2023
Stock options	985
Restricted stock units	821
Warrants	21,032
Total	22,838

No calculation for Earnings Per Share was made for the year ended 2022 because CXApp only commenced operations in March 15, 2023.

Fair Value Measurements

FASB ASC 820, “Fair Value Measurements” (“ASC 820”), provides guidance on the development and disclosure of fair value measurements. The Company follows this authoritative guidance for fair value measurements, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles in the United States, and expands disclosures about fair value measurements. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

●	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

●	Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

●

Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management. The fair value of the warrants has been measured based on the listed market price of such warrants, a Level 1 measurement. For the period ended March 15, 2023 to December 31, 2023 (Successor), the Company recognized an unrealized loss in the Statements of Operations and Comprehensive Income of $4,714 thousand which is presented as change in fair value of derivative liability.

The Company accounts for its public and private warrants as a derivative liability initially measured at its fair values and remeasured in the consolidated statements of operations at the end of each reporting period. When the warrants are exercised, the corresponding derivative liability is de-recognized at the underlying fair value of the Class A common stock that is issued to the warrant holder less any cash paid in accordance with the warrant agreement. Upon either cash or cashless exercise, the de-recognized derivative liability results in an increase in additional paid in capital equal to the difference between the fair value of the underlying Class A common stock and its par value. A cashless exercise results in the warrant holder surrendering Class A common stock equal to the stated warrant exercise price based on the contractual terms in the warrant agreement that governs the cashless conversion.

The following table shows the changes in fair value of the liabilities during the period ended December 31, 2023:

Balance at March 15, 2023	$2,649
Change in FV of derivative instruments	(1,686)
Balance at March 31, 2023	963
Change in FV of derivative instruments	12,040
Balance at June 30, 2023	$13,003
Change in FV of derivative instruments	(5,220)
FV of Warrants cash exercised and exchanged for Class A common stock (see Note 11 - Warrants)	(1,237)
Loss on warrant extinguishment	(3,894)
FV of Warrants cashless exercised for Class A common stock (see Note 11 - Warrants)	(549)
Balance at September 30, 2023	$2,103
Change in FV of derivative instruments	(420)
Balance at December 31, 2023	$1,683

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, notes and other receivables and accounts payable. The Company determines the estimated fair value of such financial instruments presented in the financial statements is equal to its carrying value due to their short-term nature.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company follows FASB ASC 360 “Property, Plant, and Equipment” (“ASC 360”) for its long-lived assets. Pursuant to ASC 360-10-35-17, an impairment loss shall be recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). That assessment shall be based on the carrying amount of the asset (asset group) at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. Pursuant to ASC 360-10-35-20, if an impairment loss is recognized, the adjusted carrying amount of a long-lived asset shall be its new cost basis. For a depreciable long-lived asset, the new cost basis shall be depreciated (amortized) over the remaining useful life of that asset. Restoration of a previously recognized impairment loss is prohibited.

Pursuant to ASC 360-10-35-21, the Company’s long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company considers the following to be some examples of such events or changes in circumstances that may trigger an impairment review: (a) significant decrease in the market price of a long-lived asset (asset group); (b) a significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition; (c) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator; (d) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group); (e) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group); and (f) a current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company tests its long-lived assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

Based on its assessments, the Company recorded no impairment charges on long-lived assets for the period from March 15, 2023, to December 31, 2023 (Successor), for the period from January 1, 2023, to March 14, 2023 (Predecessor), and year ended December 31, 2022 (Predecessor).

New Accounting Pronouncements Adopted in 2023

In June 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-13, “Financial Instruments – Credit Losses” (“ASU 2016-13”), which requires a reporting entity to determine the allowance for credit losses for an instrument based on the amortized cost of the financial asset. The expected credit loss model aims to provide stakeholders with more transparent and timely information regarding an entity’s credit risk exposures. At the same time, it provides processes and procedures in determining a doubtful account.

ASU 2016-13 is effective for interim and annual periods beginning after March 14, 2023, on a prospective basis, with early adoption permitted. The Company adopted ASU 2016-13 in the first quarter of fiscal 2023, March 31, 2023, and the impact of the adoption was not material.

Recently Issued Accounting Standards Not Yet Adopted

In July 2023, the FASB issued ASU 2023-03, “Presentation of Financial Statements (Topic 205), Income Statement - Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation - Stock Compensation (Topic 718),” which updates codification on how an entity would apply the scope guidance in paragraph 718-10-15-3 to determine whether profits interest and similar awards should be accounted for in accordance with Topic 718, Compensation—Stock Compensation. The effective date of this update is for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of this ASU will have on the Company’s consolidated financial position and results of operations.

In October 2023, the FASB issued ASU 2023-06 “Disclosure Improvements,” which amends the codification in response to the SEC’s Disclosure Update and Simplification Initiative. The effective date of this update is for fiscal years beginning after June 30, 2027, including interim periods within those fiscal years. The Company is currently assessing potential impacts of ASU 2023-06 and does not expect the adoption of this guidance will have a material impact on its consolidated financial statements and disclosures.

In the fourth quarter of 2023, the FASB issued three ASU’s: No. 2023-07 “Segment Reporting (Topic 280),” No. 2023-08 “Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60)” and No. 2023-09 “Income Taxes (Topic 740).” The Management sees the Company as one single unit, instead of as segments, leading to a more in-depth consideration should FASB ASU No. 2023-07 be considered. FASB ASU No. 2023-07 is effective after fiscal year ended December 15, 2023. The effects of ASU 2023-08 and ASU 2023-09 are both being considered and assessed for their potential effects, but the Company does not expect any material impact on the financial statements and disclosures. Both FASB ASU 2023-08 and 2023-09 are effective after fiscal year ended December 15, 2024.

NOTE 3 – Business Combination

On March 14, 2023, the Company completed the Agreement and Plan of Merger (the “Merger Agreement”), by and among KINS, Inpixon, CXApp, and KINS Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of KINS (“Merger Sub”), pursuant to which KINS combined with Legacy CXApp, Inpixon’s enterprise apps business (including its workplace experience technologies, indoor mapping, events platform, augmented reality and related business solutions) (the “Enterprise Apps Business”). In exchange for the aggregate purchase price of approximately $69,928 thousand, the Company acquired all of the related assets and liabilities of Legacy CXApp. The consideration transferred in connection with the Business Combination consisted of 1,547,700 shares of the Company’s Class A common stock and 5,487,300 shares of the Company’s Class C common stock valued at a price of $9.94 per share. The preliminary estimated goodwill of approximately $44,122 thousand arising from the Business Combination consists of an acquired workforce, as well as synergies expected from combined operations of KINS and the CXApp.

The Company has authorized Class A and Class C common stock. Class A common stock and New CXApp Class C common stock are identical in all respects, except that New CXApp Class C common stock is not listed and will automatically convert into New CXApp Class A common stock on the earlier to occur of (i) the 180th day following the closing of the Merger which has expired and (ii) the day that the last reported sale price of New CXApp Class A common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the closing of the Merger.

The Business Combination is being accounted for as a business combination in accordance with ASC 805. The Company has determined preliminary fair values of the assets acquired and liabilities assumed in the Business Combination. These values are subject to change as we perform additional reviews of our assumptions utilized.

The Company has made a provisional allocation of the purchase price of the Business Combination to the assets acquired and the liabilities assumed as of the closing date. The following table summarizes the preliminary purchase price allocations relating to the Business Combination (in thousands):

Description	Fair Value	Weighted Average Useful Life (in years)
Purchase Price	$69,928

Assets acquired:
Cash and cash equivalents	$10,003
Accounts receivable	2,226
Notes and other receivables	209
Prepaid assets and other current assets	588
Operating lease right of use asset	557
Property and equipment, net	133
Other assets	42
Developed technology	9,268	10 years
Patents	2,703	10 years
Customer relationships	5,604	5 years
Tradenames and trademarks	3,294	7 years
Total assets acquired	$34,627

Liabilities assumed:
Accounts payable	$461
Accrued liabilities	911
Deferred revenues	2,534
Operating lease obligation, current	194
Operating lease obligation, noncurrent	384
Deferred tax liability	4,337
Total liabilities assumed	8,821
Goodwill	$44,122

The value of the intangible assets were calculated by a third-party valuation firm based on projections and financial data provided by management of the Company. Goodwill represents the excess fair value after allocation to the intangible assets. The calculated goodwill is not deductible for tax purposes.

Total acquisition-related costs for the Business Combination were approximately $3,543 thousand. Of the total acquisition-related costs, approximately $3,000 thousand were incurred by KINS prior to the close of the Business Combination. These costs are included in the opening retained earnings of the Company on March 15, 2023. The remaining $543 thousand of acquisition-related costs were recorded as expense in the successor period and are included in acquisition related costs on the statements of operations for the year ended December 31, 2023.

Measurement Period

The preliminary purchase price allocations for the acquisitions described above are based on initial estimates and provisional amounts. In accordance with ASC 805-10-25-13, if the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the acquirer shall report in its financial statements provisional amounts for the items for which the accounting is incomplete. During the measurement period, acquirer shall adjust the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. The Company continues to refine its inputs and estimates inherent in (i) the valuation of intangible assets, (ii) deferred income taxes, (iii) realization of tangible assets and (iv) the accuracy and completeness of liabilities. For the year ended December 31, 2023, the Company recognized a measurement period adjustment, which decreased prepaid assets and other current assets, developed technology, accounts payable and deferred tax liability by approximately $180 thousand, $571 thousand, $18 thousand and $137 thousand, respectively and increased accrued liabilities and goodwill by approximately $58 thousand and $671 thousand, respectively.

CXApp Pro Forma Financial Information

The following pro forma financial information presents the consolidated balance sheet and results of operations of the Company for the years ended December 31, 2023 and 2022 as if the acquisition had occurred as of the beginning of the first period presented (January 1, 2022). The pro forma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during those periods.

CXAPP INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of December 31,
	2023	2022
Assets
Current assets	$9,029	$8,798
Noncurrent assets	27,552	24,635
Total assets	$36,581	$33,433

Liabilities
Current liabilities	$10,316	$8,645
Noncurrent liabilities	867	1,197
Total liabilities	$11,183	$9,842

Stockholders’ equity	$25,398	$23,591
Total stockholders’ equity	$25,398	$23,591

Total liabilities and equity	$36,581	$33,433

CXAPP INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)

(in thousands)

	As of December 31,
	2023	2022
Revenues	$7,366	$8,470
Net loss	$(57,904)	$(20,828)

NOTE 4 – Disaggregation of Revenue

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from software as a service, design and implementation services for its enterprise apps solutions systems, and professional services for work performed in conjunction with its systems.

Revenues consisted of the following (in thousands):

	Successor	Predecessor
	Period from March 15, 2023, to December 31, 2023	Period from January 1, 2023, to March 14, 2023	Year ended December 31, 2022
Subscription revenue
Software	$4,560	$1,204	$5,476
Total subscription revenue	$4,560	$1,204	$5,476

Non-subscription revenue
Professional services	$1,186	$416	$2,994
Total non-subscription revenue	$1,186	$416	$2,994

Total revenue	$5,746	$1,620	$8,470

	Successor	Predecessor
	Period from March 15, 2023, to December 31, 2023	Period from January 1, 2023, to March 14, 2023	Year ended December 31, 2022
Revenue recognized over time(1)(2)	$5,746	$1,620	$8,470
Total	$5,746	$1,620	$8,470

(1)	Professional services are also contracted on the fixed fee and time and materials basis. Fixed fees are paid monthly, in phases, or upon acceptance of deliverables. The Company has generally elected the practical expedient to recognize revenue for the right to invoice because the Company’s right to consideration corresponds directly with the value to the customer of the performance completed to date, in which revenue is recognized over time.
(2)	Software As A Service Subscription Revenue’s performance obligation is satisfied evenly over the service period using a time-based measure because the Company is providing continuous access to its service and service is recognized over time.

NOTE 5 – Property and Equipment, net

Property and equipment consisted of the following (in thousands):

	Successor	Predecessor
	December 31, 2023	December 31, 2022
Computer and office equipment	$179	$992
Furniture and fixtures	12	185
Leasehold improvements	6	28
Software	1	8
Total	198	1,213
Less: accumulated depreciation and amortization	(83)	(1,011)
Total Property and Equipment, Net	$115	$202

Depreciation and amortization expense were approximately $75 thousand, $19 thousand, and $119 thousand for the period from March 15, 2023, to December 31, 2023 (Successor), for the period from January 1, 2023, to March 14, 2023 (Predecessor), and for the year ended December 31, 2022 (Predecessor), respectively.

NOTE 6 – Software Development Costs, net

Capitalized software development costs consisted of the following (in thousands):

	Successor	Predecessor
	December 31, 2023	December 31, 2022
Capitalized software development costs	$-	$2,680
Accumulated amortization	-	(2,193)
Software development costs, net	$-	$487

Amortization expense for capitalized software development costs was approximately $209 thousand and $527 thousand for the period from January 1, 2023, to March 14, 2023 (Predecessor) and for the year ended December 31, 2022 (Predecessor), respectively. There was no amortization expense for capitalized software development costs for the period from March 15, 2023, to December 31, 2023 (Successor).

NOTE 7 – Goodwill and Intangible Assets, net

The Company reviews goodwill for impairment on a reporting unit basis on December 31 of each year and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. The Company noted that the carrying amount of Goodwill as of December 31, 2023, was $8,737 thousand, which was entirely due to the business combination noted in Note 3.

Factors that may be considered a change in circumstances indicating that the carrying value of our goodwill or amortizable intangible assets may not be recoverable include a decline in industry and market considerations, technological advancements, and the Company’s financial performance.

We completed our annual goodwill impairment evaluation as of December 31, 2023. As a result, the Company incurred an impairment loss of $36,056 thousand.

Goodwill consisted of the following (in thousands):

Acquisition	Amount
Balance as of March 15, 2023	$-
Acquisition of Legacy CXApp	44,122
Measurement Period Adjustments	671
Impairment	(36,056)
Balance as of December 31, 2023	$8,737

Intangible assets consisted of the following (in thousands):

	December 31, 2023 (Successor)				December 31, 2022 (Predecessor)
	Weighted Average Remaining Useful Life (Years)	Gross Amount	Accumulated Amortization	Net Carrying Amount	Gross Amount	Accumulated Amortization	Net Carrying Amount
Trade Name/Trademarks	6.17	$3,294	$(373)	$2,921	$2,183	$(725)	$1,458
Customer Relationships	4.17	5,604	(887)	4,717	6,401	(1,765)	4,636
Developed Technology	9.17	8,697	(688)	8,009	15,179	(3,398)	11,781
Non-compete Agreements	-	-	-	-	3,150	(1,736)	1,414
Patents and Intellectual Property	9.17	2,703	(214)	2,489	-	-	-
Totals		$20,298	$(2,162)	$18,136	$26,913	$(7,624)	$19,289

Future amortization expense on intangible assets as of December 31, 2023, is anticipated to be as follows (in thousands):

For the Years Ending December 31,	Amount
2024	$2,731
2025	2,731
2026	2,731
2027	2,731
2028	1,844
2029 and thereafter	5,368
Total	$18,136

NOTE 8 – Deferred Revenue

Deferred revenue consisted of the following (in thousands):

	Successor
	License Agreements	Professional Service Agreements	Total
Deferred Revenue - March 15, 2023	$2,148	$386	$2,534
Revenue recognized	(4,560)	(1,186)	(5,746)
Revenue deferred	4,816	1,274	6,090
Deferred Revenue - December 31, 2023	$2,404	$474	$2,878

	Predecessor
	License Agreements	Professional Service Agreements	Total
Deferred Revenue - January 1, 2022	$2,524	$622	$3,146
Revenue recognized	(5,476)	(2,994)	(8,470)
Revenue deferred	4,883	2,603	7,486
Deferred Revenue - December 31, 2022	$1,931	$231	$2,162

Deferred revenues were approximately $2,878 thousand, $2,534 thousand, and $2,162 thousand at December 31, 2023 (Successor), March 14, 2023 (Predecessor), and December 31, 2022 (Predecessor), respectively.

The fair value of the deferred revenue approximates the services to be rendered given the short-term period over which it is expected to be recognized.

NOTE 9 – Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	Successor	Predecessor
	December 31, 2023	December 31, 2022
Accrued compensation and benefits	$387	$586
Accrued bonus and commissions	108	422
Income tax payables	74	-
Accrued rent	-	559
Accrued transaction costs	13	-
Accrued sales and other indirect taxes payable	12	86
Accrued other	858	83
Accrued liabilities	$1,452	$1,736

NOTE 10 – Promissory Note

Note payable as of December 31, 2023, consisted of the following:

(In thousands)
Principal amount		$3,885
Less:	Unamortized original issue discount	834
	Unamortized debt issuance cost	14
		$3,037
Add:	Accrued interest payable	16
		$3,053

On December 15, 2023, we entered into a note purchase agreement with Streeterville Capital, LLC (the “Lender”), pursuant to which we agreed to issue and sell to the Lender an unsecured promissory note (the “Note”) in an aggregate initial principal amount of $3,885 thousand, which is payable on or before the date that is 12 months from the issuance date. The initial principal amount includes an original issue discount of $870 thousand and $15 thousand that we agreed to pay to the Lender to cover the Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs. The net proceeds of the Note is $3,000 thousand.

Interest on the Note accrues at a rate of 10% per annum and is payable on the maturity date.

A monitoring fee of 10% of the outstanding balance will be charged starting six (6) months from the issuance of the Note to cover Lender’s accounting, legal and other costs incurred in monitoring. The foregoing fee shall automatically be added to the outstanding balance on the applicable date without any further action by either party.

The Lender shall have the right to redeem up to an aggregate of 1/6th of the initial principal balance of the Note plus any interest accrued thereunder each month by providing written notice delivered to us; provided, however, that if the Lender does not exercise any monthly redemption amount in its corresponding month then such monthly redemption amount shall be available for the Lender to redeem in any further month in addition to such future month’s monthly redemption amount.

Upon receipt of any monthly redemption notice, we shall pay the applicable monthly redemption amount in cash to the Lender within five (5) business days of the Company’s receipt of such monthly redemption notice.

The Note includes customary event of default provisions, subject to certain cure periods, and provides for a default interest rate of 22%. Upon the occurrence of an event of default, interest would accrue on the outstanding balance beginning on the date the applicable event of default occurred at an interest rate equal to the lesser of twenty-two percent (22%) or the maximum rate permitted under applicable law.

As of May 15, 2024, there is an aggregate outstanding principal and interest balance of approximately $4,050 thousand underlying the December 2023 Note.

During the period from March 15, 2023, to December 31, 2023, interest expense recognized on the consolidated statement of operations and comprehensive loss is approximately $53 thousand.

NOTE 11 – Warrants

Public Warrants

As of December 31, 2023, there were 10,752 thousand public warrants outstanding, and none as of December 31, 2022. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustments described in the Company’s registration statement on Form S-1 (Registration No. 333-249177) filed in connection with its initial public offering.

The public warrants is exercisable and will expire on March 15, 2028, or earlier upon redemption or liquidation. public warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable, and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

On July 13, 2023, warrant holders exercised 435 thousand public warrants at an exercise price of $11.50, for a total of $5,002 thousand of cash proceeds to the Company.

On July 14, 2023, the Company entered into a Warrant Exchange Agreement (the “Agreement”) with third-party investor (the “Warrant Holder”) with respect to warrants to purchase an aggregate of 2,000 thousand shares of its common stock, par value $0.0001 per share (the “common stock”) initially issued by the Company in its initial public offering on December 15, 2020 (the “public warrants”). Pursuant to the Agreement, the Company issued an aggregate of 600 thousand shares of common stock to the Warrant Holder in exchange for the surrender and cancellation of the public warrants held by such holder. This resulted in an additional paid in capital of $4,914 thousand in a non-cash transaction and resulted in a $3,900 thousand loss on the warrant conversion, which is included in change in fair value of derivative liability in the statement of operations.

For the quarter ended September 30, 2023, about 613 thousand public warrants to purchase Class A common stock were exercised on a cashless basis for approximately 50 thousand shares of common stock and are no longer outstanding.

Private Warrants

As of December 31, 2023, there were 10,280 thousand private placement warrants outstanding and none as of December 31, 2022. The private placement warrants are identical to the public warrants, except that the private placement warrants and the shares of Class A common stock issuable upon the exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the private placement warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

Public and private warrant exercise activity and underlying common stock issued or surrendered for the year ended December 31, 2023, is:

	Public Warrants	Private Warrants	Total
January 1, 2023	13,800,000	10,280,000	24,080,000
Warrants exchanged and exercised – cash	(2,435,000)	-	(2,435,000)
Warrants exercised – cashless	(613,138)	-	(613,138)
December 31, 2023	10,751,862	10,280,000	21,031,862

NOTE 12 – Stock Option Plan and Stock-Based Compensation

To calculate the stock-based compensation resulting from the issuance of options, the Company uses the Black-Scholes option pricing model, which is affected by the Company’s fair value of its stock price as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

2023 Equity Incentive Plan

At the special meeting held on March 10, 2023, the KINS stockholders considered and approved, among other things, the Incentive Plan. The Incentive Plan was previously approved, subject to stockholder approval, by KINS’ board of directors. The Incentive Plan became effective immediately upon the closing of the Business Combination. Pursuant to the terms of the Incentive Plan, there are 2,110,500 shares of CXApp Class A common stock available for issuance under the Incentive Plan, which is equal to 15% of the aggregate number of shares of CXApp common stock issued and outstanding immediately after the closing of the Business Combination (giving effect to the redemptions).

Employee Stock Options

During the year ended December 31, 2023, a total of 1,377,172 stock options for the purchase of common stock were granted to employees and directors of the Company. These options vest over a two-year period, with 50% vested at the end of year one and 50% vested at the end of year two. The options have a life of 10 years and an exercise price of $1.53 per option. The stock options were valued using the Black-Scholes option valuation model and the weighted average fair value of the awards granted during the period was determined to be $0.90 per option on the grant date. The fair value of the common stock as of the grant date utilized in the Black-Scholes option valuation model was $1.53 per share.

See below for a summary of the stock options granted under the Incentive Plan:

	Number of Options	Weighted average exercise price	Weighted average remaining contractual term (years)	Weighted- Average Fair Value at Grant Date
Options outstanding at January 1, 2023	-	$-	-	$-
Granted	1,377,172	1.53
Forfeited	(392,272)	1.53
Options outstanding at December 31, 2023	984,900	$1.53	9.25	$0.90
Options exercisable at December 31, 2023	-	$-	-	-

The Company incurred stock-based compensation expenses associated with options of approximately $239 thousand and $1,640 thousand for the years ended December 31, 2023 (Successor) and December 31, 2022 (Predecessor), respectively, which is included in general and administrative expenses of the consolidated statement of operations.

As of December 31, 2023 (Successor), the remaining unrecognized stock compensation expense totaled approximately $394 thousand. This amount will be recognized as expense over the weighted average remaining term of 1.24 years.

The fair value of each employee option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. Key weighted-average assumptions used to apply this pricing model during the year ended December 31, 2023 (Successor) were as follows:

Risk-free interest rate	3.67%
Expected life of option grants	5.75 years
Expected volatility of underlying stock	61.65%
Dividends assumption	$-

Restricted Stock Units

During the period from March 15, 2023, to December 31, 2023 (Successor), a total of 526,165 restricted stock units of common stock were granted to employees and nonemployees of the Company under the Incentive Plan at various dates.

The fair value of the common stock as of the various grant dates was determined to be $6.13 to $11.80 per restricted stock unit, for a weighted average fair value of $7.80 per restricted stock unit. There were 40,000 forfeited restricted stock units during the year ended December 31, 2023 (Successor).

Restricted stock unit compensation expense was $686 thousand for the period March 15, 2023, to December 31, 2023 (Successor), which is included in general and administrative expenses of the consolidated statement of operations.

As of December 31, 2023 (Successor), the Company has approximately $1,796 thousand of unrecognized restricted stock unit compensation to be expensed over a weighted average period of 1.42 years.

NOTE 13 – Common Stock

In March 2023, the Company issued 100,000 shares of Class A common stock as a compensation to BTIG, LLC (BTIG) for a one-year strategic and capital markets advisory services to be provided to the Company effective on the business day following the Business Combination. During the period March 15, 2023, to December 31, 2023, the Company recorded compensation amounted to $155 thousand which is included in the general and administrative expenses of the consolidated statements of operations and comprehensive loss and in the consolidated statements of cash flows as stock-based compensation.

Following the Business Combination, the Company’s Class C common stock is subject to transfer restrictions and will automatically convert into the Company’s Class A common stock on the earlier to occur of (i) the 180th day following the closing of the Merger and (ii) the day that the last reported sale price of the New CXApp Class A common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the closing of the Merger.

On September 10, 2023, the Company’s 5,487,300 shares of Class C common stock were automatically converted into an aggregate of 5,487,300 shares of the Company’s Class A common stock, par value $0.0001 per share.

NOTE 14 – Income Tax

The Company’s net deferred tax assets/(liabilities) consisted of the effects of temporary differences attributable to the following:

	Successor	Predecessor
(In thousands)	December 31, 2023	December 31, 2022
Organizational costs/startup expenses	$1,031	$-
Deferred revenue	41	-
Section 174 - software development cost	1,097	-
Stock based compensation	164	549
Research credits	-	123
Other accruals	50	49
Fixed assets	-	22
Other	-	1,328
Net operating loss carryforward	2,202	17,038
Total deferred tax asset	4,585	19,109
Less: Valuation allowance	(871)	(14,403)

Deferred tax asset, net of valuation allowance	$3,714	$4,706

	Successor	Predecessor
	December 31, 2023	December 31, 2022
Intangibles	$(4,338)	$(4,386)
Property, plant & equipment	(13)	(13)
Other	-	(177)
Capitalized research	-	(127)
Total deferred tax liabilities	(4,351)	(4,703)

Net Deferred Tax Asset (Liability)	$(637)	$3

The income tax provision consists of the following for the years ended December 31, 2023 and 2022:

	Successor	Predecessor
	Period from March 15, 2023, to December 31, 2023	Period from January 1, 2023, to March 14, 2023	Year ended December 31, 2022
Foreign
Current	$-	$-	$152
Deferred	-	4,054	(1,533)

Federal
Current	(7)	-	-
Deferred	(2,154)	(637)	(2,697)

State and Local
Current	19	-	3
Deferred	(506)	(273)	(743)
Total	(2,648)	3,144	(4,818)

Change in valuation allowance	(924)	(3,144)	4,971
Income tax expense/(benefit)	$(3,572)	$-	$153

As of December 31, 2023, the Company has U.S. federal and state net operating loss carryover of approximately $4,973 thousand and $4,776 thousand respectively. The federal NOLs generated till 2017-18 which if unutilized will expire by the year 2037 and the federal NOLs generated after 2018-19 will be carried forward indefinitely whereas the state NOLs if unutilized will expire based on the state statutes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realization of deferred tax assets, management considers, whether it is “more likely than not,” that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Deferred income tax is presented under noncurrent liabilities and in other assets in the consolidated balance sheet as of December 31, 2023 and 2022, respectively.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that it is more likely that the deferred tax assets will be realized in foreseeable future and has therefore recognized the entire opening valuation allowance of $924 thousand. For the period from March 15, 2023, to December 31, 2023 (Successor), for the period from January 1, 2023, to March 14, 2023 (Predecessor), and for the year ended December 31, 2022 (Predecessor), the change in valuation allowance was ($924) thousand, ($3,144) thousand, and $4,971 thousand, respectively.

The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and as a component of income tax expense. There were no amounts accrued for interest or penalties for the years ended December 31, 2023 and 2022. Management does not expect any material changes in its unrecognized tax benefits in the next year.

A reconciliation of the federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2023 and 2022 are as follows:

	Successor	Predecessor
	Period from March 15, 2023, to December 31, 2023	Period from January 1, 2023, to March 14, 2023	Year ended December 31, 2022
Statutory federal income tax rate	21.00%	21.00%	21.00%
Incentive stock options	-%	(0.30)%	(0.16)%
Change in fair value of derivative warrant liabilities	(2.18)%	-%	-%
Goodwill impairment loss	(14.34)%	-%	(4.00)%
US-Foreign income tax rate difference	-%	1.30%	1.02%
Permanent difference	0.22%	0.07%	(1.01)%
Cancellation of debt income	-%	(101.38)%	-%
Rate differential on foreign earnings	0.24%	-%	-%
State taxes, net of federal tax benefit	0.93%	3.49%	2.01%
Current federal tax true-up	0.01%	-%	-%
Provision to return adjustments	-%	-%	(1.29)%
Deferred only adjustment	-%	4.80%	(0.91)%
Other	-%	(0.35)%	(0.06)%
Valuation allowance	0.88%	71.31%	(17.13)%
Income tax provision	6.76%	-%	(0.53)%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions as well as in foreign jurisdictions and is subject to examination by the various taxing authorities.

The Company recorded an income tax benefit of approximately $3,572 thousand for the period from March 15, 2023, to December 31, 2023 (Successor). The Company recorded an income tax expense of approximately $153 thousand for the year ended December 31, 2022 (Predecessor) and none for the period from January 1, 2023, to March 14, 2023 (Predecessor).

The effective tax rate for the year ended December 31, 2023 (Successor) was 6.76%. The income tax benefit for the year ended December 31, 2023 (Successor) is a result of the release of valuation allowance attributable to acquired intangible assets from the Business Combination. The effective tax rate differs from the U.S. Federal statutory rate primarily due to reversal of a valuation allowance on deferred tax assets, impairment of goodwill, and changes in fair value of warrant liabilities. The Company generated approximately $4,217 thousand of deferred tax liability associated with the Business Combination. As a result, the Company released its valuation allowance to the extent of such DTL (being source of taxable in future).

NOTE 15 – Credit Risk and Concentrations

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash and cash equivalents. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for credit losses and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows. Cash is also maintained at foreign financial institutions for its Canadian and Philippines subsidiaries. Cash in foreign financial institutions as of December 31, 2023 (Successor) was $300 thousand. Cash in foreign financial institutions as of December 31, 2022 (Predecessor) was not significant. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash. However, any loss incurred or lack of access to such funds could have a significant impact on the Company’s financial condition, results of operations, and cash flows.

Our top three customers accounted for approximately 22% and 27% of our gross revenue during the years ended December 31, 2023 and 2022, respectively. One customer accounted for 12% of our gross revenue in 2023, and a separate customer accounted for 11% of our gross revenue in 2022; however, each of these customers may or may not continue to be a significant contributor to revenue in 2024. The loss of a significant amount of business from one of our major customers would materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant customers or projects in any one period may not continue to be significant customers or projects in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

NOTE 16 – Foreign Operations

The Company’s operations are located primarily in the United States, Canada, and the Philippines. Revenues by geographic area are attributed by country of domicile of the Company’s subsidiaries. The financial data by geographic area are as follows (in thousands):

	United States	Canada	India	Philippines	Eliminations	Total
For the Period from March 15, 2023, to December 31, 2023 (Successor):
Revenues by geographic area	$4,838	$908	$-	$884	$(884)	$5,746
Operating income (loss) by geographic area	$(46,018)	$(2,380)	$-	$190	$-	$(48,208)
Net income (loss) by geographic area	$(47,073)	$(2,332)	$-	$188	$(21)	$(49,238)

For the Period from January 1, 2023, to March 14, 2023 (Predecessor):
Revenues by geographic area	$1,395	$285	$-	$160	$(220)	$1,620
Operating income (loss) by geographic area	$(3,479)	$(905)	$-	$3	$-	$(4,381)
Net income (loss) by geographic area	$(3,342)	$(1,041)	$-	$3	$-	$(4,380)

For the Year Ended December 31, 2022 (Predecessor):
Revenues by geographic area	$7,011	$2,061	$1,345	$166	$(2,113)	$8,470
Operating income (loss) by geographic area	$(22,358)	$(7,163)	$569	$(96)	$23	$(29,025)
Net income (loss) by geographic area	$(21,774)	$(7,769)	$467	$(99)	$-	$(29,175)

As of December 31, 2023 (Successor)
Identifiable assets by geographic area	$38,143	$627	$-	$434	$(2,623)	$36,581
Long lived assets by geographic area	$18,269	$320	$-	$148	$-	$18,737
Goodwill by geographic area	$8,737	$-	$-	$-	$-	$8,737

As of December 31, 2022 (Predecessor)
Identifiable assets by geographic area	$24,591	$5,484	$228	$415	$(1,438)	$29,280
Long lived assets by geographic area	$15,558	$4,788	$98	$215	$-	$20,659
Goodwill by geographic area	$-	$-	$-	$-	$-	$-

NOTE 17 – Leases

The Company has operating leases for administrative offices in Canada, the Philippines, and the United States. The Manila, Philippines office lease expires in May 2025, the Canada lease expires in May 2026, and the United States office lease expires in April 2024. The Company has no other operating or financing leases with terms greater than 12 months.

Lease expense for operating leases recorded on the balance sheet is based on the future minimum lease payments recognized on a straight-line basis over the term of the lease plus any variable lease costs. Operating lease expenses, inclusive of short-term and variable lease expenses, recognized in the Company’s consolidated statement of operations for the period from March 15, 2023, to December 31, 2023 (Successor), for the period from January 1, 2023, to March 14, 2023 (Predecessor), and for the year ended December 31, 2022 (Predecessor) was approximately $345 thousand, $57 thousand, and $681 thousand, respectively.

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate based on the information available at the date of adoption of ASC 842 “Leases” (“ASC 842”). As of December 31, 2023, the weighted average remaining lease term is 1.4 years and the weighted average discount rate used to determine the operating lease liabilities was 8.0%. As of December 31, 2022, the weighted average remaining lease term is 2.82 years and the weighted average discount rate used to determine the operating lease liabilities was 8.0%.

(in thousands)	Operating Leases
Year 2024	$315
Year 2025	177
Year 2026	60
Total lease payments	552
Less: Imputed interest	(47)
Present value of lease liabilities	$505

NOTE 18 – Commitments and Contingencies

Risks and Uncertainties

Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics) may also contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the value of the Company’s securities. In response to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the value of the Company’s securities.

Management continues to evaluate the impact of these types of risks and has concluded that while it is reasonably possible that these risks and uncertainties could have a negative effect on the Company’s financial position and results of its operations, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Litigation

Certain conditions may exist as of the date the financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

NOTE 19 – Supplementary Financial Information

Quarterly Financial Information (unaudited)—The quarterly results for the years ended December 31, 2023 and 2022 are summarized below (in thousands, except per share amounts):

	Successor				Predecessor
2023	Fourth Quarter	Third Quarter	Second Quarter	Period from March 15, 2023, to March 31, 2023	Period from January 1, 2023, to March 14, 2023	Total
Net Revenue	1,719	1,770	1,915	342	1,620	7,366
Gross Profit	1,376	1,412	1,435	255	1,137	5,615
Net Income / (Loss)	(38,707)	1,441	(14,730)	2,758	(4,380)	(42,580)

Basic and diluted weighted average shares outstanding, Class A common stock	15,254,389	10,818,459	8,582,699	8,582,699	-	-
Basic and diluted net income (loss) per share, Class A common stock	(2.54)	0.13	(1.05)	0.20	-	-
Basic and diluted weighted average shares outstanding, Class C common stock	-	-	5,487,300	5,487,300	-	-
Basic and diluted net income (loss) per share, Class C common stock	-	-	(1.05)	0.20	-	-

2022	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Total
Net Revenue	1,997	1,742	2,149	2,582	8,470
Gross Profit	1,561	1,243	1,609	1,993	6,406
Net Income / (Loss)	(5,541)	(10,929)	(11,034)	(1,671)	(29,175)

NOTE 20 – Subsequent Events

The Company evaluated subsequent events and transactions that occurred after December 31, 2023, up to the date that the consolidated financial statements were issued.

On January 3, 2024, the Company decided to streamline operations with a reorganization to drive efficiency using advanced technologies and a regional product and engineering support model. The Company is fully committed to all of its existing products and customers as well as its roadmap of AI based analytics and applications. As a result of this realignment, the Company expects operational efficiencies in excess of 25% as well as enhanced customer experiences moving forward.

In connection with the realignment described above, on January 3, 2024, it was determined that Leon Papkoff, Chief Product Officer, will separate from the Company effective January 4, 2024. The decision was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Papkoff’s separation from employment will be treated per his employment agreement with the Company dated March 29, 2023.

On April 18, 2024, the Company received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, because the Company is delinquent in filing its 2023 Form 10-K, the Company no longer complies with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”), which requires companies with securities listed on Nasdaq to timely file all required periodic reports with the SEC.

In accordance with Nasdaq’s listing rules, the Company has 60 calendar days after the Notice to submit a plan of compliance (the “Plan”) to Nasdaq addressing how the Company intends to regain compliance with Nasdaq’s listing rules, and Nasdaq has the discretion to grant the Company up to 180 calendar days from the due date of the 2023 Form 10-K, or October 14, 2024, to regain compliance. The Company intends to submit the Plan and take the necessary steps to regain compliance with Nasdaq’s listing rules as soon as practicable.

On May 22, 2024, the Company entered into an equity line financing agreement for up to $10,000 thousand, with an initial draw of $2,500 thousand in the second quarter of 2024.

CXAPP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	Successor
	March 31, 2024	December 31, 2023
	(unaudited)
Assets

Current Assets
Cash and cash equivalents	$5,603	$6,275
Accounts receivable, net of allowance for credit losses of $2 as of March 31, 2024, and December 31, 2023	1,370	1,956
Unbilled and other receivables	156	211
Prepaid expenses and other current assets	676	587
Total current assets	7,805	9,029

Property and equipment, net	110	115
Intangible assets, net	17,453	18,136
Operating lease right-of-use asset, net	374	486
Goodwill	8,737	8,737
Other assets	78	78

Total Assets	$34,557	$36,581

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,019	$975
Accrued liabilities	1,675	1,452
Deferred revenue	3,632	2,878
Warrant liability	3,155	1,683
Operating lease obligation, current	231	275
Note payable	3,373	3,053
Total current liabilities	13,085	10,316

Operating lease obligation, noncurrent	160	230
Deferred tax liability	429	637
Other noncurrent liabilities	2	-

Total Liabilities	$13,676	$11,183

Commitments and Contingencies

Stockholders’ Equity
Class A Common Stock, $0.0001 par value; 200,000,000 shares authorized; 15,254,389 shares issued and outstanding as of March 31, 2024, and December 31, 2023	2	2
Additional paid-in capital	83,881	83,282
Accumulated deficit	(62,971)	(57,801)
Accumulated other comprehensive loss	(31)	(85)
Total Stockholders’ Equity	$20,881	$25,398

Total Liabilities and Stockholders’ Equity	$34,557	$36,581

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CXAPP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share data)

	Successor		Predecessor
	(unaudited)
	Three Months ended March 31, 2024	Period from March 15, 2023, to March 31, 2023	Period from January 1, 2023, to March 14, 2023
Revenues	$1,818	$342	$1,620

Cost of Revenues	327	87	483

Gross Profit	1,491	255	1,137

Operating Expenses
Research and development	1,599	211	1,455
Sales and marketing	1,114	174	964
General and administrative	1,682	241	2,293
Amortization of intangible assets	683	116	806
Total Operating Expenses	5,078	742	5,518

Loss from Operations	(3,587)	(487)	(4,381)

Other Income (Expense)
Interest income (expense), net	(262)	(1)	1
Change in fair value of derivative liability	(1,472)	1,686	-
Other income (expense), net	(56)	-	-
Total Other Income (Expense)	(1,790)	1,685	1

Net Income (Loss), before tax	(5,377)	1,198	(4,380)
Income tax benefit	207	1,560	-
Net Income (Loss)	$(5,170)	$2,758	$(4,380)
Unrealized foreign exchange gain/(loss) from cumulative translation adjustments	54	-	(28)
Comprehensive Income (Loss)	$(5,116)	$2,758	$(4,408)

Basic and diluted weighted average shares outstanding, Class A common stock	15,254,389	8,582,699
Basic and diluted net income (loss) per share, Class A common stock	$(0.34)	$0.20

Basic and diluted weighted average shares outstanding, Class C common stock	-	5,487,300
Basic and diluted net income per share, Class C common stock	$-	$0.20

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CXAPP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

Predecessor
	Net parent investment	Accumulated other comprehensive income (loss)	Total Shareholders’ Equity
Balance at January 1, 2023	$22,236	$1,155	$23,391
Net loss	(4,380)	-	(4,380)
Stock-based compensation allocated from parent	158	-	158
Net investment from parent	8,680	-	8,680
Cumulative translation adjustment	-	(28)	(28)
Balance at March 14, 2023	$26,694	$1,127	$27,821

Successor
(unaudited)
	Class A Common Stock		Class C Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Loss)	(Deficit)
Balance at March 15, 2023	7,034,999	$1	-	$-	$1,607	$(8,563)	$-	$(6,955)
Shares issued in connection with Business Combination	1,547,700	-	5,487,300	1	69,927	-	-	69,928
Net income	-	-	-	-		2,758	-	2,758
Stock-based compensation	-	-	-	-	2	-	-	2
Balance at March 31, 2023	8,582,699	$1	5,487,300	$1	$71,536	$(5,805)	$-	$65,733

Balance at December 31, 2023	15,254,389	$2	-	$-	$83,282	$(57,801)	$(85)	$25,398
Net loss	-	-	-	-	-	(5,170)	-	(5,170)
Stock-based compensation	-	-	-	-	599	-	-	599
Cumulative translation adjustment	-	-	-	-	-	-	54	54
Balance at March 31, 2024	15,254,389	$2	-	$-	$83,881	$(62,971)	$(31)	$20,881

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CXAPP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Successor		Predecessor
	(unaudited)
	Three Months Ended March 31, 2024	Period from March 15, 2023, to March 31, 2023	Period from January 1, 2023, to March 14, 2023
Operating activities
Net income (loss)	$(5,170)	$2,758	$(4,380)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	22	4	228
Amortization of intangible assets	683	116	806
Amortization of right of use asset	104	8	40
Amortization of debt discount and deferred financing cost	221	-	-
Accrued interest expense on promissory note	99	-	-
Deferred income taxes	(207)	(1,560)	-
Stock-based compensation expense	599	2	158
(Gain) loss on foreign currency transactions	54	3	(32)
Change in fair value of derivative liability	1,472	(1,686)	-
Change in operating assets and liabilities:
Accounts receivable and other receivables	644	(335)	(857)
Prepaid expenses and other current assets	(89)	(100)	(20)
Other assets	-	(37)	-
Accounts payable	46	135	(796)
Accrued liabilities	227	(3,888)	(787)
Operating lease liabilities	(112)	(7)	(38)
Deferred revenue	757	156	534
Net cash used in operating activities	(650)	(4,431)	(5,144)

Investing activities
Purchases of property and equipment	(18)	(23)	(9)
Investment in capitalized software	-	-	(45)
Cash acquired in connection with Business Combination	-	10,003	-
Net cash provided by (used in) investing activities	(18)	9,980	(54)

Financing activities
Net equity investment from parent	-	-	9,089
Repayment of CXApp acquisition liability	-	-	(197)
Repayment of related party promissory note	-	(328)	-
Net cash provided by (used in) financing activities	-	(328)	8,892

Effect of exchange rate changes on cash and cash equivalents	(4)	-	1
Net increase (decrease) in cash and cash equivalents	(672)	5,221	3,695
Cash and cash equivalents, beginning of period	6,275	1,503	6,308
Cash and cash equivalents, end of period	$5,603	$6,724	$10,003

Supplemental disclosures of cash flow information
Cash paid for taxes	$-	$-	$-
Cash paid for interest	$-	$-	$-

Supplemental schedule of noncash investing and financing activities
Noncash investment from parent	$-	$-	$409
Class A Common Stock and Class C Common Stock issued in connection with Business Combination	$-	$69,928	$-
Financing of Director and Officer Insurance	$226	$537	$-

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CXAPP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – Organization, Nature of Business and Basis of Presentation

CXApp Inc. and its subsidiaries (“CXApp” or the “Company”) is in the business of delivering intelligent enterprise workplace experiences. The CXApp SaaS platform is anchored on the intersection of customer experience (CX) and artificial intelligence (AI) providing digital transformation for the physical workplace for enhanced experiences across people, places and things.

The CXApp SaaS platform offers a suite of leading-edge technology workplace experience solutions including an enterprise employee application, indoor mapping, on-device positioning, augmented reality technologies, generative AI applications and an AI-based analytics platform, targeting the emerging hybrid workplace market. CXApp creates a connected workplace by reducing app overload, data fragmentation, and complex workflows and streamlines all capabilities through The Workplace SuperApp. All features, services and integrations are housed in one easy-to-access platform allowing businesses to deliver a more holistic employee experience in a hybrid workplace.

On September 25, 2022, an Agreement and Plan of Merger (the “Merger Agreement”), was entered into by and among Inpixon, KINS, CXApp, and KINS Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of KINS (“Merger Sub”), pursuant to which KINS acquired Inpixon’s enterprise apps business (including its workplace experience technologies, indoor mapping, events platform, augmented reality and related business solutions) (“Legacy CXApp”) in exchange for the issuance of shares of KINS capital stock (the “Business Combination”). As a result of the Business Combination, KINS changed their name to CXApp Inc. (“CXApp”). The shares are now trading on the Nasdaq using the ticker CXAI. The transaction closed on March 14, 2023. See Note 3 for more details.

Unless the context otherwise requires, “we,” “us,” “our,” “CXApp” and the “Company” refer to CXApp Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination (as defined below). Unless the context otherwise requires, references to “KINS” refer to KINS Technology Group Inc., a Delaware corporation (“KINS”), prior to the Business Combination. All references herein to the “Board” refer to the board of directors of the Company. “Legacy CXApp” refers to CXApp Holding Corp., a Delaware corporation and a wholly owned subsidiary of the Company, which the Company acquired through the Business Combination. Prior to the Separation (as defined below), Legacy CXApp was a wholly owned subsidiary of Inpixon, a Nevada corporation (“Inpixon”).

The Business Combination was accounted for using the acquisition method (as a forward merger), with goodwill and other identifiable intangible assets recorded in accordance with GAAP, as applicable. Under this method of accounting, the “Enterprise Apps Business” (formerly known as CXApp) is treated as the “acquired” company for financial reporting purposes. KINS (now known as CXApp Inc.) has been determined to be the accounting acquirer because KINS maintains control of the Board of Directors and management of the combined company.

NOTE 2 – Summary of Significant Accounting Policies

Liquidity

As of March 31, 2024 (Successor), the Company had a working capital deficiency of approximately $5,280 thousand and cash and cash equivalents of approximately $5,603 thousand. For the three months ended March 31, 2024 (Successor), the Company incurred net loss of approximately $5,170 thousand and used approximately $650 thousand of cash for operating activities.

The Company cannot assure that it will ever earn revenues sufficient to support their operations, or that it will ever achieve profitable operations. The Company’s recurring losses and utilization of cash in its operations are indicators of substantial doubt that the entity can continue as a going concern however, with the Company’s current liquidity position the Company has taken the following steps to achieve efficient operations:

●	In January 2024, the Company streamlined its operations to conserve cash resources by laying off approximately 20% of the global employee headcount;

●	In February 2024, Google agreed to add the CXAI application platform to the Google Marketplace and signed a go-to-market partnership agreement. Google Cloud’s sales and marketing teams will work with CXAI on targeting key clients and providing them the best workplace platform experience. With this, the Management believes that this partnership would help boost the Company’s product capability revenue; and

●	In March 2024, the Company successfully negotiated for a 50% reduction in D&O insurance premium.

On May 22, 2024, the Company entered into an equity line financing agreement for up to $10,000 thousand, with an initial draw of $2,500 thousand in the second quarter of 2024. The Company also managed to raise $3,000 thousand, in December 2023, under a promissory note payable by December 2024. The Management believes that these funding have the ability to mitigate any going concern indicators for a period of at least one year from the date these financial statements are issued.

The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan. The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and the requirements of the Securities and Exchange Commission (the “SEC”) for interim reporting. Accordingly, since they are interim statements, they do not include all of the information and disclosures required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2024 are not necessarily indicative of the results that may be expected for other quarters or the year ending December 31, 2024. The condensed consolidated balance sheet as of December 31, 2023, has been derived from the audited financial statements as of that date. For more complete financial information, these condensed consolidated financial statements and the notes thereto should be read in conjunction with the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on May 23, 2024.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:

●	the valuation of stock-based compensation;

●	the valuation of warrant liabilities;

●	the allowance for credit losses;

●	the valuation allowance for deferred tax assets; and

●	impairment of long-lived assets and goodwill.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, checking accounts, money market accounts, temporary investments and certificates of deposit with maturities of three months or less when purchased. As of March 31, 2024 (Successor), the Company had cash equivalents of approximately $4,916 thousand of certificates of deposit held by a number of banks limited to $250 thousand per bank with a duration of 90 days or less. As of December 31, 2023 (Successor), the Company had $5,584 cash equivalents.

Accounts Receivable, net and Allowance for Credit Losses

Accounts receivables are stated at the amount the Company expects to collect. The Company recognizes an allowance for credit losses to ensure accounts receivables are not overstated due to uncollectability. Allowance for credit losses are maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in such customer’s operating results or financial position. If circumstances related to a customer change, estimates of the recoverability of receivables would be further adjusted. The Company’s allowance for credit losses is approximately $2 thousand as of March 31, 2024 (Successor) and December 31, 2023 (Successor).

Property and Equipment, net

Property and equipment are recorded at cost, less accumulated depreciation and amortization. The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range from 5 to 10 years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the initial lease term. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Intangible Assets, net

Intangible assets primarily consist of developed technology, customer lists/relationships, intellectual property agreements, export licenses and trade names/trademarks. They are amortized ratably over a range of 5 to 10 years, which approximates customer attrition rate and technology obsolescence. The Company assesses the carrying value of its intangible assets for impairment annually, or more frequently if an event or other circumstances indicates that the Company may not be able to recover the carrying amount of the assets. Based on its assessments, the Company did not incur any impairment charges for the for the three months ended March 31, 2024 (Successor), for the period from March 15, 2023, to March 31, 2023 (Successor), and for the period from January 1, 2023, to March 14, 2023 (Predecessor).

Goodwill

The Company tests goodwill for potential impairment at least annually, or more frequently if an event or other circumstance indicates that the Company may not be able to recover the carrying amount of the net assets of the reporting unit. The Company has determined that the reporting unit is the entire company, due to the integration of all of the Company’s activities. In evaluating goodwill for impairment, the Company may assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount. If the Company bypasses the qualitative assessment, or if the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company performs a quantitative impairment test by comparing the fair value of a reporting unit with its carrying amount.

The Company calculates the estimated fair value of a reporting unit using a weighting of the income and market approaches. For the income approach, the Company uses internally developed discounted cash flow models that include the following assumptions, among others: projections of revenues, expenses, and related cash flows based on assumed long-term growth rates and demand trends; expected future investments to grow new units; and estimated discount rates. For the market approach, the Company uses internal analyses based primarily on market comparables, including public company method, guideline transaction method, and market price method. The Company bases these assumptions on its historical data and experience, third-party appraisals, industry projections, micro and macro general economic condition projections, and its expectations. Based on its assessments, the Company did not incur any impairment charges for the three months ended March 31, 2024 (Successor), for the period from March 15, 2023, to March 31, 2023 (Successor), and for the period from January 1, 2023, to March 14, 2023 (Predecessor).

Leases and Right-of-Use Assets and Liabilities

The Company determines if an arrangement is a lease at its inception. Operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company generally uses their incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments, because the implicit rate of the lease is generally not known. Right-of-use assets related to the Company’s operating lease liabilities are measured at lease inception based on the initial measurement of the lease liability, plus any prepaid lease payments and less any lease incentives. The Company’s lease terms that are used in determining their operating lease liabilities at lease inception may include options to extend or terminate the leases when it is reasonably certain that the Company will exercise such options. The Company amortizes their right-of-use assets as operating lease expense generally on a straight-line basis over the lease term and classify both the lease amortization and imputed interest as operating expenses. The Company does not recognize lease assets and lease liabilities for any lease with an original lease term of less than one year.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

Comprehensive Income (Loss) and Foreign Currency Translation

The Company reports comprehensive income (loss) and its components in its condensed consolidated financial statements. Comprehensive loss consists of net loss and foreign currency translation adjustments, affecting stockholders’ equity that, under GAAP, are excluded from net loss.

Assets and liabilities related to the Company’s foreign operations are calculated using the Philippine Peso and Canadian Dollar, and are translated at end-of-period exchange rates, while the related revenues and expenses are translated at average exchange rates prevailing during the period. Gains or losses resulting from transactions denominated in foreign currencies are included in general and administrative expenses in the condensed consolidated statements of operations. The Company engages in foreign currency denominated transactions with customers that operate in functional currencies other than the U.S. dollar. Aggregate foreign currency net transaction gain were approximately $54 thousand, $0 thousand, and loss of $28 thousand for the three months ended March 31, 2024 (Successor), for the period from March 15, 2023, to March 31, 2023 (Successor), and for the period from January 1, 2023, to March 14, 2023 (Predecessor).

Debt Issuance Costs

The costs related to the issuance of debt are capitalized and amortized to interest expense over the life of the related debt using the effective interest method. The amendments to FASB ASC 835-30 require that debt issuance costs be presented in the Condensed Consolidated Balance Sheets as a direct deduction from the carrying amount of long-term debt, consistent with debt discounts or premiums.

Revenue Recognition

The Company recognizes revenue, in accordance with ASC 606, when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from its software as a service for cloud-based software, as well as design, implementation and other professional services for work performed in conjunction with its cloud-based software. The Company enters into contracts with its customers whereby it grants a non-exclusive cloud-based license for the use of its proprietary software and for professional services. The contracts may also provide for on-going services for a specified price, which may include maintenance services, designated support, and enhancements, upgrades and improvements to the software, depending on the contract. Licenses for cloud software provide the customer with a right to use the software as it exists when made available to the customer. All software provides customers with the same functionality and differs mainly in the duration over which the customer benefits from the software.

The Company recognizes revenue in accordance with ASC 606 – Revenue from Contracts with Customers. The standard’s core principle is that an entity will recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The new standard is a principles-based standard intended to better match the accounting for the transaction with the economics of the transaction. This requires entities to use more judgment and make more estimates than under previous revenue standards.

The standard introduces a five-step model for revenue recognition that replaces the four criteria for revenue recognition under previous GAAP. The five steps are shown below:

1.	Identify the contract with a customer;

2.	Identify the performance obligations in the contract;

3.	Determine the transaction price;

4.	Allocate the transaction price to performance obligations; and

5.	Recognize revenue when (or as) the entity satisfies a performance obligation.

License Subscription Revenue Recognition (Software As A Service)

With respect to sales of the Company’s license agreements, customers generally pay fixed annual fees in advance in exchange for the Company’s software service provided via electronic means, which are generally recognized ratably over the license term. Some agreements allow the customer to terminate their subscription contracts before the end of the applicable term, and in such cases the customer is generally entitled to a refund pro rata but only for the elapsed time remaining at the point of termination, which would approximate the deferred revenue at such time. The Company’s performance obligation is satisfied over time as the electronic services are provided continuously throughout the service period. The Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous access to its service. The Company’s customers generally pay within 30 to 60 days from the receipt of a customer approved invoice.

The timing of the Company’s revenue recognition related to the licensing revenue stream is dependent on whether the software licensing agreement entered into represents a service. Software that relies on an entity’s IP and is delivered only through a hosting arrangement, where the customer cannot take possession of the software, is a service. Customers may purchase perpetual licenses or subscribe to licenses, which provide customers with the same functionality and differ mainly in the duration over which the customer benefits from the software.

Renewals or extensions of licenses are evaluated as distinct licenses and revenue attributed to the distinct service is not recognized until: (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. Renewal contracts are not combined with original contracts, and, as a result, the renewal right is evaluated in the same manner as all other additional rights granted after the initial contract. The revenue is not recognized until the customer can begin to use and benefit from the license, which is typically at the beginning of the license renewal period. The Company recognizes revenue resulting from renewal of licensed software over time.

Professional Services Revenue Recognition

The Company provides integration and software customization professional services to its customers.

Professional services under milestone contracts are accounted for using the percentage of completion method. As soon as the outcome of a contract can be estimated reliably, contract revenue is recognized in the statement of operations in proportion to the stage of completion of the contract. Contract costs are expensed as incurred. Contract costs include all amounts that relate directly to the specific contract, are attributable to contract activity, and are specifically chargeable to the customer under the terms of the contract.

Professional services are also contracted on the fixed fee and in some cases on a time and materials basis. Fixed fees are paid monthly, in phases, or upon acceptance of deliverables. The Company’s time and materials contracts are paid weekly or monthly based on hours worked. Revenue on time and material contracts is recognized based on a fixed hourly rate as direct labor hours are expended. Materials, or other specified direct costs, are reimbursed as actual costs and may include markup. The Company has elected the practical expedient to recognize revenue for the right to invoice because the Company’s right to consideration corresponds directly with the value to the customer of the performance completed to date. For fixed fee contracts provided by in house personnel, the Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous service. Because the Company’s contracts have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations. Anticipated losses are recognized as soon as they become known. For the three months ended March 31, 2024 (Successor), for the period from March 15, 2023, to March 31, 2023 (Successor), and for the period from January 1, 2023, to March 14, 2023 (Predecessor), the Company did not incur any such losses. These amounts are based on known and estimated factors.

Contract Balances

The timing of the Company’s revenue recognition may differ from the timing of invoicing to and payment by its customers. The Company records an unbilled receivable when revenue is recognized prior to invoicing and the Company has an unconditional right to payment. Alternatively, when invoicing a customer precedes the Company providing of the related services, the Company records deferred revenue until the performance obligations are satisfied. The Company had deferred revenue of approximately $3,632 thousand and $2,878 thousand as of March 31, 2024 (Successor) and December 31, 2023 (Successor), respectively, related to customer invoices rendered in advance for software licenses and professional services provided by the Company’s technical staff. The Company expects to satisfy its remaining performance obligations for the deferred revenue associated with professional services, and recognize the deferred revenue related to licenses generally over the remaining contract term which is generally twelve months following the commencement of the license. The Company recognized revenue in the reporting period of $1,030 thousand, $170 thousand, and $865 thousand, that was included in the contract liability balance at the beginning of the period, for the three months ended March 31, 2024 (Successor), for the period from March 15, 2023, to March 31, 2023 (Successor), and for the period from January 1, 2023, to March 14, 2023 (Predecessor), respectively.

Costs to Obtain a Contract

The Company recognizes eligible sales commissions as an asset within prepaid expenses and other current assets as the commissions are an incremental cost of obtaining a contract with the customer and the Company expects to recover these costs. The capitalized costs are amortized over the expected contract term.

Cost to Fulfill a Contract

The Company incurs costs to fulfill their obligations under a contract once it has obtained the contract. These costs are generally not significant and are recorded to expense as incurred.

Multiple Performance Obligations

The Company enters into contracts with customers for its technology that include multiple performance obligations. Each distinct performance obligation was determined by whether the customer could benefit from the good or service on its own or together with readily available resources. The Company allocates revenue to each performance obligation based on its relative standalone selling price. The Company’s process for determining standalone selling price considers multiple factors including the Company’s internal pricing model and market trends that may vary depending upon the facts and circumstances related to each performance obligation.

Sales and Use Taxes

The Company presents transactional taxes such as sales and use tax collected from customers and remitted to government authorities on a net basis.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred as part of cost of revenues. These costs were deemed to be de minimis during each of the reporting periods.

Research and Development

Research and development (“R&D”) costs are expensed when incurred. R&D expenses consist primarily of personnel and related headcount costs, costs of professional services associated with the ongoing development of the Company’s technology, and allocated overhead.

Business Combinations

The Company accounts for business combinations under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 “Business Combinations” using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. All acquisition costs are expensed as incurred. Upon acquisition, the accounts and results of operations are included as of and subsequent to the acquisition date.

Segments

The Company and its Chief Executive Officer (“CEO”), acting as the Chief Operating Decision Maker (“CODM”) determines its reporting units in accordance with FASB ASC 280, “Segment Reporting” (“ASC 280”). The Company evaluates a reporting unit by first identifying its operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated. The Company has one operating segment and reporting unit. The Company is organized and operated as one business. Management reviews its business as a single operating segment, using financial and other information rendered meaningful only by the fact that such information is presented and reviewed in the aggregate.

Stock-Based Compensation

The Company measures the cost of employee and non-employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The Company has issued stock-based compensation awards in the form of options and restricted stock units. Fair value for options and restricted stock units are valued using the closing price of the common stock on the date of grant. The grant date fair value is recognized over the requisite service period during which an employee and non-employee is required to provide service in exchange for the award.

The grant date fair value of options is estimated using the Black-Scholes option pricing model based on the average of the high and low stock prices at the grant date for awards under the CXApp Inc. 2023 Equity Incentive Plan (the “Incentive Plan”). The risk-free interest rate assumptions were based upon the observed interest rates appropriate for the expected term of the equity instruments. The expected dividend yield is assumed to be zero as the Company has not paid any dividends since its inception and does not anticipate paying dividends in the foreseeable future. The Company uses the simplified method to estimate the expected term.

The Company estimates forfeitures at the time of grant and revises these estimates in subsequent periods if actual forfeitures differ from those estimates.

Derivative Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. The Company currently has two sets of warrants outstanding, known as the private placement warrants and the public warrants, which are both classified as a liability.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance or modification. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance as a warrant liability, and adjusted to the then fair value in each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the condensed consolidated statements of operations and amounted to a loss of $1,472 thousand, a gain of $1,686 thousand, and $0 for the three months ended March 31, 2024 (Successor), period from March 15, 2023, to March 31, 2023 (Successor), and period from January 1, 2023, to March 14, 2023 (Predecessor), respectively.

The Company utilized the public warrant quoted market price as the fair value of the warrants as of each relevant date.

Earnings Per Share

The Company computes basic and diluted earnings per share by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share are similarly calculated with the inclusion of dilutive common stock equivalents. For the three months ended March 31, 2024 (Successor) and for the period from March 15, 2023, to March 31, 2023 (Successor) basic and dilutive net income (loss) per common share were the same since the inclusion of common shares issuable pursuant to the exercise of options, warrants, and vesting of restricted units in the calculation of diluted net income (loss) per common shares would have been anti-dilutive. For the period from March 15, 2023, to March 31, 2023 (Successor), the common shares issuable were excluded from the calculation because (i) the warrants were below their exercise price and (ii) the stock options were not vested.

The following table summarizes the number of common shares and common share equivalents excluded from the calculation of diluted net loss per common share for the three months ended March 31, 2024 (Successor) and net income for the period from March 15, 2023, to March 31, 2023 (Successor).

(in thousands)	Three Months Ended March 31, 2024	Period from March 15, 2023, to March 31, 2023
Stock options	1,689,900	1,377,000
Restricted stock units	533,165	-
Warrants	21,032,000	24,080,000
Total	23,255,065	25,457,000

Fair Value Measurements

FASB ASC 820, “Fair Value Measurements” (“ASC 820”), provides guidance on the development and disclosure of fair value measurements. The Company follows this authoritative guidance for fair value measurements, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles in the United States, and expands disclosures about fair value measurements. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

●	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

●	Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

●	Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management. The fair value of the warrants has been measured based on the listed market price of such warrants, a Level 1 measurement. For the three months ended March 31, 2024 and period ended March 31, 2023, the Company recognized, in the consolidated statements of operations and comprehensive income, an unrealized loss of $1,472 thousand, an unrealized gain of $1,686 thousand, and $0 for the three months ended March 31, 2024 (Successor), period from March 15, 2023, to March 31, 2023 (Successor), and period from January 1, 2023, to March 14, 2023 (Predecessor), respectively. See Note 11.

The Company accounts for its public and private warrants as a derivative liability initially measured at Its fair values and remeasured in the condensed consolidated statements of operations at the end of each reporting period. When the warrants are exercised, the corresponding derivative liability is de-recognized at the underlying fair value of the Class A common stock that is issued to the warrant holder less any cash paid in accordance with the warrant agreement. Upon either cash or cashless exercise, the de-recognized derivative liability results in an increase in additional paid in capital equal to the difference between the fair value of the underlying Class A common stock and its par value. A cashless exercise results in the warrant holder surrendering Class A common stock equal to the stated warrant exercise price based on the contractual terms in the warrant agreement that governs the cashless conversion.

The following table shows the changes in fair value of the liabilities:

Warrant liability – January 1, 2024	$1,683
Change in FV of derivative instruments	1,472
Warrant liability – March 31, 2024	$3,155

Warrant liability – March 15, 2023	$2,649
Change in FV of derivative instruments	(1,686)
Warrant liability – March 31, 2023	$963

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, unbilled and other receivables and accounts payable. The Company determines the estimated fair value of such financial instruments presented in these financial statements using available market information and appropriate methodologies.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company follows FASB ASC 360 “Property, Plant, and Equipment” (“ASC 360”) for its long-lived assets. Pursuant to ASC 360-10-35-17, an impairment loss shall be recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). That assessment shall be based on the carrying amount of the asset (asset group) at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. Pursuant to ASC 360-10-35-20 if an impairment loss is recognized, the adjusted carrying amount of a long-lived asset shall be its new cost basis. For a depreciable long-lived asset, the new cost basis shall be depreciated (amortized) over the remaining useful life of that asset. Restoration of a previously recognized impairment loss is prohibited.

Pursuant to ASC 360-10-35-21, the Company’s long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company considers the following to be some examples of such events or changes in circumstances that may trigger an impairment review: (a) significant decrease in the market price of a long-lived asset (asset group); (b) a significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition; (c) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator; (d) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group); (e) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group); and (f) a current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company tests its long-lived assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

Based on its assessments, the Company recorded no impairment charges on long-lived assets for the three months ended March 31, 2024 (Successor), for the period from March 15, 2023, to March 31, 2023 (Successor), and for the period from January 1, 2023, to March 14, 2023 (Predecessor).

Recently Issued Accounting Standards Not Yet Adopted

In October 2023, the FASB issued ASU 2023-06 “Disclosure Improvements,” which amends the codification in response to the SEC’s Disclosure Update and Simplification Initiative. The effective date of this update is for fiscal years beginning after June 30, 2027, including interim periods within those fiscal years. The Company is currently assessing potential impact of ASU 2023-06 and does not expect the adoption of this guidance will have a material impact on its condensed consolidated financial statements and disclosures.

In the fourth quarter of 2023, the FASB issued three ASU’s: No. 2023-07 “Segment Reporting (Topic 280),” No. 2023-08 “Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60)” and No. 2023-09 “Income Taxes (Topic 740).” The Management sees the Company as one single unit, instead of as segments, leading to a more in-depth consideration should FASB ASU No. 2023-07 be considered. FASB ASU No. 2023-07 is effective after fiscal year ended December 15, 2023. The effects of ASU 2023-08 and ASU 2023-09 are both being considered and assessed for their potential effects, but the Company does not expect any material impact on the financial statements and disclosures. Both FASB ASU 2023-08 and 2023-09 are effective after fiscal year ended December 15, 2024.

In March 2024, the FASB issued ASU 2024-01, “Compensation—Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards,” which clarifies how an entity determines whether a profits interest or similar award is within the scope of Topic 718, or is not a share-based payment arrangement and therefore within the scope of other guidance. ASU 2024-01 adds an example with multiple fact patterns and illustrates how an entity evaluates common terms and characteristics of profits interests and similar awards to reach a conclusion about whether an award meets the conditions in Topic 718. It also amends certain language in the “Scope” and “Scope Exceptions” sections of Topic 718 to improve its clarity and operability without changing the guidance. ASU 2024-01 is effective for the Company for fiscal years beginning after December 15, 2024, and interim periods within those fiscal years. Entities may apply the guidance either retrospectively to all periods presented in the financial statements or prospectively to profits interest and similar awards granted or modified on or after the date of adoption. We are currently evaluating the impact of this standard on our consolidated financial statements.

In March 2024, the FASB issued ASU 2024-02 “Codification Improvements—Amendments to Remove References to the Concept Statements,” which amends the Codification to remove references to various FASB Concepts Statements and impacts a variety of Topics in the Codification. The amendments apply to all reporting entities within the scope of the affected accounting guidance, but in most instances the references removed are extraneous and are not required to understand or apply the guidance. Generally, the amendments in ASU 2024-02 are not intended to result in significant accounting changes for most entities. ASU 2024-02 is effective for the Company for fiscal years beginning after December 15, 2024, and interim periods within those fiscal years. Entities may apply the guidance either retrospectively to the beginning of the earliest comparative period presented or prospectively to all new or modified transactions recognized on or after the date of adoption. We are currently evaluating the impact of this standard on our consolidated financial statements.

NOTE 3 – Business Combination

On March 14, 2023, the Company completed the Agreement and Plan of Merger (the “Merger Agreement”), by and among KINS, Inpixon, CXApp, and KINS Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of KINS (“Merger Sub”), pursuant to which KINS combined with Legacy CXApp, Inpixon’s enterprise apps business (including its workplace experience technologies, indoor mapping, events platform, augmented reality and related business solutions) (the “Enterprise Apps Business”). In exchange for the aggregate purchase price of approximately $69,928 thousand, the Company acquired all of the related assets and liabilities of Legacy CXApp. The consideration transferred in connection with the Business Combination consisted of 1,547,700 shares of the Company’s Class A common stock and 5,487,300 shares of the Company’s Class C common stock valued at a price of $9.94 per share. The preliminary estimated goodwill of approximately $44,200 thousand arising from the Business Combination consists of an acquired workforce, as well as synergies expected from combined operations of KINS and the CXApp.

The Company has authorized Class A and Class C common stock. Class A common stock and New CXApp Class C common stock are identical in all respects, except that New CXApp Class C common stock is not listed and will automatically convert into New CXApp Class A common stock on the earlier to occur of (i) the 180th day following the closing of the Merger which has expired and (ii) the day that the last reported sale price of New CXApp Class A common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the closing of the Merger.

The Business Combination is being accounted for as a business combination in accordance with ASC 805. The Company has determined fair values of the assets acquired and liabilities assumed in the Business Combination.

The Company allocated the purchase price of the Business Combination to the assets acquired and the liabilities assumed as of the closing date. The following table summarizes the purchase price allocations relating to the Business Combination (in thousands):

Description	Fair Value	Weighted Average Useful Life (in years)
Purchase Price	$69,928

Assets acquired:
Cash and cash equivalents	$10,003
Accounts receivable	2,226
Notes and other receivables	209
Prepaid assets and other current assets	408
Operating lease right of use asset	557	3 years
Property and equipment, net	133	3 years
Other assets	42
Developed technology	8,697	10 years
Patents	2,703	10 years
Customer relationships	5,604	5 years
Tradenames and trademarks	3,294	7 years
Total assets acquired	$33,876

Liabilities assumed:
Accounts payable	$443
Accrued liabilities	969
Deferred revenues	2,534
Operating lease obligation, current	194
Operating lease obligation, noncurrent	384
Deferred tax liability	4,217
Total liabilities assumed	8,741
Goodwill	$44,793

The value of the intangible assets were calculated by a third-party valuation firm based on projections and financial data provided by management of the Company. Goodwill represents the excess fair value after allocation to the intangible assets. The calculated goodwill is not deductible for tax purposes.

Total acquisition-related costs for the Business Combination were approximately $3,543 thousand. Of the total acquisition-related costs, approximately $3,000 thousand were incurred by KINS prior to the close of the Business Combination. These costs are included in the opening retained earnings of the Company on March 15, 2023. The remaining $543 thousand of acquisition-related costs were recorded as expense in the successor period and are included in acquisition related costs on the statements of operations for the year ended December 31, 2023.

Measurement Period

The purchase price allocations for the acquisitions described above are based on initial estimates and provisional amounts. In accordance with ASC 805-10-25-13, if the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the acquirer shall report in its financial statements provisional amounts for the items for which the accounting is incomplete. During the measurement period, acquirer shall adjust the provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. The Company continued to refine its inputs and estimates inherent in (i) the valuation of intangible assets, (ii) deferred income taxes, (iii) realization of tangible assets and (iv) the accuracy and completeness of liabilities through March 14, 2024, when the purchase price allocation was finalized. For the period ended March 14, 2024 (Successor), there was no measurement period adjustment.

CXApp Proforma Financial Information

The following unaudited proforma financial information presents the condensed consolidated results of operations of the Company for the three-month period ended March 31, 2023, as if the acquisition had occurred as of the beginning of the first period presented (January 1, 2023) instead of on March 14, 2023. The proforma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during those periods.

The proforma financial information for the Company and the acquired CXApp is as follows (in thousands):

For the Three Months Ended March 31, 2023
Revenues	$1,962
Net income (loss)	(6,365)

NOTE 4 – Disaggregation of Revenue

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from software as a service, design and implementation services for its enterprise apps solutions systems, and professional services for work performed in conjunction with its systems.

Revenues consisted of the following (in thousands):

	Successor		Predecessor
	Three Months Ended March 31, 2024	Period from March 15, 2023, to March 31, 2023	Period from January 1, 2023, to March 14, 2023
Subscription revenue
Software	$1,588	$240	$1,204
Total subscription revenue	$1,588	$240	$1,204

Non-subscription revenue
Professional services	$230	$102	$416
Total non-subscription revenue	230	$102	$416

Total Revenue	$1,818	$342	$1,620

	Successor		Predecessor
	Three Months Ended March 31, 2024	Period from March 15, 2023, to March 31, 2023	Period from January 1, 2023, to March 14, 2023
Revenue recognized over time(1)(2)	$1,818	$342	$1,620
Total	$1,818	$342	$1,620

(1)	Professional services are also contracted on the fixed fee and time and materials basis. Fixed fees are paid monthly, in phases, or upon acceptance of deliverables. The Company has generally elected the practical expedient to recognize revenue for the right to invoice because the Company’s right to consideration corresponds directly with the value to the customer of the performance completed to date.
(2)	Software As A Service Subscription Revenue’s performance obligation is satisfied evenly over the service period using a time-based measure because the Company is providing continuous access to its service and service is recognized over time.

NOTE 5 – Property and Equipment, net

Property and equipment consisted of the following (in thousands):

	March 31, 2024	December 31, 2023
Computer and office equipment	$187	$179
Furniture and fixtures	12	12
Leasehold improvements	6	6
Software	1	1
Total	206	198
Less: accumulated depreciation and amortization	(96)	(83)
Total Property and Equipment, Net	$110	$115

Depreciation and amortization expense were approximately $22 thousand, $4 thousand, and $19 thousand, for the three months ended March 31, 2024 (Successor), for the period from March 15, 2023, to March 31, 2023 (Successor), and for the period from January 1, 2023, to March 14, 2023 (Predecessor), respectively.

NOTE 6 – Software Development Costs, net

Amortization expense for capitalized software development costs was approximately $209 thousand for the period from January 1, 2023, to March 14, 2023 (Predecessor). There was no amortization expense for capitalized software development costs for the three months ended March 31, 2024 (Successor) and for the period from March 15, 2023, to March 31, 2023 (Successor).

NOTE 7 – Goodwill and Intangible Assets

The Company reviews goodwill and intangible assets for impairment on a reporting unit basis on December 31 of each year and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. The Company noted that the carrying amount of Goodwill as of March 31, 2024 (Successor) was $8,737 thousand, which was entirely due to the business combination noted in Note 3.

Factors that may be considered a change in circumstances indicating that the carrying value of our goodwill or amortizable intangible assets may not be recoverable include a decline in industry and market considerations, technological advancements, and the Company’s financial performance.

We completed our annual goodwill impairment evaluation as of December 31, 2023. As a result, the Company incurred an impairment loss of $36,056 thousand.

The Company noted that there were no qualitative or quantitative indicators of impairment present at the reporting date as of March 31, 2024 (Successor).

Intangible assets consisted of the following (in thousands):

	March 31, 2024				December 31, 2023
	Weighted Average Remaining Useful Life (Years)	Gross Amount	Accumulated Amortization	Net Carrying Amount	Gross Amount	Accumulated Amortization	Net Carrying Amount
Trade Name/Trademarks	5.9	$3,294	$(490)	$2,804	$3,294	$(373)	$2,921
Customer Relationships	3.9	5,604	(1,168)	4,436	5,604	(887)	4,717
Developed Technology	8.9	8,697	(906)	7,791	8,697	(688)	8,009
Patents and Intellectual Property	8.9	2,703	(281)	2,422	2,703	(214)	2,489
Totals		$20,298	$(2,845)	$17,453	$20,298	$(2,162)	$18,136

Future amortization expense on intangible assets as of March 2024 is anticipated to be as follows (in thousands):

For the Years Ending December 31,	Amount
2024 (remainder of year)	$2,048
2025	2,731
2026	2,731
2027	2,731
2028	1,844
2029 and thereafter	5,368
Total	$17,453

NOTE 8 – Deferred Revenue

Deferred revenue consisted of the following (in thousands):

	License Agreements	Professional Service Agreements	Total
Deferred Revenue – January 1, 2024	$2,404	$474	$2,878
Revenue recognized	(1,588)	(230)	(1,818)
Revenue deferred	2,406	166	2,572
Deferred Revenue – March 31, 2024	$3,222	$410	$3,632

	License Agreements	Professional Service Agreements	Total
Deferred Revenue – March 15, 2023	$2,148	$386	$2,534
Revenue recognized	(4,560)	(1,186)	(5,746)
Revenue deferred	4,816	1,274	6,090
Deferred Revenue – December 31, 2023	$2,404	$474	$2,878

Deferred revenues were approximately $3,632 thousand and $2,878 thousand at March 31, 2024 (Successor) and December 31, 2023 (Successor), respectively.

The fair value of the deferred revenue approximates the services to be rendered.

NOTE 9 – Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	March 31, 2024	December 31, 2023
Accrued compensation and benefits	$251	$387
Accrued bonus and commissions	279	108
Income tax payables	78	74
Accrued insurance premium and interest	225	-
Accrued transaction costs	13	13
Accrued sales and other indirect taxes payable	8	12
Accrued other	821	858
Accrued liabilities	$1,675	$1,452

Financed Director & Officers Insurance

The Company entered into a Directors & Officers (“D&O”) insurance agreement with Oakwood D&O Insurance, effective on March 14, 2024. The agreement states that the Company will pay a total of $310 thousand in premiums at an annual percentage rate of 9.5%. The first of ten monthly separate installment payments begin on April 14, 2023. The Company paid a down payment on the policy of $85 thousand. As of March 31, 2024 (Successor) the Company currently owes $226 thousand on the D&O insurance policy.

NOTE 10 – Promissory Note

Note payable consisted of the following (in thousands):

		March 31, 2024	December 31, 2023
Principal amount		$3,885	$3,885
Less:	Unamortized original issue discount	616	834
	Unamortized debt issuance cost	11	14
		3,258	3,037
Add:	Accrued interest payable	115	16
		$3,373	$3,053

On December 15, 2023, we entered into a note purchase agreement with Streeterville Capital, LLC (the “Lender”), pursuant to which we agreed to issue and sell to the Lender an unsecured promissory note (the “Note”) in an aggregate initial principal amount of $3,885 thousand, which is payable on or before the date that is 12 months from the issuance date. The initial principal amount includes an original issue discount of $870 thousand and $15 thousand that we agreed to pay to the Lender to cover the Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs. The net proceeds of the Note is $3,000 thousand.

Interest on the Note accrues at a rate of 10% per annum and is payable on the maturity date.

A monitoring fee of 10% of the outstanding balance will be charged starting six (6) months from the issuance of the Note to cover Lender’s accounting, legal and other costs incurred in monitoring. The foregoing fee shall automatically be added to the outstanding balance on the applicable date without any further action by either party.

The Lender shall have the right to redeem up to an aggregate of 1/6th of the initial principal balance of the Note plus any interest accrued thereunder each month by providing written notice delivered to us; provided, however, that if the Lender does not exercise any monthly redemption amount in its corresponding month then such monthly redemption amount shall be available for the Lender to redeem in any further month in addition to such future month’s monthly redemption amount.

Upon receipt of any monthly redemption notice, we shall pay the applicable monthly redemption amount in cash to the Lender within five (5) business days of the Company’s receipt of such monthly redemption notice.

The Note includes customary event of default provisions, subject to certain cure periods, and provides for a default interest rate of 22%. Upon the occurrence of an event of default, interest would accrue on the outstanding balance beginning on the date the applicable event of default occurred at an interest rate equal to the lesser of twenty-two percent (22%) or the maximum rate permitted under applicable law.

As of May 15, 2024, there is an aggregate outstanding principal and interest balance of approximately $4,050 thousand underlying the December 2023 Note.

Interest expense recognized on the condensed consolidated statement of operations and comprehensive loss were approximately $320 thousand, $0 thousand and $53 thousand for the three months ended March 31, 2024 (Successor), for the period from March 15, 2023, to March 31, 2023 (Successor) and for the period from March 15, 2023, to December 31, 2023 (Successor), respectively.

NOTE 11 – Warrants

Public Warrants

As of March 31, 2024 (Successor) there were 10,751,862 public warrants outstanding. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustments described in the Company’s registration statement on Form S-1 (Registration No. 333-249177) filed in connection with its initial public offering.

The public warrants is exercisable and will expire on March 15, 2028, or earlier upon redemption or liquidation. public warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable, and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

On July 13, 2023, warrant holders exercised 435,000 public warrants at an exercise price of $11.50, for a total of $5,002 thousand of cash proceeds to the Company.

On July 14, 2023, the Company entered into a Warrant Exchange Agreement (the “Agreement”) with an unaffiliated third-party investor (the “Warrant Holder”) with respect to warrants to purchase an aggregate of 2,000 thousand shares of its common stock, par value $0.0001 per share (the “common stock”) initially issued by the Company in its initial public offering on December 15, 2020 (the “public warrants”). Pursuant to the Agreement, the Company issued an aggregate of 600 thousand shares of common stock to the Warrant Holder in exchange for the surrender and cancellation of the public warrants held by such holder. This resulted to an additional paid in capital of $4,914 thousand in a non-cash transaction and resulted in a $3,900 thousand loss on the warrant conversion, which is included in change in fair value of derivative liability in the statement of operations.

For the three months ended September 30, 2023, about 613 thousand public warrants to purchase Class A common stock were exercised on a cashless basis for approximately 50 thousand shares of common stock and are no longer outstanding.

Private Warrants

As of March 31, 2024 (Successor) and December 31, 2023 (Successor), there were 10,280 thousand and 10,280 thousand private placement warrants outstanding. The private placement warrants are identical to the public warrants, except that the private placement warrants and the shares of Class A common stock issuable upon the exercise of the private placement warrants will not be transferable, assignable or salable until April 14, 2023, subject to certain limited exceptions. Additionally, the private placement warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

NOTE 12 – Stock Option Plan and Stock-Based Compensation

To calculate the stock-based compensation resulting from the issuance of options, the Company uses the Black-Scholes option pricing model, which is affected by the Company’s fair value of its stock price as well as assumptions regarding a number of subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

2023 Equity Incentive Plan

At the special meeting held on March 10, 2023, the KINS stockholders considered and approved, among other things, the Incentive Plan. The Incentive Plan was previously approved, subject to stockholder approval, by KINS’ board of directors. The Incentive Plan became effective immediately upon the closing of the Business Combination. Pursuant to the terms of the Incentive Plan, there are 2,110,500 shares of CXApp Class A common stock available for issuance under the Incentive Plan, which is equal to 15% of the aggregate number of shares of CXApp common stock issued and outstanding immediately after the closing of the Business Combination (giving effect to the redemptions).

Employee Stock Options

On February 6, 2024, a total of 705,000 stock options to purchase common stock were granted to employees and consultants of the Company. These options vest over a four-year period. The options have a life of 10 years and an exercise price of $1.20 per option. The stock options were valued using the Black-Scholes option valuation model and the weighted average fair value of the awards granted during the period was determined to be $0.74 per option on the grant date. The fair value of the common stock as of the grant date utilized in the Black-Scholes option valuation model was $1.21 per share.

See below for a summary of the stock options granted under the Incentive Plan:

	Number of Options	Weighted-average exercise price	Weighted average remaining contractual term (years)	Weighted-Average Fair Value at Grant Date
Options outstanding at January 1, 2024	984,900	$1.53	9.00	$0.90
Granted	705,000	1.20	9.86	0.74
Forfeited	-	-
Options outstanding at March 31, 2024	1,689,900
Options exercisable at March 31, 2024	492,450	$1.53

Non-cash stock-based compensation expenses related to stock option were recorded in the financial statements as summarized below:

	Successor		Predecessor
	Three Months ended March 31, 2024	Period from March 15, 2023, to March 31, 2023	Period from January 1, 2023, to March 14, 2023
Research and development	$3	$-	$-
Sales and marketing	32	-	-
General and administrative	185	2	158
Total non-cash stock compensation	$220	$2	$158

As of March 31, 2024 (Successor), the remaining unrecognized stock compensation expense totaled approximately $500 thousand. This amount will be recognized as expense over the weighted average remaining term of 3.78 years.

The fair value of each employee option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. Key weighted-average assumptions used to apply this pricing model for the three months ended March 31, 2024 (Successor) and the period from March 15, 2023, to December 31, 2023 (Successor) were as follows:

Risk-free interest rate	3.67% – 4.03%
Expected life of option grants	5.75 – 6.25 years
Expected volatility of underlying stock	61.65%
Dividends assumption	$-

Restricted Stock Units

On January 2024, a total of 47,000 restricted stock units of common stock were granted to employees of the Company under the Incentive Plan at various dates.

The fair value of the common stock as of the various grant dates was determined to be $1.25 to $1.38 per restricted stock unit, for a weighted average fair value of $1.29 per restricted stock unit. There was no other activity related to restricted stock units for the three months ended March 31, 2024.

Non-cash stock-based compensation expenses related to restricted stock units for the three months ended March 31, 2024 were recorded in the financial statements as summarized below:

Three Months ended March 31, 2024
Research and development	$98
Sales and marketing	51
General and administrative	232
Total non-cash stock compensation	$381

There were no non-cash stock-based compensation expenses related restricted stock units for the period from March 15, 2023, to March 31, 2023 (Successor) and period from January 1, 2023, to March 14, 2023 (Predecessor).

As of March 31, 2024 (Successor), the Company has approximately $1,454 thousand of unrecognized restricted stock unit compensation to be expensed over a weighted average period of 1.76 years.

NOTE 13 – Income Taxes

The Company recorded an income tax benefit of approximately $207 thousand and $1,560 thousand for the three months ended March 31, 2024 (Successor) and for the period from March 15, 2023, to March 31, 2023 (Successor), respectively. The Company did not incur income tax expense for the period from January 1, 2023, to March 14, 2023 (Predecessor).

The effective tax rate for three months ended March 31, 2024 (Successor) and for the period from March 15, 2023, to March 31, 2023 (Successor) was 3.85% and (164.0)%, respectively. The effective tax rate differs from the U.S. Federal statutory rate primarily due to recording a valuation allowance against deferred tax assets in the foreign jurisdictions and the significant permanent differences including impairment of goodwill and change in fair value of derivative warrant liabilities.

NOTE 14 – Credit Risk and Concentrations

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash and cash equivalents. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for credit losses and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows. Cash is also maintained at foreign financial institutions for its Canadian and Philippines subsidiaries and its majority-owned India subsidiary. Cash in foreign financial institutions as of March 31, 2024 (Successor) was $326 thousand. Cash in foreign financial institutions as of December 31, 2023 (Successor) was $300 thousand. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash for the three months ended March 31, 2024 (Successor), for the period from March 15, 2023, to March 31, 2023 (Successor), and for the period from January 1, 2023, to March 14, 2023 (Predecessor). However, any loss incurred or lack of access to such funds could have a significant impact on the Company’s financial condition, results of operations, and cash flows.

NOTE 15 – Foreign Operations

The Company’s operations are located primarily in the United States, Canada, and the Philippines. Revenues by geographic area are attributed by country of domicile of the Company’s subsidiaries. The financial data by geographic area are as follows (in thousands):

	United States	Canada	Philippines	Eliminations	Total
For the Three Months Ended March 31, 2024 (Successor):
Revenues by geographic area	$1,667	$151	$240	$(240)	$1,818
Operating income (loss) by geographic area	$(3,000)	$(602)	$15	$-	$(3,587)
Net income (loss) by geographic area	$(4,527)	$(657)	$14	$-	$(5,170)

For the Period from January 1, 2023, to March 14, 2023 (Predecessor):
Revenues by geographic area	$1,395	$285	$160	$(220)	$1,620
Operating income (loss) by geographic area	$(3,479)	$(905)	$3	$-	$(4,381)
Net income (loss) by geographic area	$(3,342)	$(1,041)	$3	$-	$(4,380)

For the Period from March 15, 2023, to March 31, 2023 (Successor):
Revenues by geographic area	$272	$70	$196	$(196)	$342
Operating income (loss) by geographic area	$(486)	$(158)	$157	$-	$(487)
Net income (loss) by geographic area	$2,780	$(158)	$157	$(21)	$2,758

As of March 31, 2024 (Successor)
Identifiable assets by geographic area	$36,681	$600	$445	$(3,169)	$34,557
Long lived assets by geographic area	$17,533	$282	$122	$-	$17,937
Goodwill by geographic area	$8,737	$-	$-	$-	$8,737

As of December 31, 2023 (Successor)
Identifiable assets by geographic area	$38,143	$627	$434	$(2,623)	$36,581
Long lived assets by geographic area	$18,269	$320	$148	$-	$18,737
Goodwill by geographic area	$8,737	$-	$-	$-	$8,737

NOTE 16 – Leases

The Company has operating leases for administrative offices in Canada, the Philippines, and the United States. The Manila, Philippines office lease expires in May 2025, the Canada lease expires in May 2026, and the United States office lease expires in April 2024. The Company has no other operating or financing leases with terms greater than 12 months.

Lease expense for operating leases recorded on the balance sheet is based on the future minimum lease payments recognized on a straight-line basis over the term of the lease plus any variable lease costs. Operating lease expenses, inclusive of short-term and variable lease expenses, recognized in the Company’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2024 (Successor), for the period from March 15, 2023, to March 31, 2023 (Successor), and for the period from January 1, 2023, to March 14, 2023 (Predecessor) was approximately $113 thousand, $9 thousand, and $57 thousand, respectively.

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate based on the information available at the date of adoption of ASC 842 “Leases” (“ASC 842”). As of March 31, 2024 (Successor), the weighted average remaining lease term is 1.1 years and the weighted average discount rate used to determine the operating lease liabilities was 8.0%. As of December 31, 2023 (Successor), the weighted average remaining lease term is 1.4 years and the weighted average discount rate used to determine the operating lease liabilities was 8.0%.

(in thousands)	Operating Leases
Year 2024	$197
Year 2025	174
Year 2026	59
Total lease payments	430
Less: Imputed interest	(39)
Present value of lease liabilities	$391

NOTE 17 – Commitments and Contingencies

Risks and Uncertainties

Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics) may also contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a Business Combination. In response to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a Business Combination and the value of the Company’s securities.

Management continues to evaluate the impact of these types of risks and has concluded that while it is reasonably possible that these risks and uncertainties could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Litigation

Certain conditions may exist as of the date the financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

NOTE 18 – Subsequent Events

On April 1, 2024, it is announced to the public that CXApp will be partnering with Google Cloud to define a new category in enterprise software: Employee Experiences. Google Cloud powers most of CXApp’s enterprise customer applications and is a natural partner to aid in expanding service offerings. As part of the agreement, Google and its service partners will provide advanced services including end-to-end security, analytics and monitoring as well as usage-based SaaS performance enhancements to create the best-in-class cloud-mobile experience to CXApp’s clients on the new CXAI Platform.

CXAI Platform is expected to be first deployed in the summer. Google has agreed to add the CXAI application platform to the Google Marketplace and signed a go-to-market partnership agreement. This would enable all of Google’s existing clients to have access to the CXAI platform with seamless and automated delivery.

On April 18, 2024, the Company received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, because the Company is delinquent in filing its 2023 Form 10-K, the Company no longer complies with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”), which requires companies with securities listed on Nasdaq to timely file all required periodic reports with the SEC.

In accordance with Nasdaq’s listing rules, the Company has 60 calendar days after the Notice to submit a plan of compliance (the “Plan”) to Nasdaq addressing how the Company intends to regain compliance with Nasdaq’s listing rules, and Nasdaq has the discretion to grant the Company up to 180 calendar days from the due date of the 2023 Form 10-K, or October 14, 2024, to regain compliance. The Company intends to submit the Plan and take the necessary steps to regain compliance with Nasdaq’s listing rules as soon as practicable.

On May 22, 2024, the Company entered into an equity line financing agreement for up to $10,000 thousand, with an initial draw of $2,500 thousand in the second quarter of 2024.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, payable by the registrant in connection with the registration of its common stock. All amounts are estimates except the Securities and Exchange Commission registration fee.

Amount to
Item	Be Paid*
Securities and Exchange Commission registration fee	$10.77
Blue Sky fees and expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing expenses	*
Miscellaneous	*
Total	$10.77

*	Estimates not presently known.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state Securities or “blue sky” laws. The Selling Securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.

Item 14.	Indemnification of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, our Charter provides that a director will not be personally liable to CXApp or the CXApp stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to CXApp or the CXApp stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Our Bylaws provide that CXApp will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any certificate of incorporation provision, bylaw provision, agreement, vote of the CXApp stockholders or disinterested directors or otherwise.

Additionally, our Charter contains provisions that limit the liability of CXApp’s directors for damages to the fullest extent permitted by Delaware law. Consequently, CXApp’s directors will not be personally liable to CXApp or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted and it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law. Our certificate of incorporation requires CXApp to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. CXApp maintains a directors’ and officers’ insurance policy pursuant to which CXApp’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, our Charter prohibits any retroactive changes to the rights or protections or increasing the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. In addition, CXApp will enter into separate indemnification agreements with CXApp’s directors and officers. These agreements, among other things, require CXApp to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of CXApp’s directors or officers or any other company or enterprise to which the person provides services at CXApp’s request.

Item 15.	Recent Sales of Unregistered Securities

On April 23, 2023, we issued 100,000 shares of common stock to BTIG in a private placement pursuant to Section 4(a)(2) of the Securities Act. These shares were granted to BTIG without cash consideration in exchange for their engagement to provide strategic and capital markets advisory services. The approximate cash equivalent of BTIG’s fee, and thus the approximate value of BTIG’s services pursuant to the Advisory Agreement, may be implied by reference to the market price of KINS’ stock at the time the Advisory Agreement was entered into. The closing price of KINS’ stock on Nasdaq on the day the Advisory Agreement was entered into was $9.94. Therefore, the implied value of BTIG’s services pursuant to the Advisory Agreement is approximately $994,000. The Advisory Agreement was entered into on the date of the consummation of the Business Combination and on the following day, the first day of trading after the Business Combination, the closing price of the Company’s Common Stock was $4.10.

On May 22, 2024, we issued 40,000 shares of common stock to Streeterville in private placement pursuant to Section 4(a)(2) of the Securities Act. These shares were granted to Streeterville without cash consideration in connection with the Securities Purchase Agreement where CXApp agreed to issue and sell to Streeterville one or more Pre-Paid Purchases in the aggregate purchase amount of up to $10 million for the purchase of common stock. The value of the consideration in connection with the Securities Purchase Agreement may be implied by reference to the market price of CXApp’s stock at the time the Securities Purchase Agreement was entered into. The closing price of CXApp’s stock on Nasdaq on the day the Securities Purchase Agreement was entered into was $2.50. Therefore, the implied value of the consideration in connection with the shares issued under the Securities Purchase Agreement is approximately $100,000.

Item 16.	Exhibits

Exhibit Number	Description
2.1+	Agreement and Plan of Merger, dated as of September 25, 2022, by and among KINS, KINS Merger Sub Inc., Inpixon and Legacy CXApp (incorporated herein by reference from Exhibit 2.1 on KINS’ Form 8-K, filed September 26, 2022).
2.2+	Separation and Distribution Agreement, dated as of September 25, 2022, by and among Legacy CXApp, Design Reactor, Inc., Inpixon and KINS (incorporated herein by reference from Exhibit 2.2 on KINS’ Form 8-K, filed September 26, 2022).
3.1	Certificate of Incorporation of CXApp (incorporated herein by reference from Exhibit 3.1 on KINS’ Form 8-K filed March 20, 2023).
3.2	Bylaws of CXApp (incorporated herein by reference from Exhibit 3.2 on KINS’ Form 8-K filed March 20, 2023).
4.1	Specimen Warrant Certificate of CXApp Inc. (incorporated herein by reference from Exhibit 4.1 on KINS’ Form 8-K filed March 20, 2023).
4.2	Specimen CXApp Inc. Class A Common Stock Certificate (incorporated herein by reference from Exhibit 4.2 on KINS’ Form 8-K filed March 20, 2023).
4.3	Specimen CXApp Inc. Class C Common Stock Certificate (incorporated herein by reference from Exhibit 4.3 on KINS’ Form 8-K filed March 20, 2023).
4.4	Warrant Purchase Agreement, dated as of December 14, 2020, by and between KINS and Continental Stock Transfer & Trust Company, as warrant agent (incorporated herein by reference from Exhibit 4.1 on KINS’ Form 8-K, filed December 21, 2020).
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
8.1	Distribution Tax Opinion of RSM US LLP (incorporated herein by reference from Exhibit 8.1 of KINS’ Registration Statement on Form S-4 (File No. 333-267938, filed February 9, 2023).
10.1	Sponsor Support Agreement, dated as of September 25, 2022, by and among KINS, the Sponsor and Legacy CXApp (incorporated herein by reference from Exhibit 2.3 on KINS’ Form 8-K, filed September 26, 2022).
10.2	Employee Matters Agreement, dated March 14, 2023, by and among KINS, KINS Merger Sub Inc., Inpixon and Legacy CXApp (incorporated herein by reference from Exhibit 10.9 on KINS’ Form 8-K filed March 20, 2023).
10.3+	Transition Services Agreement, dated March 14, 2023, by and between Inpixon and Legacy CXApp (incorporated herein by reference from Exhibit 10.11 on KINS’ Form 8-K filed March 20, 2023).
10.4	Tax Matters Agreement, dated March 14, 2023, by and among KINS, Inpixon and Legacy CXApp (incorporated herein by reference from Exhibit 10.10 on KINS’ Form 8-K filed March 20, 2023).
10.5#	Employment Agreement, dated as of January 9, 2023, by and between Design Reactor, Inc. and Michael Angel (incorporated herein by reference from Exhibit 10.13 of KINS’ Registration Statement on Form S-4 (File No. 333-267938, filed February 9, 2023).
10.6#	Employment Agreement, dated as of March 29, 2023, by and between Design Reactor, Inc. and Khurram Sheikh (incorporated herein by reference from Exhibit 10.1 on KINS’ Form 8-K filed March 31, 2023).
10.7#	Employment Agreement, dated as of March 29, 2023, by and between Design Reactor, Inc. and Leon Papkoff (incorporated herein by reference from Exhibit 10.2 on KINS’ Form 8-K filed March 31, 2023).
10.8#	Consulting Agreement, dated March 14, 2023, by and between Design Reactor, Inc. and 3AM, LLC (incorporated herein by reference from Exhibit 10.12 on KINS’ Form 8-K filed March 20, 2023).
10.9#	CXApp Inc. 2023 Equity Incentive Plan (incorporated herein by reference from Exhibit 10.14 on KINS’ Form 8-K filed March 20, 2023).
10.10#	Form of CXApp Inc. Indemnification Agreement for Directors and Officers (incorporated herein by reference from Exhibit 10.15 on KINS’ Form 8-K filed March 20, 2023).
10.11#	Form of CXApp Inc. 2023 Equity Incentive Plan Stock Option Agreement (incorporated herein by reference from Exhibit 10.16 on KINS’ Form 8-K filed March 20, 2023).
10.12#	Form of CXApp Inc. 2023 Equity Incentive Plan Restricted Stock Unit Agreement (incorporated herein by reference from Exhibit 10.17 on KINS’ Form 8-K filed March 20, 2023).
10.13**+	Securities Purchase Agreement, dated as of May 22, 2024, by and between CXApp Inc. and Streeterville Capital, LLC (incorporated herein by reference from Exhibit 10.8 on CXApp’s Form 10-K filed May 24, 2024).

14.1	Code of Ethics and Business Conduct (incorporated herein by reference from Exhibit 14.1 on KINS’ Form 8-K filed March 20, 2023).
21.1	Subsidiaries of the Registrant (incorporated herein by reference from Exhibit 21.1 on KINS’ Form 8-K filed March 20, 2023).
23.1*	Consent of Marcum LLP.
23.2*	Consent of WithumSmith+Brown, PC.
23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
99.1**	Nominating and Governance Committee Charter
99.2**	Audit Committee Charter
99.3**	Compensation Committee Charter
99.4**	Corporate Governance Guidelines
99.5**	Code of Business Conduct and Ethics
99.6**	Related Party Transactions Policy
99.7**	Insider Trading Policy
99.8**	Regulation FD Communications Guidelines
99.9**	Whistleblower Policy
107*	Filing Fee Table.

*	Filed herewith.
**	Previously filed.
***	To be filed by amendment.
+	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
#	Indicates a management contract or compensatory plan.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on August 9, 2024.

CXAPP INC.

/s/ Khurram P. Sheikh
Khurram P. Sheikh
Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Khurram P. Sheikh	Chief Executive Officer, Chairman and Interim Chief Financial Officer	August 9, 2024
Khurram P. Sheikh	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Camillo Martino	Director	August 9, 2024
Camillo Martino

/s/ Di-Ann Eisnor	Director	August 9, 2024
Di-Ann Eisnor

/s/ George Mathai	Director	August 9, 2024
George Mathai

/s/ Shanti Priya	Director	August 9, 2024
Shanti Priya